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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on August 3, 2011

Registration No. 333-152700

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TREE.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6163 (Primary Standard Industrial Classification Code Number)	26-2414818 (I.R.S. Employer Identification No.)

11115 Rushmore Drive
Charlotte, NC 28277
(704) 541-5351
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Douglas R. Lebda
Chief Executive Officer and President
Tree.com, Inc.
11115 Rushmore Drive
Charlotte, NC 28277
(704) 541-5351
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

John D. Tishler, Esq.
Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, CA 92130
Telephone: (858) 720-8943
Facsimile: (858) 847-4871

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

         This Post-Effective Amendment No. 4 to Form S-1 covers shares of the Registrant's Common Stock originally registered on the Registration Statement on Form S-1 to which this is an amendment. The registration fees in respect of such shares of Common Stock were paid at the time of the original filing of the Registration Statement on Form S-1 relating to such Common Stock.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

        On August 20, 2008, IAC/InterActiveCorp, a Delaware corporation ("IAC"), distributed to its stockholders (the "Spin-Off") all of the outstanding shares of common stock, par value $0.01 per share, of Tree.com, Inc., a Delaware corporation. The Registration Statement on Form S-1 (Registration No. 333-152700), as previously amended and supplemented (the "Registration Statement") and declared effective by the Securities and Exchange Commission on August 8, 2008, covered 16,654,428 shares of common stock. The amount of the Registrant's common stock registered represented the sum of (i) 9,302,842 shares of common stock distributed to the holders of IAC common stock and IAC Class B common stock upon consummation of the Spin-Off, (ii) up to 5,051,586 shares of common stock to be issued in respect of certain restricted stock units, or stock options, in each case, previously issued pursuant to IAC's equity incentive plans and that were converted, in whole or in part, in connection with the Spin-Off into stock options and restricted stock units ("Adjusted Awards") issued under the Tree.com, Inc. 2008 Stock and Annual Incentive Plan, (iii) up to 2,200,000 shares of common stock issuable in respect of stock options, restricted stock units and other equity-based awards to be granted from time to time following the Spin-Off pursuant to the 2008 Stock and Annual Incentive Plan ("New Awards") and (iv) up to 100,000 shares of common stock issuable pursuant to the Tree.com, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Director Plan"). The Registrant previously filed a Post-Effective Amendment No. 1 to this Registration Statement that was declared effective by the SEC on September 9, 2008.

        Following the Spin-Off, it was determined that (i) the number of shares registered to cover shares of common stock distributed to IAC stockholders in the Spin-Off slightly exceeded the actual number of shares distributed to IAC stockholders in the Spin-Off and (ii) the number of shares registered in respect of Adjusted Awards significantly exceeded the actual number of shares issuable under such awards. At the Registrant's 2009 Annual Stockholder Meeting held on April 28, 2009, the stockholders approved the Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the "Stock and Annual Incentive Plan") as a result of which the maximum number of shares that may be issued pursuant to New Awards under the Stock and Annual Incentive Plan was increased by 550,000 to 2,750,000. The Registration Statement covers securities to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, and the Registrant has undertaken to file post-effective amendments to the Registration Statement for certain items.

        The Registrant previously filed a Post-Effective Amendment No. 2 to the Registration Statement that was declared effective by the SEC on May 18, 2009 to (i) reallocate 550,000 of the shares of common stock registered by the Registration Statement issuable pursuant to Adjusted Awards under the Stock and Annual Incentive Plan to New Awards issuable under the Stock and Annual Incentive Plan, (ii) deregister shares registered to cover shares of common stock distributed to IAC stockholders in the Spin-Off that exceeded the actual number of shares so distributed and (iii) deregister shares registered in respect of Adjusted Awards that exceeded the actual number of shares issuable under such awards. As a result, the total number of shares covered by the Registration Statement is 12,945,516 allocated as follows:

  •
  9,266,852 shares distributed to the holders of IAC common stock and IAC Class B common stock upon consummation of the Spin-Off;

  •
  up to 3,678,664 shares issuable pursuant to the Stock and Annual Incentive Plan and the Director Plan of which:

  •
  up to 3,578,664 shares have been issued or are issuable under the Stock and Annual Incentive Plan; and

  •
  up to 100,000 shares are issuable pursuant to the Director Plan.

        This Post-Effective Amendment No. 4 to the Registration Statement, is being filed pursuant to the undertakings in the Registration Statement to update the Risk Factors, Business Description, Financial Statement and Management's Discussion and Analysis of Financial Condition and Results of Operations to reflect the financial condition as reported in the Registrant's most recent filings with the Securities and Exchange Commission.

        The information included in this filing amends this Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 4. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 3, 2011

PROSPECTUS

TREE.COM, INC.

3,678,664 Shares of Common Stock, Par Value $0.01 Per Share

        This prospectus relates to shares of common stock, par value $.01 per share, of Tree.com, Inc. issuable pursuant to the Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the "Stock and Annual Incentive Plan") and the Tree.com, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Director Plan"). The 9,266,852 shares distributed to the holders of IAC/InterActiveCorp ("IAC") common stock and IAC Class B common stock upon consummation of our spin-off from IAC on August 20, 2008 and registered by the registration statement of which this prospectus is a part were covered by the prospectus filed by us with the Securities and Exchange Commission and dated August 20, 2008.

        Of the 3,678,664 shares covered hereby,

  •
  up to 3,578,664 shares have been issued or are issuable in respect of (i) certain restricted stock units and stock options previously issued pursuant to IAC incentive equity plans that were converted into stock options and restricted stock units issuable under the Stock and Annual Incentive Plan in connection with the spin-off (the "adjusted awards") and (ii) restricted stock units, restricted stock, stock options and other awards awarded under the Stock and Annual Incentive Plan after the spin-off (the "new awards"), and

  •
  up to 100,000 shares of our common stock are issuable pursuant to the Director Plan.

        Our common stock is listed on the NASDAQ Global Market under the symbol "TREE." On August 2, 2011, the last reported sale price of our common stock on the NASDAQ Global Market was $5.65 per share.

        In reviewing this prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 4 of this prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [    •    ], 2011.

i

SUMMARY

        This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled "Risk Factors" beginning on page 4, "Management's Discussion and Analysis of Financial Condition and Results of Operations," beginning on page 37 and our historical financial statements and related notes included elsewhere in this prospectus. Unless the context requires otherwise, references to the "company," "Tree.com," "we," "our," and "us," refer to Tree.com, Inc. and its wholly-owned subsidiaries.

The Company

        Tree.com, Inc. was incorporated in Delaware in April 2008. Its principal offices are located at 11115 Rushmore Drive, Charlotte, NC 28277. Its main telephone number is (704) 541-5351.

        Tree.com is the parent of LendingTree, LLC, Home Loan Center, Inc. ("HLC Inc.") and HLC Escrow, Inc. Tree.com is publicly traded on the NASDAQ Global Market (symbol: TREE). We currently operate our business in two segments. Under our LendingTree Loans segment we originate, process, approve and fund various residential real estate loans through Home Loan Center, Inc., which we sometimes refer to as HLC Inc. We sometimes refer to the business we operate under this segment as the LendingTree Loans business. Under our Exchanges segment we provide online lead generation networks and call centers that connect consumers and service providers principally in the lending, real estate, higher education, home services, insurance and automobile marketplaces. We sometimes refer to the business we operate under this segment as the LendingTree Exchanges business.

The Offering

        This prospectus relates to up to 3,678,664 shares of common stock, par value $0.01 per share, of Tree.com, Inc. issuable pursuant to the Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the "Stock and Annual Incentive Plan") and the Tree.com, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Director Plan"). See sections entitled "Description of the Stock and Annual Incentive Plan" and "Description of the Director Plan" in this prospectus for additional information.

Description of Our Capital Stock

        Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. See section entitled "Description of Capital Stock" in this prospectus for additional information

Risk Factors

        Before making any investment decision with respect to our common stock, you should carefully consider the risks, cautionary statements and other information contained in this prospectus. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled "Risk Factors" beginning on page 4 of this prospectus.

Recent Events

        On March 10, 2011, our management made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment. We exited all markets by March 31, 2011. Accordingly, RealEstate.com, REALTORS® are presented as discontinued operations in the consolidated financial statements for all periods presented in this prospectus.

        In connection with exiting the RealEstate.com, REALTORS® business that is discussed above, we re-evaluated our reporting segments based on our continuing operations. In prior periods, the segments "LendingTree Loans", "Exchanges", "Real Estate" and "Unallocated—Corporate" were presented, which have been changed to "LendingTree Loans" and "Exchanges". The "Exchanges" segment now includes the continuing operations of the previous "Real Estate" segment and the previous "Unallocated—Corporate" segment. Segment results included in this prospectus for prior periods have been restated to conform to the new presentation.

        On March 15, 2011, HLC Inc. completed its acquisition of certain assets of First Residential Mortgage Network, Inc. dba SurePoint Lending ("SurePoint") and certain shareholders of SurePoint. HLC Inc. purchased certain specified assets and liabilities of SurePoint related to its business of originating, refinancing, processing, underwriting, funding and closing residential mortgage loans; providing title and escrow services; and providing other mortgage related services. The acquired assets also included all of the equity interests of Real Estate Title Services, LLC. HLC Inc. paid $8.0 million in cash upon the closing of the transaction, subject to certain adjustments. We used available cash to fund the acquisition.

        On May 12, 2011, Tree.com entered into an asset purchase agreement with Discover Bank, a wholly-owned subsidiary of Discover Financial Services. The asset purchase agreement provides for the sale of substantially all of the operating assets of HLC Inc. to Discover Bank. The transaction is subject to various closing conditions, including regulatory approvals for Discover Bank and the approval of our stockholders. The acquisition is expected to close by the end of 2011. In connection with the execution of the asset purchase agreement with Discover Bank, our board of directors determined that the transaction does not constitute a sale of "all or substantially all of our assets" for purposes of Section 271 of the Delaware General Corporation Law. Based in part on the determination of the full board of directors, the compensation committee of our board of directors determined that the asset sale transaction with Discover Bank does not represent a sale of all or substantially all of our assets for purposes of Stock and Annual Incentive Plan or the Director Plan, any awards issued thereunder, or any severance or similar agreements we have with any of our employees. Accordingly, we will not deem the asset sale transaction with Discover Bank to be an event that triggers the acceleration of vesting of stock options, restricted stock or restricted stock units, or the payment of severance, alone or in combination with a termination of service.

        On June 3, 2011, our management determined to close three offices operated by our wholly-owned subsidiary, HLC Inc. As of June 30, 2011, we ceased use of the HLC Inc. facilities located in Florida, Indiana and Tennessee. We believe we will be able to operate more efficiently and reduce expenses by consolidating HLC Inc.'s operations in its Louisville, Kentucky and Irvine, California offices.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as "anticipates," "estimates," "expects," "projects," "intends," "plans" and "believes," among others, generally identify forward-looking statements.

        Actual results could differ materially from those contained in the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: volatility in our stock price and trading volume; our ability to obtain financing on acceptable terms; limitations on our ability to enter into transactions due to restrictions related to our spin-off from IAC in August 2008; adverse conditions in the primary and secondary mortgage markets and in the economy; adverse conditions in our industries; adverse conditions in the credit markets and the inability to renew or replace warehouse lines of credit; seasonality in our businesses; potential liabilities to secondary market purchasers; changes in our relationships with network lenders, real estate professionals, credit providers and secondary market purchasers; breaches of our network security or the misappropriation or misuse of personal consumer information; our failure to provide competitive service; our failure to maintain brand recognition; our ability to attract and retain customers in a cost-effective manner; our ability to develop new products and services and enhance existing ones; competition from our network lenders and affiliated real estate professionals; our failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of our network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of our systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect our intellectual property rights or allegations of infringement of intellectual property rights; changes in our management; deficiencies in our disclosure controls and procedures and internal control over financial reporting; uncertainties surrounding the potential sale transaction with Discover Bank related to HLC Inc., including: the uncertainty as to the timing of the closing, whether the stockholders will approve the asset sale transaction, the possibility that competing offers for the assets will be made, the possibility that various closing conditions for the transaction may not be satisfied or waived and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers and other business partners. These and additional factors to be considered are set forth under the section entitled "Risk Factors" below.

        Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this prospectus may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this prospectus. Except as required by applicable law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

RISK FACTORS

Adverse conditions in the primary and secondary mortgage markets, as well as the economy generally, could materially and adversely affect our business, financial condition and results of operations.

        The primary and secondary mortgage markets have been experiencing unprecedented and continuing disruption, which has had and is expected to continue to have an adverse effect on our business, financial condition and results of operations. These conditions, coupled with adverse economic conditions and continuing declines in residential real estate prices generally, have resulted in and are expected to continue to result in decreased consumer demand for the lending services provided by our networks and other businesses. Generally, increases in interest rates adversely affect the ability of lenders, including lenders that offer loans to consumers through our network of lenders, to close loans, while adverse economic trends limit the ability of lenders to offer home loans other than low margin "conforming" loans (loans which meet the requirements for purchase by certain Federal Agencies and Government Sponsored Enterprises). We refer to the lenders that offer loans to consumers through our network of lenders as "Network Lenders." Our businesses may experience a further decline in demand for their offerings due to decreased consumer demand as a result of the conditions described above now or in the future. Conversely, during periods of robust consumer demand, which are typically associated with decreased interest rates, some Network Lenders may have less incentive to use our networks, or in the case of sudden increases in consumer demand, Network Lenders may lack the ability to support sudden increases in volume.

        The secondary mortgage markets have also been experiencing unprecedented and continued disruptions resulting from reduced investor demand for mortgage loans and mortgage-backed securities and increased investor yield requirements for those loans and securities. These conditions may continue for a prolonged period of time or worsen in the future. HLC Inc. does not have the capital resources or credit necessary to retain the loans it funds and closes and, as a result, sells substantially all such loans within 30 days of funding. Accordingly, a prolonged period of secondary market illiquidity may force HLC Inc. to significantly reduce the volume of loans that it originates and funds, which could have an adverse effect on our business, financial condition and results of operations.

        These disruptions and volatility in the capital and credit markets have resulted in rapid and steep declines in prevailing stock prices, particularly in the financial services sector, as well as downward pressure on credit availability. These adverse conditions adversely affect Network Lenders, secondary market purchasers, and third-party real estate professionals, and may render them unwilling or unable to continue business relationships with us. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect on our business relationships and on our business, financial condition and results of operations.

Difficult market conditions have adversely affected our industry.

        Declines in the housing market since 2008, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to other asset-backed securities, credit default swaps and other derivative and cash securities, in turn, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail.

        Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets may have an adverse effect on our business, financial condition and results of operations.

        We do not expect that the difficult conditions in the financial markets will likely improve materially in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial services industry. Further, our business could be adversely affected by the actions and commercial soundness of other businesses in the financial services sector. As a result, defaults by, or even rumors or questions about, one or more of these entities, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Any such losses or defaults could have an adverse effect on our business, financial condition and results of operations.

Adverse conditions in the credit markets could materially and adversely affect our business, financial condition and results of operations.

        The credit markets, in particular those financial institutions that provide warehouse financing and similar arrangements to mortgage lenders, have been experiencing unprecedented and continued disruptions resulting from instability in the mortgage and housing markets. The LendingTree Loans business requires significant financing in order to fund consumer mortgage loans that it originates. The required financing is currently being met through borrowings under warehouse lines of credit or repurchase agreements to fund and close loans, followed by the sale of substantially all loans funded to investors in the secondary mortgage markets. Current credit market conditions, such as significantly reduced and limited availability of credit, increased credit risk premiums for certain market participants and increased interest rates generally, increase the cost and reduce the availability of financing and may continue for a prolonged period of time or worsen in the future.

        As of March 31, 2011, HLC Inc. had two committed lines of credit totaling $150.0 million of borrowing capacity, and a $25.0 million uncommitted line. One of the committed lines is a $50.0 million line of credit scheduled to expire on June 29, 2011 and which can be cancelled at the option of the lender without default upon 60 days notice. The other is a $100.0 million line of credit scheduled to expire on October 28, 2011. See Note 7 to our consolidated financial statements included in this prospectus. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid using proceeds from the sales of loans by HLC Inc. At March 31, 2011, there was $66.5 million in the aggregate outstanding under the lines of credit.

        Further reductions in our available credit, or the inability to renew or replace these lines, could have an adverse effect on our business, financial condition and results of operations. We attempt to mitigate the impact of current conditions and future credit market disruptions by maintaining committed and uncommitted warehouse lines of credit with several financial institutions. However, these financial institutions, like all financial institutions, are subject to the same adverse market conditions and may be affected by recent market disruptions, which may affect the decision to reduce or renew these lines or the pricing for these lines. Current committed lines of credit may be reduced or not renewed, alternative financing may be unavailable or inadequate to support our operations and the cost of alternative financing may not allow us to operate at profitable levels. Because HLC Inc. is highly dependent on the availability of credit to finance its operations, the continuation of current credit market conditions for a prolonged period of time or the worsening of such conditions could have an adverse effect on our business, financial condition and results of operations, particularly over the next few years.

Our financial results fluctuate as a result of seasonality, which may make it difficult to predict our future performance and may affect our common stock price.

        Our business is generally subject to seasonal trends. These trends reflect the general patterns of housing sales, which typically peak in the spring and summer seasons. Additionally, the broader cyclical trends in the mortgage and real estate markets have upset the usual seasonal trends. As a result, our quarterly operating results may fluctuate, which may negatively impact the price of our common stock.

Indemnification of secondary market purchasers could have a material adverse effect on our business, financial condition, results of operations and liquidity.

        In connection with the sale of loans to secondary market purchasers, HLC Inc. makes certain representations regarding related borrower credit information, loan documentation and collateral. To the extent that these representations are incorrect, HLC Inc. may be required to repurchase loans or indemnify secondary market purchasers for losses due to borrower defaults. In connection with the sale of loans to secondary market purchasers, HLC Inc. also agrees to repurchase loans or indemnify secondary market purchasers for losses due to early payment defaults (i.e., late payments during a limited time period immediately following HLC Inc.'s origination of the loan). In connection with the sale of a majority of its loans to secondary market purchasers, HLC Inc. also agrees to repay all or a portion of the initial premiums paid by secondary market purchasers in instances where the borrower prepays the loan within a specified period of time. HLC Inc. has made payments for these liabilities in the past and expects to make payments for these in the future even if the HLC asset sale transaction is completed since we have agreed to retain the resident mortgage loans owned or originated by us or our subsidiaries that close prior to the closing of such transaction.

We depend on relationships with Network Lenders, credit providers and secondary market investors and any adverse changes in these relationships could adversely affect our business, financial condition and results of operations.

        Our success depends, in significant part, on the quality and pricing of services provided by, and the continued financial stability of, Network Lenders participating in our networks, credit providers and secondary market investors. Network Lenders could cease participating or choose not to participate in our networks, fail to pay matching and closing fees when due and cease providing quality services on competitive terms. In addition, credit providers and secondary market investors could choose not to make credit available to HLC Inc., and secondary market investors could cease purchasing loans from HLC Inc. Revenues attributable to purchases of loans by three entities, JPMorgan Chase, Bank of America and Wells Fargo, represented approximately 25%, 24% and 11%, respectively, of our consolidated revenues in 2010. The occurrence of one of more of these events with a significant number of Network Lenders, credit providers or secondary market investors could, alone or in combination, have a material adverse effect on our business, financial condition and results of operations.

Network Lenders are not precluded from offering loans outside of our networks.

        Because our businesses do not have exclusive relationships with Network Lenders, consumers may obtain loans directly from these lenders without having to use our networks. Network Lenders can offer loans directly to consumers through marketing campaigns or other traditional methods of distribution, such as referral arrangements, brick and mortar operations or broker agreements. Network Lenders can also offer loans to prospective customers online directly, through one or more online competitors of our businesses, or both. If a significant number of consumers seek loans directly from Network Lenders as opposed to through our networks, our business, financial condition and results of operations would be adversely affected.

A breach of our network security or the misappropriation or misuse of personal consumer information may have an adverse impact on our business, financial condition and results of operations.

        Any penetration of network security or other misappropriation or misuse of personal consumer information we maintain could interrupt our business operations and subject us to increased costs, litigation and other liabilities. Claims could also be made against us for other misuse of personal information, such as for unauthorized purposes or identity theft, which could result in litigation and financial liabilities, as well as administrative action from governmental authorities. Security breaches could also significantly damage our reputation with consumers and third parties with whom we do business. For example, in April 2008, several mortgage companies had gained unauthorized access to our customer information database and had used the information to solicit mortgage loans directly from our customers. We promptly reported the situation to the Federal Bureau of Investigation and cooperated fully with the FBI's investigation. While we do not believe this situation resulted in any fraud on the consumer or identity theft, we notified affected consumers as required by applicable law. Several putative class action lawsuits were filed against us seeking to recover damages for consumers allegedly injured by this incident. All but one of these lawsuits have been dismissed or withdrawn.

        As in the case of any financial services company, we may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. We also face risks associated with security breaches affecting third parties with which we are affiliated or otherwise conduct business online. Consumers are generally concerned with security and privacy of the Internet, and any publicized security problems affecting our businesses or those of third parties may discourage consumers from doing business with us, which could have an adverse effect on our business, financial condition and results of operations.

Network Lenders may not provide competitive levels of service to consumers, which could adversely affect our brands and businesses and their ability to attract consumers.

        The ability of our businesses to provide consumers with a high-quality experience depends, in part, on consumers receiving competitive levels of convenience, customer service, price and responsiveness from Network Lenders with whom they are matched through our networks. If Network Lenders do not provide consumers with competitive levels of convenience, customer service, price and responsiveness, the value of our various brands may be harmed, the ability of our businesses to attract consumers to our websites may be limited and the number of consumers ultimately matched through our networks may decline, which could have a material adverse effect on our business, financial condition and results of operations.

Failure to maintain brand recognition and attract and retain customers in a cost-effective manner could adversely affect our business, financial condition and results of operations.

        Our businesses must promote and maintain their various brands successfully to attract visitors to their websites, convert these visitors into paying customers and capture repeat business from existing customers. This requires us to spend money for and devote our resources to online and offline advertising, marketing and related efforts, and continually provide and introduce high-quality products and services.

        We believe that continuing to build and maintain the recognition of our various brands is critical to achieving increased demand for the services we provide because brand recognition is a key differentiating factor among providers of online services. Accordingly, we have spent, and expect to continue to spend, significant amounts of capital on, and devote significant resources to, branding, advertising and other marketing initiatives, which may not be successful or cost-effective. The failure of our businesses to maintain the recognition of their respective brands and attract and retain customers in a cost-effective manner could adversely affect our business, financial condition and results of operations.

        In addition, publicity from legal proceedings against us or our businesses, particularly governmental proceedings, consumer class action litigation or the disclosure of information security breaches, could negatively impact our various brands, which could adversely affect our business, financial condition and results of operations.

We depend on search engines and other online sources to attract visitors to our websites, and if we are unable to attract these visitors and convert them into customers in a cost-effective manner, our business and financial results may be harmed.

        Our success depends on our ability to attract online consumers to our websites and convert them into customers in a cost-effective manner. We depend, in part, on search engines and other online sources for our website traffic. We are included in search results as a result of both paid search listings, where we purchase specific search terms that will result in the inclusion of our listing, and algorithmic searches that depend upon the searchable content on our sites. Search engines and other online sources revise their algorithms from time to time in an attempt to optimize their search results.

        If one or more of the search engines or other online sources on which we rely for website traffic were to modify its general methodology for how it displays our websites, resulting in fewer consumers clicking through to our websites, our business, financial condition and results of operations could suffer. If any free search engine on which we rely begins charging fees for listing or placement, or if one or more of the search engines or other online sources on which we rely for purchased listings, modifies or terminates its relationship with us, our expenses could rise, we could lose customers and traffic to our websites could decrease, all of which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to continually enhance our products and services and adapt them to technological changes and customer needs, including the emergence of new computing devices and more sophisticated online services, we may lose market share and revenue and our business could suffer.

        We need to anticipate, develop and introduce new products, services and applications on a timely and cost-effective basis that keeps pace with technological developments and changing customer needs. For example, the number of individuals who access the internet through devices other than a personal computer, such as personal digital assistants, mobile telephones, tablets, televisions and set-top box devices, has increased significantly, and this trend is likely to continue. Our websites were designed for rich, graphical environments such as those available on desktop and laptop computers. The lower resolution, functionality and memory associated with alternative devices currently available may make the access and use of our websites through such devices difficult. Because each manufacturer or distributor may establish unique technical standards for its devices, our websites may not be functional or viewable on these devices. Additionally, new devices and new platforms are continually being released. It is difficult to predict the problems we may encounter in improving our websites' functionality with these alternative devices, and we may need to devote significant resources to the improvement, support and maintenance of our websites. If we fail to develop our websites to respond to these or other technological developments and changing customer needs cost effectively, we may lose market share, which could adversely affect our business, financial condition and results of operations.

Failure to comply with existing or evolving laws, rules and regulations, or to obtain and maintain required licenses, could adversely affect our business, financial condition and results of operations.

        The failure of our businesses to comply with existing laws, rules and regulations, or to obtain required licenses, could result in administrative fines and/or proceedings against us or our businesses by governmental agencies or litigation by consumers or both, which could adversely affect our business, financial condition and results of operations. Our businesses market and provide services in heavily regulated industries through a number of different online and offline channels across the United States. As a result, our businesses are subject to a variety of laws, rules, regulations, policies and procedures in various jurisdictions in the United States, which are subject to change at any time.

        Our businesses conduct marketing activities via the telephone, the mail and through online marketing channels. These marketing activities are governed by numerous federal and state regulations, such as the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, and the Federal Trade Commission Act.

        Additional federal, state and in some instances, local, laws regulate residential lending activities in particular. These laws generally regulate the manner in which lending and lending-related activities are marketed or made available, including advertising and other consumer disclosures, payments for services and record keeping requirements. These laws include the Real Estate Settlement Procedures Act, or RESPA, the Fair Credit Reporting Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act and various state laws. In addition, state laws often restrict the amount of interest and fees that may be charged by a lender or mortgage broker, or otherwise regulate the manner in which lenders or mortgage brokers operate or advertise. Furthermore, Congress, many state legislatures and state agencies are proposing, or have recently implemented, additional restrictions on mortgage lending practices. Compliance with these new requirements may render it more difficult to operate or may raise our internal costs. Failure to comply with applicable laws and regulatory requirements may result in, among other things, revocation of required licenses or registrations, loss of approval status, termination of contracts without compensation, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability.

        Most states require licenses to solicit, broker or make loans secured by residential mortgages and other consumer loans to residents of those states, and in many cases require the licensure or registration of individual employees engaged in aspects of this business. In 2008, Congress mandated that all states adopt certain minimum standards for the licensing of individuals involved in mortgage lending or loan brokering, and many state legislatures and state agencies are in the process of adopting or implementing additional licensing, continuing education, and similar requirements on mortgage lenders, brokers and their employees. Compliance with these new requirements may render it more difficult to operate or may raise our internal costs. The application of these requirements to persons operating online is not always clear. Moreover, any of the licenses or rights currently held by our businesses or our employees may be revoked prior to, or may not be renewed upon, their expiration. In addition, our businesses or our employees may not be granted new licenses or rights for which they may be required to apply from time to time in the future.

        Likewise, states or municipalities may adopt statutes or regulations making it unattractive, impracticable, or infeasible for our businesses to continue to conduct business in that jurisdiction. The withdrawal from any jurisdiction due to emerging legal requirements could adversely affect our business, financial condition and results of operations.

        Our businesses are also subject to various state, federal and/or local laws, rules and regulations that regulate the amount and nature of fees that may be charged for transactions and incentives, such as rebates, that may be offered to consumers by our businesses, as well as the manner in which these businesses may offer, advertise or promote transactions. For example, RESPA generally prohibits the payment or receipt of referral fees and fee shares or splits in connection with residential mortgage loan transactions, subject to certain exceptions. The applicability of referral fee and fee sharing prohibitions to lenders and real estate providers, including online networks, may have the effect of reducing the types and amounts of fees that may be charged or paid in connection with real estate-secured loan offerings or activities, including mortgage brokerage and lending, or otherwise limiting the ability to conduct marketing and referral activities.

Passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related legislative or executive actions may have a significant impact on our business, results of operations and financial condition.

        In July 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which contains a comprehensive set of provisions designed to govern the practices and oversight of financial institutions and other participants in the financial markets. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new rules and regulations, and to prepare numerous studies and reports for Congress, which could result in additional legislative or regulatory action. The federal agencies are given significant discretion in drafting the rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

        The Dodd-Frank Act, as well as other legislative and regulatory changes, could have a significant impact on us by, for example, requiring us to change our business practices, limiting our ability to pursue business opportunities, imposing additional costs on us, limiting fees we can charge, impacting the value of our assets, or otherwise adversely affecting our businesses. Among other things, the Dodd-Frank Act established the Bureau of Consumer Financial Protection to regulate consumer financial services and products, including credit, savings and payment products. The effect of the Dodd-Frank Act on our business and operations could be significant, depending upon final implementing regulations, the actions of our competitors and the behavior of other marketplace participants. In addition, we may be required to invest significant management time and resources to address the various provisions of the Dodd-Frank Act and the numerous regulations that are required to be issued under it.

        In light of recent conditions in the U.S. financial markets and economy, as well as a heightened regulatory and Congressional focus on consumer lending, regulators have increased their scrutiny of the financial services industry, the result of which has included new regulations and guidance. We are unable to predict the long-term impact of this enhanced scrutiny.

If Network Lenders fail to produce required documents for examination by, or other affiliated parties fail to make certain filings with, state regulators, we may be subject to fines, forfeitures and the revocation of required licenses.

        Some of the states in which our businesses maintain licenses require them to collect various loan documents from Network Lenders and produce these documents for examination by state regulators. While Network Lenders are contractually obligated to provide these documents upon request, these measures may be insufficient. Failure to produce required documents for examination could result in fines, as well as the revocation of our businesses' licenses to operate in key states, which could have a material adverse affect on our business, financial condition and results of operations.

        Regulations promulgated by some states may impose compliance obligations on directors, executive officers, large customers and any person who acquires a certain percentage (for example, 10% or more) of our common stock, including requiring such persons to periodically file financial and other personal and business information with state regulators. If any such person refuses or fails to comply with these requirements, our businesses may be unable to obtain a license, and existing licensing arrangements may be jeopardized. The inability to obtain, or the loss of, required licenses could have a material adverse effect on our business, financial condition and results of operations.

Our success depends, in part, on the integrity of our systems and infrastructures. System interruption and the lack of integration and redundancy in these systems and infrastructures may have an adverse impact on our business, financial condition and results of operations.

        Our success depends, in part, on our ability to maintain the integrity of our systems and infrastructures, including websites, information and related systems, call centers and distribution and fulfillment facilities. We also rely on third-party computer systems, broadband and other communications systems and third-party service providers to assist us provide the services we offer and to facilitate, process and fulfill transactions. Fire, flood, power loss, telecommunications failure, hurricanes, tornadoes, earthquakes, acts of war or terrorism, acts of God, unauthorized intrusions or computer viruses, and similar events or disruptions may damage or interrupt computer, broadband or other communications systems and infrastructures at any time. System interruption, outages or delays or the lack of integration and redundancy in our information systems and infrastructures or in those of third parties on which we rely may adversely affect our ability to operate websites, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations. In addition, we may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect our business, financial condition and results of operations.

We have identified a material weakness in our disclosure controls and procedures and internal controls over financial reporting, and we may be unable to develop, implement and maintain appropriate controls in future periods.

        We have identified a material weakness in our disclosure controls and procedures and our internal controls over financial reporting relating to ineffective controls over the application and monitoring of accounting for income taxes. Specifically, we did not have controls designed and in place to ensure effective oversight of the work performed by, and the accuracy of financial information provided by, third party tax advisors. Until remediated, this material weakness could result in a misstatement in tax-related accounts that could result in a material misstatement in our interim or annual consolidated financial statements and disclosures.

        We are currently in the process of addressing and remediating the deficiencies that gave rise to this material weakness. Since the material weakness was identified, we have undertaken an evaluation of our available resources to provide effective oversight of the work performed by our third party tax advisors and are in the process of identifying necessary changes to our processes as required. Additionally, we are evaluating the resources available and provided to us by the third party tax advisors and identifying changes as required.

        If we are unable to maintain appropriate internal controls, we may not have adequate, accurate or timely financial information, we may experience material post-closing adjustments in future financial statements and we may be unable to meet our reporting obligations or comply with the requirements of the SEC or the Sarbanes-Oxley Act of 2002, which could result in the imposition of sanctions, including the inability of registered broker dealers to make a market in our common stock, or investigation by regulatory authorities. Any such action or other negative results caused by our inability to meet our reporting requirements or comply with legal and regulatory requirements or by disclosure of an accounting, reporting or control issue could adversely affect the trading price of our securities. We cannot provide assurance that our remediation measures will be completed or become effective by any given date.

        Further and continued determinations that there are significant deficiencies or material weaknesses in the effectiveness of our internal controls could also reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures to comply with applicable requirements.

The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

        In the processing of consumer transactions, our businesses receive, transmit and store a large volume of personally identifiable information and other user data. The sharing, use, disclosure and protection of this information are governed by our privacy and data security policies. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. We could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations.

        Our businesses may also become exposed to potential liabilities as a result of differing views on the privacy of consumer and other user data our businesses collect. Our failure, or the failure by the various third party vendors and service providers with which we do business, to comply with applicable privacy policies or federal, state or international laws or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage the reputation of our businesses, discourage potential users from our products and services and result in fines and proceedings by governmental agencies and consumers, any which could adversely affect our business, financial condition and results of operations.

We may fail to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties.

        We may fail to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties. Our intellectual property rights are critical to our success. Our businesses also rely heavily upon software codes, informational databases and other components that make up their products and services.

        We rely on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use trade secrets or copyrighted intellectual property without authorization which, if discovered, might require legal action to correct. In addition, third parties may independently and lawfully develop substantially similar intellectual properties.

        We have generally registered and continue to apply to register, or secure by contract when appropriate, our principal trademarks and service marks as they are developed and used, and reserve and register domain names when and where we deem appropriate. We generally consider the protection of our trademarks to be important for purposes of brand maintenance and reputation. Effective trademark protection may not be available or may not be sought in every country in which our products and services are made available, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. Our failure to protect our intellectual property rights in a meaningful manner or challenges to related contractual rights could result in erosion of brand names and limit our ability to control marketing on or through the Internet using our various domain names or otherwise, which could adversely affect our business, financial condition and results of operations.

        Some of our businesses have been granted patents or have patent applications pending with the United States Patent and Trademark Office or various foreign patent authorities for various proprietary technologies and other inventions. We consider applying for patents or for other appropriate statutory protection when we develop valuable new or improved proprietary technologies or inventions are identified, and will continue to consider the appropriateness of filing for patents to protect future proprietary technologies and inventions as circumstances may warrant. The status of any patent involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Accordingly, any patent application filed may not result in a patent being issued or existing or future patents may not be found by a court to be valid or be afforded adequate protection against competitors with similar technology. In addition, third parties may create new products or methods that achieve similar results without infringing upon patents that we own. Likewise, the issuance of a patent to us does not mean that our processes or inventions will be found not to infringe upon patents or other rights previously issued to third parties.

        From time to time, in the ordinary course of business we are subjected to legal proceedings and claims, or threatened legal proceedings or claims, including allegations of infringement of the trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, litigation may be necessary in the future to enforce our intellectual property rights, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations. Patent litigation tends to be particularly protracted and expensive, as evidenced by the patent litigation settlements we announced in the first quarter of 2010.

Our framework for managing risks may not be effective in mitigating our risk of loss.

        Our risk management framework seeks to mitigate risk and appropriately balance risk and return. We have established processes and procedures intended to identify, measure, monitor and report the types of risk to which we are subject, including credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk. We seek to monitor and control our risk exposure through a framework of policies, procedures and reporting requirements. Management of our risks in some cases depends upon the use of analytical and forecasting models. If the models that we use to mitigate these risks are inadequate, we may incur increased losses. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. If our risk management framework does not effectively identify or mitigate our risks, we could suffer unexpected losses and could be materially adversely affected.

Acquisitions or strategic investments that we pursue may not be successful and could disrupt our business and harm our financial condition.

        We may consider or undertake strategic acquisitions of, or material investments in, businesses, products, portfolios of loans or technologies, such as our recent acquisition of certain assets of SurePoint Lending. We may not be able to identify suitable acquisition or investment candidates, or even if we do identify suitable candidates, they may be difficult to finance, expensive to fund and there is no guarantee that we can obtain any necessary regulatory approvals or complete the transactions on terms that are favorable to us. To the extent we pay the purchase price of any acquisition or investment in cash, it would reduce our cash balances and regulatory capital, which may have an adverse effect on our financial condition; similarly, if the purchase price is paid with our stock, it would be dilutive to our stockholders. In addition, we may assume liabilities associated with a business acquisition or investment, including unrecorded liabilities that are not discovered at the time of the transaction, and the repayment of those liabilities may have an adverse effect on our financial condition.

        We may not be able to successfully integrate the personnel, operations, businesses, products, or technologies of an acquisition or investment. Integration may be particularly challenging if we enter into a line of business in which we have limited experience and the business operates in a difficult legal, regulatory or competitive environment. We may find that we do not have adequate operations or expertise to manage the new business. The integration of any acquisition or investment may divert our management's time and resources from our core business, which could impair our relationships with our current employees, customers and strategic partners and disrupt our operations. Acquisitions and investments also may not perform to our expectations for various reasons, including the loss of key personnel or customers. If we fail to integrate acquisitions or investments or realize the expected benefits, we may lose the return on these acquisitions or investments or incur additional transaction costs and our business and financial condition may be harmed as a result.

Market price and trading volume of our common stock may be volatile and may face negative pressure.

        The market price for our common stock has been volatile since our spin-off. This volatility has likely been exacerbated by recent market instability. The market price for our common stock could continue to fluctuate significantly for many reasons, including the risks identified herein or reasons unrelated to our performance. These factors may result in short or long-term negative pressure on the value of our common stock.

USE OF PROCEEDS

        Any proceeds received by us in connection with the issuance of the shares covered by this prospectus (for example, upon the exercise of stock options) will be used for general corporate purposes.

PLAN OF DISTRIBUTION

        Shares offered hereby will be issued pursuant to the Stock and Annual Incentive Plan and the Director Plan.

DESCRIPTION OF THE STOCK AND ANNUAL INCENTIVE PLAN

        In August 2008, our board of directors adopted and our stockholders approved the Tree.com, Inc. 2008 Stock and Annual Incentive Plan. In February 2009, our board of directors amended and restated the 2008 Stock and Annual Incentive Plan, which the stockholders approved at their annual meeting on April 28, 2009. The amended and restated plan was renamed the Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the "Stock and Annual Incentive Plan").

        The Stock and Annual Incentive Plan permits the grant of stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units, other stock-based awards and bonus awards. The Stock and Annual Incentive Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974.

        A summary of the principal features of the Stock and Annual Incentive Plan is provided below but is qualified in its entirety by reference to the full text of the Stock and Annual Incentive Plan, which is included as Exhibit 10.10 to this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1, of which this prospectus is a part.

Administration

        The Stock and Annual Incentive Plan is administered by the compensation committee of our board of directors (the "Compensation Committee"). Among other things, the Compensation Committee has the authority to:

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  select individuals to whom awards may be granted;

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  determine the type of award as well as the number of shares of common stock to be covered by each award;

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  determine the terms and conditions of any award;

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  modify, amend or adjust the terms and conditions of any award;

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  accelerate the vesting or lapse of restrictions of any outstanding award, based in each case on such considerations as the Compensation Committee in its sole discretion determines;

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  decide all other matters that must be determined in connection with an award; and

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  interpret the terms and provisions of the Stock and Annual Incentive Plan and any stock award issued under the Stock and Annual Incentive Plan.

        Determinations of the Compensation Committee are final, binding and conclusive.

Eligibility

        Individuals eligible to receive awards and grants under the Stock and Annual Incentive Plan include our directors, officers, employees and consultants and the directors, officers, employees and consultants of any of our subsidiaries or affiliates as well as prospective employees and consultants who have agreed to serve us.

        In addition, the Stock and Annual Incentive Plan assumed and governs options and restricted stock units that converted from options and restricted stock units for IAC/InterActiveCorp, a Delaware corporation, in connection with the Spin-Off (which we refer to as "adjusted awards"). Notwithstanding the foregoing, the terms of the Stock and Annual Incentive Plan described below are applicable to the adjusted awards only to the extent that such terms are not inconsistent with the terms of the adjusted awards.

Shares Subject to the Plan

        The Stock and Annual Incentive Plan authorizes the issuance of up to 2,750,000 shares of common stock pursuant to awards under the Stock and Annual Incentive Plan, plus those shares granted pursuant to the assumption of outstanding awards granted under the IAC Long Term Incentive Plans that were converted into awards denominated in shares of our common stock in connection with the Spin-Off. No single participant may be granted awards covering in excess of 1,833,333 shares of common stock over the term of the Stock and Annual Incentive Plan. In addition, the maximum number of shares that may be granted pursuant to incentive stock options is 1,833,333 shares.

        As of August 1, 2011, 392,273 shares remained available for issuance under the Stock and Annual Incentive Plan and there were 2,077,939 shares subject to outstanding stock options, restricted stock and restricted stock units and no shares subject to adjusted awards under the Stock and Annual Incentive Plan.

        The shares of common stock subject to grant under the Stock and Annual Incentive Plan are to be made available from authorized but unissued shares or from treasury shares. Other than adjusted awards, to the extent that any stock award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of common stock subject to such awards not delivered as a result thereof will again be available for use under the Stock and Annual Incentive Plan. The Stock and Annual Incentive Plan provides that any shares subject to any such award that terminates, expires, or lapses will not count against the maximum number of shares that may be subject to awards granted to any individual participant. However, any shares subject to any such awards that are settled for cash will continue to count against the maximum number of shares that may be subject to awards granted to any individual participant. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of common stock (by either actual delivery or by attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of the limits in the Stock and Annual Incentive Plan. To the extent any shares of common stock subject to an award are withheld to satisfy the exercise price (in the case of a stock option) and/or the tax withholding obligations relating to such award, such shares of common stock will again be available for use under the Stock and Annual Incentive Plan.

        The Stock and Annual Incentive Plan provides that, in the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disaffiliation or other similar event, the Compensation Committee or the board of directors may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to:

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  the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Stock and Annual Incentive Plan;

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  the various maximum limitations set forth in the Stock and Annual Incentive Plan;

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  the number and kind of shares or other securities subject to outstanding awards;

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  the exercise price of outstanding options and stock appreciation rights; and

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  the performance goals applicable to any awards.

        In the event of a stock dividend, stock split, reverse stock split, separation, spin-off, reorganization, extraordinary dividend of cash or other property, share combination, recapitalization or other similar event affecting our capital structure, the Stock and Annual Incentive Plan provides that the Compensation Committee or the board of directors shall make such substitutions or adjustments as it deems appropriate and equitable to:

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  the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Stock and Annual Incentive Plan;

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  the various maximum limitations set forth in the Stock and Annual Incentive Plan;

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  the number and kind of shares or other securities subject to outstanding awards; and

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  the exercise price of outstanding options and stock appreciation rights.

        The Compensation Committee may also, in its sole discretion, adjust the performance goals applicable to any awards.

        As indicated above, several types of awards can be made under the Stock and Annual Incentive Plan and all awards will be evidenced by an agreement between us and the recipient. A summary of each of these types of awards is set forth below.

        Stock Options and Stock Appreciation Rights.    Stock options granted under the Stock and Annual Incentive Plan may either be incentive stock options or nonqualified stock options. A stock option gives the participant the right to buy a specified number of shares of our common stock for a fixed price during a fixed period of time. Stock appreciation rights entitle a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the stock appreciation right over the exercise price of the stock appreciation rights. We may pay that amount in cash, in shares of our common stock, or in a combination of both. Stock appreciation rights granted under the Stock and Annual Incentive Plan may either be granted alone or in tandem with a stock option.

        The exercise price of stock options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the stock options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Compensation Committee, in company common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by "cashless exercise" through a broker or by withholding shares otherwise receivable on exercise. The term of stock options and stock appreciation rights is determined by the Compensation Committee, but may not have a term longer than ten years from the date of grant. The Compensation Committee determines the vesting and exercise schedule of stock options and stock appreciation rights, and the extent to which they will be exercisable after the award holder's employment terminates. Generally, unvested stock options and stock appreciation rights are forfeited upon the termination of employment, and vested stock options and stock appreciation rights will remain exercisable for one year after the award holder's death, disability or retirement, and 90 days after the award holder's termination for any other reason. Vested stock options and stock appreciation rights also are forfeited upon the optionee's termination for cause (as defined in the Stock and Annual Incentive Plan). Stock options and stock appreciation rights are transferable only by will or by the laws of descent and distribution or, in the case of nonqualified stock options or stock appreciation rights, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Compensation Committee including, if so permitted, pursuant to a transfer to the participant's family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

        Restricted Stock.    A restricted stock award is the grant of shares of our common stock at a price determined by the Compensation Committee (including zero), and which may be subject to such restriction periods as the Compensation Committee may designate. The Compensation Committee shall provide at the time of grant that the vesting of restricted stock is contingent upon the achievement of applicable performance goals and/or continued service. In the case of performance-based awards that are intended to qualify under Section 162(m)(4) of the Code, such goals will be based on the attainment of one or any combination of the following, with respect to the company or any subsidiary, division or department of the company:

• specified levels of earnings per share	• revenues;
from continuing operations;	• return on assets;
• net profit after tax;	• return on operating assets;
• EBITDA;	• return on equity;
• EBITA;	• profits;
• gross profit;	• total shareholder return (measured in terms
• cash generation;	of stock price appreciation and/or dividend
• unit volume;	growth);
• market share;	• cost saving levels;
• sales;	• marketing-spending efficiency;
• asset quality;	• core non-interest income;
• earnings per share;	• change in working capital;
• operating income;	• return on capital and/or stock price.

        Such performance goals also may be based upon the attaining of specified levels of the company, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. Performance goals based on the foregoing factors are hereinafter referred to as "Performance Goals." The terms and conditions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. Until the expiration of the vesting restrictions, the Compensation Committee may require that the stock certificates evidencing restricted shares be held by us. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Compensation Committee. Other than such restrictions on transfer and any other restrictions the Compensation Committee may impose, the participant has all the rights of a stockholder with respect to the restricted stock award, including the right to vote the shares and receive cash dividends unless otherwise provided in such participant's award agreement.

        Restricted Stock Units.    A restricted stock unit is a bookkeeping entry that represents the equivalent of a share of our common stock. A restricted stock unit is similar to a restricted stock award except that participants holding restricted stock units do not have any stockholder rights until the restricted stock unit is settled with shares. The Compensation Committee may grant restricted stock units payable in cash or shares of common stock or both, conditioned upon continued service and/or the attainment of Performance Goals determined by the Compensation Committee. The terms and conditions of restricted stock unit awards (including any Performance Goals) need not be the same with respect to each participant. The Compensation Committee will determine whether, to what extent and on what terms and conditions each participant receiving restricted stock units will be entitled to receive current or deferred payments of cash, common stock or other property corresponding to dividends payable on our common stock. Holders of restricted stock units are not entitled to any voting rights with respect to such restricted stock units themselves. Except as otherwise provided in the applicable award agreement, an award of restricted stock units will generally be settled if and when the restricted stock units vest, but in no event later than two and a half months after the end of the fiscal year in which the restricted stock units vest. Unless otherwise provided by the Compensation Committee or the applicable award agreement, all unvested restricted stock units shall be forfeited upon the participant's termination of employment.

        Other Stock-Based Awards.    Other awards of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, common stock, including (without limitation), unrestricted stock, dividend equivalents and convertible debentures, may be granted under the Stock and Annual Incentive Plan.

        Bonus Awards.    Bonus awards granted to our eligible employees and the eligible employees of our subsidiaries and affiliates under the Stock and Annual Incentive Plan are based upon the attainment of the Performance Goals established by the Compensation Committee for the plan year or such shorter performance period as may be established by the Compensation Committee. Bonus amounts earned by any individual will be limited to $10 million for any plan year, pro rated (if so determined by the Compensation Committee) for any shorter performance period. Bonus amounts are paid in cash or, in our discretion, in common stock, as soon as practicable following the end of the plan year. The Compensation Committee may reduce or eliminate a participant's bonus award in any year notwithstanding the achievement of Performance Goals.

No Repricing

        In no event may any stock option or stock appreciation right granted under the Stock and Annual Incentive Plan be amended, other than in event of certain extraordinary corporate transactions or other transactions affecting our capital structure, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new option or stock appreciation right with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a "repricing" of such option or stock appreciation right, unless such amendment, cancellation, or action is approved by our stockholders, and except as to stock option granted to Douglas R. Lebda on August 21, 2008 to purchase up to 589,500 shares with an exercise price of $25.43 per share.

Change in Control

        In the event of a change in control (as defined in the Stock and Annual Incentive Plan), the Compensation Committee has the discretion to determine the treatment of awards granted under the Stock and Annual Incentive Plan, including providing for the acceleration of such awards upon the occurrence of the change in control and/or upon a qualifying termination of employment (e.g., without cause or for good reason) following the change in control. However, with respect to outstanding adjusted awards, subject to the terms of the Stock and Annual Incentive Plan and unless otherwise provided in the applicable award agreement, such awards will fully vest or all restrictions on such awards shall terminate upon the termination of employment (as defined in the Stock and Annual Incentive Plan) of the holder of such adjusted awards for any reason other than for cause or disability or by the holder for good reason (all as defined in the Stock and Annual Incentive Plan) during the two-year period following a change in control. The term "change in control" under the Stock and Annual Incentive Plan is generally defined to include:

  •
  the acquisition of more than 50% of our voting securities;

  •
  certain changes in the majority of our Board members;

  •
  consummation of a merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company, unless immediately following such transaction more than 50% of the resulting voting power is retained by our stockholders and at least a majority of the members of the board of directors of the surviving company were members of the board of directors at the time of the initial agreement or action of the board of directors providing for such transaction; or

  •
  approval by our stockholders of a complete liquidation or dissolution of the Company.

        The Compensation Committee has determined that the asset sale transaction with Discover Bank does not represent a sale of all or substantially all of our assets and therefore does not constitute a change in control for purposes of the Stock and Annual Incentive Plan or any awards issued thereunder. Accordingly, we will not deem the asset sale transaction with Discover Bank to be an event that triggers the acceleration of vesting of stock options, restricted stock or restricted stock units.

Withholding for Payment of Taxes

        The Stock and Annual Incentive Plan provides for the withholding and payment by a participant of any taxes required by applicable law. Subject to our approval and to the terms of the Stock and Annual Incentive Plan, a participant may settle such a withholding obligation with our common stock, including common stock that is a part of the award giving rise to the withholding obligation. We have the right to deduct any such taxes from any payment otherwise due to a participant.

Section 162(m).

        Under the Stock and Annual Incentive Plan, any performance goals applicable to awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code will be based on one or more of the Performance Goals. Any such performance goals must be objective and approved by the Compensation Committee in a manner consistent with Code Section 162(m). The foregoing criteria may relate to us, one or more of our subsidiaries, or one or more of our divisions or units, or a combination of the foregoing, and may be applied on an absolute basis or be relative to one or more peer group company or indices, all as the Compensation Committee shall determine.

Amendment and Termination of the Stock and Annual Incentive Plan

        The Stock and Annual Incentive Plan will terminate on August 20, 2018 unless earlier terminated by the board of directors. The Stock and Annual Incentive Plan may be amended, altered or discontinued by the board of directors, but no amendment, alteration or discontinuance may materially impair the rights of an optionee under a stock option or a recipient of a stock appreciation right, restricted stock award, restricted stock unit award or bonus award previously granted without the optionee's or recipient's consent, except to comply with applicable law. Amendments to the Stock and Annual Incentive Plan require stockholder approval to the extent such approval is required by law or the listing standards of the applicable securities exchange.

DESCRIPTION OF THE DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

        On August 20, 2008, our board of directors and stockholders approved the Tree.com, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Director Plan"). The Director Plan is administered by the Secretary of our company, who has the authority to adopt rules and regulations for carrying out the Director Plan and to interpret, construe and implement the provisions thereof. A summary of the principal features of the Director Plan is provided below but is qualified in its entirety by reference to the full text of the Director Plan, which is included as Exhibit 10.15 to this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1, of which this prospectus is a part.

        Each non-employee director is eligible under the Director Plan to defer payment of all or a portion of the cash fees he or she may receive in connection with service on our board of directors. These fees include fees for service as a director of the company, as a member of one or more of the committees of our board, and meeting attendance fees. Deferral elections by a newly elected director shall be made by such director within the 30-day period following his or her election to our board, which election shall apply only to director fees earned for services performed after the date of such election. A director who has either not previously made a deferral election or discontinued or wishes to modify a prior election may elect to defer director fees, or modify an existing deferral election, by giving written notice to us on or prior to November 1 of each year, or such other date as may be determined from time to time by the Secretary of our company, which election shall apply only to director fees earned for services performed during the calendar year following such written notice. An eligible director's deferral election automatically terminates when the director ceases to be a director.

        A director may change his or her election of either a lump-sum payment or of a number of annual installments (not to exceed five) for the payment of the deferred fees, subject to the following requirements:

  •
  Such election may not take effect until the 12 month anniversary of the date the election is made and filed with the Secretary of our company;

  •
  Such lump-sum payment of the first installment payment shall not be made less than five years after the date that the director's deferred fees would have been paid pursuant to his or her initial payment election; and

  •
  any new election shall not be effective unless made at least 12 months prior to the year in which the payment of the deferred fees would otherwise commence.

        The fees that an eligible director elects to defer are credited to an account for the director under the Director Plan. Fees credited to a director's account may be allocated, at the eligible director's election, to a "cash fund" or to "share units". Deferred fees allocated to the cash fund are credited with deemed interest at an annual rate equal to the weighted average prime or base lending rate of JPMorgan Chase Bank or such other financial institution that may be selected from time to time by the Secretary of our company. Deferred fees allocated to the purchase of share units are converted on the date they are deferred to a number of share units equal to the number of shares of company common stock that theoretically could have been purchased on that date with the amount of deferred fees, calculated using the closing price of company common stock on that date (or, if that date is not a trading day, on the next preceding trading day). On each day on which dividends are paid on company common stock, an eligible director with share units under the Director Plan is credited with the additional number of share units that theoretically could have been purchased with the amount of dividends payable on a number of shares of company common stock equal to the number of share units credited to the eligible director's account under the Director Plan.

        Amounts credited to a participating director's account are generally payable when the director ceases to be a member of our board. Payment is made in either a lump sum or in a series of up to five annual installments, as elected by the director at the time he or she submitted a deferral election. In the event of the director's death while a director, or a "conflict of interest" or his "disability" both terms as defined within the meaning of Section 409A of the Code, such director's account shall be paid in one lump-sum payment to the director or the director's estate, as applicable, as soon as reasonably practicable thereafter but in no event later than the later of: (i) the last day of the calendar year in which the death, conflict of interest or disability occurred or (ii) 90 days following the occurrence of his or her death, conflict of interest or disability. Amounts in the director's account that are credited to the cash fund are paid in cash. The share units credited to a director's account are paid under the Director Plan in shares of company common stock equal in number to the director's whole number of share units. The right of a participating director to receive any unpaid portion of his account shall be an unsecured claim against our general assets.

        A total of 100,000 shares of company common stock have been reserved for issuance under the Director Plan. The Director Plan may be amended, modified or terminated by our board of directors at any time, except that no such amendment, modification or termination may adversely affect the rights of any participating director without that director's consent.

        As of August 1, 2011, 100,000 shares remained available for issuance under the Director Plan and there were no shares subject to outstanding share units granted under the Director Plan. The Director Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974.

DESCRIPTION OF CAPITAL STOCK

General

        The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our Amended and Restated Certificate of Incorporation or our Amended and Restated By-laws. The summary is qualified by reference to these documents, which you must read for complete information on our capital stock. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are included as exhibits to this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1, of which this prospectus is a part.

Common Stock

        Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and the preferred stock described below.

        Dividends.    Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose.

        Voting Rights.    Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights. In other words, a holder of a single share of our common stock cannot cast more than one vote for each position to be filled on our board of directors.

        Other Rights.    In the event of our liquidation, dissolution or winding up, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. Shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to preemptive rights.

        Fully Paid.    The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

        We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors, without further action by the holders of our common stock, may issue shares of preferred stock. The board of directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

        The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and the board of directors does not have a present intention to issue any shares of preferred stock.

Restrictions on Payment of Dividends

        We are incorporated in Delaware and governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Section 203 of the Delaware General Corporation Law

        Section 203 ("Section 203") of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder." Generally, an "interested stockholder" for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision, if applicable, prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the voting power (as calculated pursuant to Section 203) of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the outstanding voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply in certain circumstances, including if the corporation's certificate of incorporation contains a provision expressly electing not to be governed by Section 203. If such a provision is adopted by an amendment to the corporation's certificate of incorporation, the amendment will be effective immediately if, among other requirements, the corporation has never had a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. If this and other requirements are not satisfied, the amendment will not be effective until 12 months after its adoption and will not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption.

        In accordance with Section 203, the restrictions on certain business combinations in Section 203 do not apply in respect of the company.

Anti-takeover Effects of our Certificate of Incorporation and By-laws and Delaware Law

        Some provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and certain provisions of Delaware law could make the following more difficult:

  •
  acquisition of the company by means of a tender offer;

  •
  acquisition of the company by means of a proxy contest or otherwise; or

  •
  removal of our incumbent officers and directors.

  Size of Board and Vacancies

        Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that the number of directors on our board of directors will be fixed exclusively by the board of directors. Newly created directorships resulting from any increase in the authorized number of directors will be filled by a majority of the directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the remaining directors in office, even if less than a quorum is present.

  Elimination of Stockholder Action by Written Consent

        Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws expressly eliminate the right of stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

  Stockholder Meetings

        Under our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, stockholders are not entitled to call special meetings of stockholders. Only a majority of our board of directors or specified individuals may call such meetings.

  Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our Amended and Restated By-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In particular, stockholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our Amended and Restated By-laws. To be timely, the notice must be received at our principal executive office not later than 60 or more than 90 days prior to the first anniversary of the date for the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, notice by the stockholder, to be timely, must be delivered no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Moreover, in the event that the number of directors to be elected to the board of directors is increased and we make no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 55 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders, the stockholder's notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the corporate secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first made such public announcement.

  Undesignated Preferred Stock

        The authorization in our Amended and Restated Certificate of Incorporation with respect to the issuance of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. The provision in our Amended and Restated Certificate of Incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

MARKET PRICE FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Tree.com common stock is quoted on the NASDAQ Global Market under the ticker symbol "TREE." The table below sets forth, for the calendar periods indicated, the high and low sales prices per share for Tree.com common stock on the NASDAQ Global Market.

	High	Low
Second Quarter ended June 30, 2011	$7.00	$4.70
First Quarter ended March 31, 2011	9.40	5.70

	High	Low
Year Ended December 31, 2010
Fourth Quarter	$9.45	$6.51
Third Quarter	7.44	6.17
Second Quarter	9.27	6.32
First Quarter	9.22	7.26

	High	Low
Year Ended December 31, 2009
Fourth Quarter	$9.39	$6.34
Third Quarter	10.83	6.79
Second Quarter	12.89	4.87
First Quarter	5.00	3.23

Holders of Record

        As of June 27, 2011,11,024,271 shares of our common stock were issued and outstanding, and held by approximately 1,155 stockholders of record.

Dividends

        Our board of directors has never declared or paid any cash dividends on our common stock and does not intend to declare or pay any cash dividends on its common stock in the foreseeable future. The declaration, payment and amount of future cash dividends, if any, will be at the discretion of our board of directors.

BUSINESS

History and Overview

        Tree.com is the parent of LendingTree, LLC and is the parent of several companies owned by LendingTree, LLC, including HLC Inc. LendingTree, LLC (formerly, LendingTree, Inc.) was incorporated in the state of Delaware in June 1996 and commenced nationwide operations in July 1998. LendingTree, Inc. was acquired by IAC in 2003 and converted to a Delaware limited liability company (LendingTree, LLC) in December 2004. On August 20, 2008, Tree.com, Inc. (along with its subsidiary, LendingTree, LLC) was spun off from IAC into a separate publicly traded company. We refer to the separation transaction as the "spin-off." Tree.com was originally incorporated as a Delaware corporation in April 2008, in anticipation of the spin-off.

        Tree.com is also the owner of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers' lives. Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.com®, HealthTree.com®, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.com®. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

        These businesses and brands are operated under the segments known as LendingTree Loans and the Exchanges, each of which is discussed below. For additional information regarding these segments, see Note 8 to our consolidated financial statements for the year ended December 31, 2010 in this prospectus.

        On March 10, 2011, our management made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment. We exited all markets by March 31, 2011. Accordingly, RealEstate.com, REALTORS® are presented as discontinued operations in the unaudited pro forma condensed consolidated financial statements for all periods presented. Unless otherwise noted, this description of our business excludes information related to the discontinued operations.

        In connection with exiting the RealEstate.com, REALTORS® business that is discussed above, we re-evaluated our reporting segments based on our continuing operations. In prior periods, the segments "LendingTree Loans", "Exchanges", "Real Estate" and "Unallocated—Corporate" were presented, which have been changed to "LendingTree Loans" and "Exchanges". The "Exchanges" segment now includes the continuing operations of the previous "Real Estate" segment and the previous "Unallocated—Corporate" segment. Segment results for prior periods have been restated to conform to the new presentation.

        On March 15, 2011, our wholly-owned subsidiary HLC Inc., completed its acquisition of certain assets of First Residential Mortgage Network, Inc. dba SurePoint Lending ("SurePoint") and certain shareholders of SurePoint. SurePoint, a LendingTree network lender for eleven years, was a full service residential mortgage provider licensed in 45 states and employing over 500 people, including more than 300 licensed loan officers. HLC Inc. purchased certain specified assets and liabilities of SurePoint related to its business of originating, refinancing, processing, underwriting, funding and closing residential mortgage loans; providing title and escrow services; and providing other mortgage related services. The acquired assets also included all of the equity interests of Real Estate Title Services, LLC. HLC Inc. paid $8.0 million in cash upon the closing of the transaction, subject to certain adjustments. We used available cash to fund the acquisition.

        On May 12, 2011, we entered into an asset purchase agreement with Discover Bank, a wholly-owned subsidiary of Discover Financial Services. The asset purchase agreement provides for the sale of substantially all of the operating assets of HLC Inc. to Discover Bank. Under the terms of the asset purchase agreement, Discover Bank will pay approximately $55.9 million in cash for the assets, subject to certain adjustments as described in the asset purchase agreement. $35.9 million is due upon the closing of the transaction and $10 million is due on each of the first and second anniversaries of the closing, subject to certain conditions as described in the asset purchase agreement. Discover Bank generally will not assume liabilities of the LendingTree Loans business that arose before the closing date. A portion of the initial purchase price payment will be held in escrow for certain liabilities that will remain with Tree.com. The transaction is subject to various closing conditions, including regulatory approvals for Discover Bank and the approval of our stockholders. The acquisition is expected to close by the end of 2011. Subject to certain exceptions stated in the asset purchase agreement, we have agreed to operate the LendingTree Loans business in the ordinary course until the closing of the acquisition.

LendingTree Loans

        LendingTree Loans originates, processes, approves and funds various consumer mortgage loans through our subsidiary, HLC Inc., which operates primarily under the brand name "LendingTree Loans®." LendingTree Loans is able to provide a broad range of mortgage loan offerings to consumers in all fifty states and the District of Columbia, primarily conforming and prime loans, and, to a lesser extent, non-conforming and FHA loans. Products available include both adjustable and fixed rate loans. In June 2011, LendingTree Loans consolidated its operations into its offices in California and Kentucky, closing its Florida, Indiana and Tennesee offices.

        LendingTree Loans® branded loan originations are principally derived from consumer loan requests received through www.lendingtree.com, www.getsmart.com or 1-800-555-TREE. A portion of all consumer loan request forms received through these channels are referred to LendingTree Loans. LendingTree Loans offers those consumers a choice among various loan alternatives, with loan pricing based upon different wholesale offerings received by LendingTree Loans from the secondary market investors who purchase the loans. LendingTree Loans maintains controls to ensure that its consumer loan pricing correlates to secondary market pricing and to ensure that its consumers receive multiple loan alternatives, thus maintaining the competition and choice elements inherent in the LendingTree brand. Tree.com believes that LendingTree Loans provides value to consumers who do not wish to negotiate with multiple lenders, but still wish to obtain loan alternatives.

        LendingTree Loans® branded loans are funded and closed using proceeds from borrowings under available warehouse lines of credit. Substantially all of the loans funded are sold, along with the accompanying loan servicing rights, to investors in the secondary market, generally within 30 days of funding, with the proceeds from such sales being used to repay borrowings under the warehouse lines of credit. For terms of the warehouse lines of credit, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Financial Position, Liquidity and Capital Resources" in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1, of which this description of business is a part.

        Although most of HLC Inc.'s consumer leads are sourced through www.lendingtree.com or 1-800-555-TREE and originated under the LendingTree Loans® brand, a small portion of HLC Inc.'s leads are sourced from a variety of non-LendingTree channels, including third-party online lead aggregators, direct mail marketing campaigns and www.homeloancenter.com. When obtaining leads from third-party sources, HLC Inc. operates under its traditional name and brand (Home Loan Center). Consumers who request loans through the Home Loan Center brand typically receive single loan offers. Home Loan Center branded loans are funded, closed and sold into the secondary market in the same manner, and on substantially the same terms, as LendingTree Loans® branded loans.

        Revenues from direct lending operations are principally derived from the sale of loans to secondary market investors and from origination and other fees paid by borrowers. Of HLC Inc.'s five secondary market investors in 2010, the three largest, JPMorgan Chase, Bank of America and Wells Fargo, represented approximately 25%, 24% and 11%, respectively, of our consolidated revenue in 2010. See "RISK FACTORS—We depend on relationships with Network Lenders, real estate professionals, credit providers and secondary market investors and any adverse changes in these relationships could adversely affect our business, financial condition and results of operations" included in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1, of which this description of business is a part.

  Competition

        We believe that the primary competitors of LendingTree Loans are traditional lending institutions, including those that are developing their own direct, online lending channels. While these financial institutions do not operate lending networks, they process, close and fund loans as direct lenders through well-recognized, national brands, many of which are industry leaders. LendingTree Loans also faces additional competition from direct lending websites owned and operated by other online lenders that originate the bulk of their loans through their websites or by phone. These companies typically operate a consumer-branded website and attract consumers via online banner ads, key word placement on search engines, partnering with affiliates and business development arrangements with other properties, including major online portals.

Exchanges

  Our Lending Networks

        Consumers can access our nationwide network (the "Network") of more than 150 banks, lenders and loan brokers online (via www.lendingtree.com or www.getsmart.com) or by calling 1-800-555-TREE. Loans offered by these banks, lenders and loan brokers (the "Network Lenders") consist primarily of home mortgages (in connection with refinancings and purchases) and home equity loans.

        We select lenders throughout the country in an effort to provide full geographic lending coverage and to offer a complete suite of loan offerings available in the market. Typically, before a lender joins the Network, we perform credit and financial reviews on the lender. In addition, as a further quality assurance measure, we check new lenders against a national antifraud database maintained by the Mortgage Asset Research Institute. All Network Lenders are required to enter into a contract that generally may be terminated upon notice by either party. No individual Network Lender accounted for more than 5% of the Exchanges revenue in any period.

        Consumers seeking mortgage loans through one of our lending networks can receive multiple conditional loan offers from Network Lenders, or from HLC Inc., in response to a single loan request form.

        The process by which Exchanges matches consumers and Network Lenders is referred to herein as the "matching process." This matching process consists of the following steps:

  •
  Credit Request.  Consumers complete a single loan request form for the selected loan with information regarding their income, assets and liabilities, loan preferences and other data. Consumers also consent to the retrieval of their credit report.

  •
  Loan Request Form Matching and Transmission.  Tree.com proprietary technology matches a given consumer's loan request form data, credit profile and geographic location against certain pre-established creditworthiness criteria of Network Lenders, which may be modified from time to time. Once a given loan request passes through the matching process, the loan request is automatically transmitted to up to five available Network Lenders.

  •
  Lender Evaluation and Response.  Network Lenders who receive a loan request form evaluate the information in the loan request to determine whether to make a conditional loan offer. If a given number of Network Lenders do not respond with a conditional loan offer, the loan request form is directed through the matching process a second time in an attempt to match the consumer with another Network Lender.

  •
  Communication of a Conditional Offer.  If one or more Network Lenders make a conditional offer, the consumer is automatically notified via e-mail to return to the site and log in to a web-page reflecting their customized loan offers ("My Account"). Through the My Account web-page consumers may access and compare the proposed terms of each conditional offer, including interest rate, closing costs, monthly payment amount, lender fees and other information. If a consumer does not have access to e-mail, conditional offers are provided to the consumer by phone or fax.

  •
  Loan Processing.  Consumers work offline with the relevant Network Lender to provide property information and additional information bearing on creditworthiness to the Network Lender. If the Network Lender approves a consumer, it will then underwrite and originate the loan.

  •
  Ongoing Consumer and Lender Support.  Active e-mail and telephone follow-up and support are provided to both Network Lenders and consumers during the loan transaction process. This follow-up and support is designed to provide technical assistance and increase overall satisfaction of Network Lenders, as well as increase the percentage of consumers who close a loan through lenders found through the Exchanges.

        The Exchanges also offer a short-form matching process under the LendingTree® and GetSmart® brands. This process, which provides consumers with lender contact information only, typically requires the consumer to submit less data than that required in connection with the matching process described above.

        The Exchanges do not charge consumers a fee to use their lending networks. Substantially all revenues from lending networks are derived from both up-front matching fees paid by Network Lenders who receive a loan request form and closing fees paid by Network Lenders who close a transaction with the consumer. Because a given loan request form can be matched with more than one Network Lender, up to five match fees may be generated from the same form. Matching fees are recognized at the time the loan request form is transmitted, and closing fees are recognized at the time the Network Lender reports that it has closed the loan, which may be several months after the loan request form is transmitted.

  Other Businesses

        The Exchanges also offer:

  •
  unsecured loans, through which consumers are matched with multiple lenders using a network-based process similar to the mortgage loan matching process described above;

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  automobile loans, through which consumers are linked with one or more third-party automobile lenders;

  •
  credit cards, through which consumers can search various credit card offerings through a third-party vendor;

  •
  various consumer insurance products, pursuant to which consumers are linked with licensed insurance agents and insurance lead aggregators to obtain insurance offers;

  •
  opportunities for prospective students seeking institutions of higher education; and

  •
  home improvement professional services with national and local contractors.

        Revenues from these businesses are derived either from matching and closing fees, or in some cases, volume-based marketing fees. While the revenues from these businesses do not currently represent a significant portion of the revenues of the Exchanges, these revenues are expected to grow over time.

  Competition

        The Exchanges compete with other lead aggregators, including online intermediaries that operate network-type arrangements. The Exchanges also face additional competition from direct lending websites owned and operated by other online lenders that originate the bulk of their loans through their websites or by phone. These companies typically operate a consumer-branded website and attract consumers via online banner ads, key word placement on search engines, partnering with affiliates and business development arrangements with other properties, including major online portals.

Regulation and Legal Compliance

        Our businesses market and provide services in heavily regulated industries through a number of different online and offline channels across the United States (see "RISK FACTORS—Failure to comply with existing or evolving laws, rules and regulations, or to obtain and maintain required licenses, could adversely affect our business, financial condition and results of operations" and "RISK FACTORS—Passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related legislative or executive actions may have a significant impact on our business, results of operations and financial condition" included in this prospectus. As a result, they are subject to a variety of statutes, rules, regulations, policies and procedures in various jurisdictions in the United States, including:

  •
  Restrictions on the amount and nature of fees or interest that may be charged in connection with a loan, in particular, state usury and fee restrictions;

  •
  Restrictions imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and current or future rules promulgated thereunder, including limitations on fees charged by mortgage lenders;

  •
  Restrictions on the manner in which consumer loans are marketed and originated, including the making of required consumer disclosures, such as the federal Truth-in-Lending Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the federal Fair Housing Act, the federal Real Estate Settlement Procedures Act ("RESPA"), and similar state laws;

  •
  Restrictions on the amount and nature of fees that may be charged to lenders and real estate professionals for providing or obtaining consumer leads, in particular, RESPA;

  •
  Restrictions on the amount and nature of fees that may be charged to consumers for real estate brokerage transactions, including any incentives and rebates that may be offered to consumers by our businesses;

  •
  State, and in some instances, federal, licensing or registration requirements applicable to both individuals or businesses engaged in the making or brokerage of loans (or certain kinds of loans, such as loans made pursuant to the Federal Housing Act), or the brokering of real estate transactions; and

  •
  State and federal restrictions on the marketing activities conducted by telephone, the mail, by email, or over the internet, including the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, and the Federal Trade Commission Act and its accompanying regulations and guidelines.

Intellectual Property

        We believe that our intellectual property rights are vital to our success. To protect our intellectual property rights in our technology, products, improvements and inventions, we rely on a combination of patents, trademarks, trade secret and other laws, and contractual restrictions on disclosure, including confidentiality agreements with strategic partners, employees, consultants and other third parties. As new or improved proprietary technologies are developed or inventions are identified, we seek patent protection in the United States and abroad as appropriate. We have been issued six U.S. patents relating to our technologies, including those relating to the method and network for coordinating a loan over the internet. Our various patents expire between 2018 and 2025. We also have approximately six pending U.S. patent applications.

        Many of our services are offered under proprietary trademarks and service marks. We generally apply to register or secure by contract our principal trademarks and service marks as they are developed and used. We have approximately 82 trademarks and service marks registered with the United States Patent and Trademark Office. These registrations can typically be renewed at 10-year intervals. We reserve and register domain names when and where we deem appropriate and we currently have approximately 1,500 registered domain names. We also have agreements with third parties that provide for the licensing of patented and proprietary technology used in our business.

        From time to time, we are subjected to legal proceedings and claims, or threatened legal proceedings or claims, including allegations of infringement of third party trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, litigation may be necessary for us to enforce our intellectual property rights, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations.

Employees

        As of July 15, we had approximately 951 employees, approximately 942 of which were full-time employees. None of our employees are represented under collective bargaining agreements and we consider our relations with our employees and independent contractors to be good.

Seasonality

        LendingTree Loans and Exchanges revenue are subject to the cyclical and seasonal trends of the U.S. housing market. Home sales typically rise during the spring and summer months and decline during the fall and winter months. Refinancing and home equity activity is principally driven by mortgage interest rates as well as real estate values. The broader cyclical trends in the mortgage and real estate markets have upset the usual seasonal trends.

Properties

        Our principal executive offices, together with certain personnel and operations of our Exchanges business, are currently located in approximately 38,000 square feet of office space in Charlotte, North Carolina and approximately 3,000 square feet of office space in Pasadena, California, under leases that expire through 2015. The operations of LendingTree Loans are currently located in approximately 95,000 square feet of office space in Irvine, California under a lease expiring in 2015.

Legal Proceedings

        In the ordinary course of business, the company and its subsidiaries are parties to litigation involving property, contract, intellectual property and a variety of other claims. The amounts that may be recovered in such matters may be subject to insurance coverage.

        SEC rules require the description of material pending legal proceedings, other than ordinary, routine litigation incident to the registrant's business, and advise that proceedings ordinarily need not be described if they primarily involve damages claims for amounts (exclusive of interest and costs) not exceeding 10% of the current assets of the registrant and its subsidiaries on a consolidated basis. In the judgment of management, none of the pending litigation matters which we are defending, including those described below, involves or is likely to involve amounts of that magnitude. The litigation matters described below involve issues or claims that may be of particular interest to our stockholders, regardless of whether any of these matters may be material to the financial position or operations of the company based upon the standard set forth in the SEC's rules.

  Privacy/Information Security Litigation

        Constance Spinozzi v. LendingTree, LLC, No. 3:08-cv-229 (U.S. Dist. Ct., W.D.N.C.); Sylvia Carson v. LendingTree, LLC, No. 3:08-cv-247 (U.S. Dist. Ct., W.D.N.C.); Mitchell v. Home Loan Center, Inc., No. 08-303-RJC (U.S. Dist. Ct., W.D. N.C.); Miller v. LendingTree, LLC, No. 08cv2300 (U.S. Dist. Ct., N.D. Ill.); Marvin Garcia v. LendingTree, LLC, No. 08 Civ. 4551 (U.S. Dist. Ct., S.D.N.Y.); Amy Bercaw v. LendingTree, LLC, No. SACV08-660 (U.S. Dist. Ct., C.D. Cal.); Shaver v. LendingTree, LLC, et al., SACV08-755 (U.S. Dist. Ct. C.D. Cal.); and Bradley v. LendingTree, LLC, et al., SACV08-755 (U.S. Dist. Ct. C.D. Cal.).    The foregoing putative class actions arise out of LendingTree's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiffs allege that LendingTree is a "consumer reporting agency" within the meaning of the federal Fair Credit Reporting Act ("FCRA") and has violated FCRA by failing to maintain reasonable procedures designed to limit the furnishing of consumer reports. Plaintiffs also assert claims for negligence, breach of implied contract, invasion of privacy and misappropriation of confidential information. Plaintiffs purport to represent all LendingTree customers affected by the information security breach, and seek damages, attorneys' fees and injunctive relief. The cases were transferred for consistent pre-trial treatment into In re LendingTree, LLC Customer Data Security Breach Litigation in the Western District of NC Charlotte Division, and the court ordered each case to individual arbitration. The Carson case was arbitrated on an individual (non-class) basis and a decision was issued in favor of LendingTree in April 2010. Following this decision, certain of the Plaintiffs in the Bercaw case withdrew their filings. Each of the other cases was dismissed on July 8, 2010. Plaintiff in the Carson case filed an appeal on January 13, 2011. The Company filed a response on May 23, 2011.

  South Carolina Mortgage Broker Litigation

        Adams v. LendingTree, No. 2008-CP-04-03021 (S.C. Common Pleas, 10th Judicial Cir. filed Sept. 9, 2008), No. 8:08-cv-03496-HFF (removed Oct. 15, 2008); Ariail v. LendingTree, No. 2008-CP-23-5834 (S.C. Common Pleas, 13th Judicial Cir. filed Aug. 1, 2008), No. 6:08-cv-03044-HFF (removed Sept. 3, 2008); Brackett v. LendingTree, No. 2008-CP-46-3450 (S.C. Common Pleas, 16th Judicial Cir. filed Sept. 4, 2008), No. 0:08-cv-03504-HFF (removed Oct. 15, 2008); Clements v. LendingTree, No. 2008-CP-21-1730 (S.C. Common Pleas, 12th Judicial Cir. filed Sept. 4, 2008), No. 4:08-cv-03508-HFF (removed Oct. 15, 2008); Gowdy v. LendingTree, No. 2008-CP-42-4666 (S.C. Common Pleas, 7th Judicial Cir. filed Sept. 4, 2008), No. 7:08-cv-03495-HFF (removed Oct. 15, 2008); Hembree v. LendingTree, No. 2008-CP-26-7100 (S.C. Common Pleas, 15th Judicial Cir. filed Sept. 8, 2008), No. 4:08-cv-03499-HFF (removed Oct. 15, 2008); Hodge v. LendingTree, No. 2008-CP-13-356 (S.C. Common Pleas, 4th Judicial Cir. filed Sept. 4, 2008), No. 4:08-cv-03507-HFF (removed Oct. 15, 2008); Morgan v. LendingTree, No. 2008-CP-02-1529 (S.C. Common Pleas, 2nd Judicial Cir. filed Sept. 8, 2008), No. 1:08-cv-03503-HFF (removed Oct. 15, 2008);

Stone v. LendingTree, No. 2008-CP-07-03458 (S.C. Common Pleas, 14th Judicial Cir. filed Sept. 8, 2008), No. 9:08-cv-03505-HFF (removed Oct. 15, 2008); Wilson v. LendingTree, No. 2008-CP-10-5451 (S.C. Common Pleas, 9th Judicial Cir. filed Sept. 24, 2008), No. 2:08-cv-03677-HFF (removed Oct. 20, 2008); Giese v. LendingTree, No. 2008-CP-40-6714 (S.C. Common Pleas, 5th Judicial Cir. filed Sept. 17, 2008); Myers v. LendingTree, No. 2008-CP-32-03841 (S.C. Common Pleas, 11th Judicial Cir. filed Sept. 17, 2008); Pascoe v. LendingTree, No. 2008-CP-09-00136 (S.C. Common Pleas, 1st Judicial Cir. filed Sept. 18, 2008); Jackson v. LendingTree, No 2009-CP-43-1240 (S.C. Court of Common Pleas, 3rd Judicial Cir., filed June 1, 2009); Barfield v. LendingTree, No. 2009-CP-29-780 (S.C. Court of Common Pleas, 6th Judicial Cir., filed June 1, 2009); Peace v. LendingTree, No. 2009-CP-24-00801 (S.C. Court of Common Pleas, 8th Judicial Cir., filed June 1, 2009).    These sixteen lawsuits were filed between August 1, 2008 and June 1, 2009 by the State of South Carolina, through its various circuit solicitors, against LendingTree. These lawsuits allege that LendingTree failed to provide certain disclosures required by the South Carolina Registration of Mortgage Loan Brokers Act. The complaints seek an award of statutory penalties, forfeiture of all fees paid and recovery of actual costs, including attorneys' fees on behalf of the State. To avoid the uncertainties of litigation and avoid further expense, the parties reached a settlement agreement in June 2011. The Company does not admit any liability as part of such settlement.

  Wisconsin Mortgage Broker Litigation

        Lavette Love v. LendingTree, et al., No. 09cv009598 (Milwaukee County Circuit Court, Milwaukee, WI).    This putative class action was filed June 24, 2009 by Plaintiff, individually and on behalf of all similarly-situated Wisconsin residents, against LendingTree and HLC Inc. The complaint alleged that LendingTree failed to provide certain disclosures required by the Wisconsin Mortgage Broker Act. The complaint requested an award of statutory penalties, forfeiture of all fees paid and recovery of actual costs, including attorneys' fees. To avoid the uncertainties of litigation and avoid further expense, the parties reached a settlement agreement in December 2010 which was approved by the court in February 2011. The company does not admit any liability as part of such settlement. As part of the settlement, the company agreed to a conditional certification of this case as a class action. The company also agreed to pay $0.2 million total to class members who make claims in this litigation which would be divided pro rata among each of the claimants. The company also agreed not to contest an incentive award application in the amount of $5,000 for named plaintiff and proposed class representative Lavette Love, and not to contest a petition for attorneys' fees, costs and expenses filed by Plaintiff's counsel, so long as this petition does not exceed $0.3 million.

  Intellectual Property Litigation

        LendingTree v. Zillow, Inc., et al. Civil Action No. 3:10-cv-439.    On September 8, 2010, we filed an action for patent infringement in the US District Court for the Western District of NC against Zillow, Inc., Nextag, Inc., Quinstreet, Inc., Quinstreet Media, Inc., and Adchemy, Inc. The complaint was amended to include Leadpoint, Inc. d/b/a Securerights on September 24, 2010. We allege that each of the defendants infringe one or both of our patents—U.S. Patent No. 6,385,594, entitled "Method and Computer Network for Co-Ordinating a Loan over the Internet," and U.S. Patent No. 6,611,816, entitled "Method and Computer Network for Co-Ordinating a Loan over the Internet." Collectively, the asserted patents cover computer hardware and software used in facilitating business between computer users and multiple lenders on the Internet. In July 2011, the Company reached a settlement agreement with Leadpoint, Inc. On July 20, 2011, all claims against Leadpoint, Inc. and all counter-claims against the Company by Leadpoint, Inc. were dismissed.

  Other Litigation

        Boschma v. Home Loan Center, Inc., No. SACV07-613 (U.S. Dist. Ct., C.D. Cal.).    On May 25, 2007, Plaintiffs filed this putative class action against HLC Inc. in the U.S. District Court for the

Central District of California. Plaintiffs allege that HLC Inc. sold them an option "ARM" (adjustable-rate mortgage) loan but failed to disclose in a clear and conspicuous manner, among other things, that the interest rate was not fixed, that negative amortization could occur and that the loan had a prepayment penalty. Based upon these factual allegations, Plaintiffs assert violations of the federal Truth in Lending Act (the "TILA"), violations of the California Unfair Competition Law ("UCL"), breach of contract, and breach of the covenant of good faith and fair dealing. Plaintiffs purport to represent a class of all individuals who between June 1, 2003 and May 31, 2007 obtained through HLC Inc. an option ARM loan on their primary residence located in California, and seek rescission, damages, attorneys' fees and injunctive relief. Plaintiffs have not yet filed a motion for class certification. Plaintiffs have filed a total of eight complaints in connection with this lawsuit. Each of the first seven complaints has been dismissed by the federal and state courts. Plaintiffs filed the eighth complaint (a Second Amended Complaint) in Orange County (California) Superior Court on March 4, 2010 alleging only the fraud and UCL claims. As with each of the seven previous versions of Plaintiffs' complaint, the Second Amended Complaint was dismissed in April 2010. Plaintiffs appealed and oral arguments were heard by the Court of Appeals on June 20, 2011. A decision is expected in September 2011.

        Gaines v. Home Loan Center, Inc., No. SACV08-667 (U.S. Dist. Ct., C.D. Cal.).    On June 13, 2008, Plaintiffs filed this putative class action against HLC Inc. and LendingTree in the U.S. District Court for the Central District of California. Plaintiffs allege, in essence, that (1) HLC Inc. failed to disclose that the bundled amount for certain loan closing services (called the "TrueCost") that HLC Inc. charged to Plaintiffs was greater than HLC Inc.'s actual costs for those services; (2) HLC Inc.'s option ARM note failed to tell Plaintiffs that the stated interest rate and payment amounts would change after the first month and that the payment amount stated in the note was not sufficient to pay interest charges, resulting in negative amortization; and (3) HLC Inc. misrepresented that Plaintiffs would have to obtain a home equity line of credit in order to obtain a low interest rate on their option ARM loans. Based upon these factual allegations, Plaintiffs assert violations of the federal Racketeer Influenced and Corrupt Organizations Act ("RICO"), the TILA, the California UCL, California Business and Professions Code § 17500, the CLRA, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment, conversion, and money had and received.

        Plaintiffs purport to represent all HLC Inc. customers who, since December 14, 2004 (1) were charged by HLC Inc. and paid an amount that exceeded HLC Inc.'s actual costs for those services; and/or (2) entered into option ARM loan agreements with HLC Inc.; and/or (3) were misled into taking out a home equity line of credit along with their option ARM mortgage. Plaintiffs seek restitution, disgorgement, damages, attorneys' fees and injunctive relief.

        A RICO claim, certain claims alleging problems involving home equity lines of credit and all contract-based claims were dismissed with prejudice in May 2010. This lawsuit is scheduled for trial in November 2011.

        Schnee v. LendingTree, LLC and Home Loan Center, Inc., No. 06CC00211 (Cal. Super. Ct., Orange Cty.).    On October 11, 2006, four individual plaintiffs filed this putative class action against LendingTree and HLC Inc. in the California Superior Court for Orange County. Plaintiffs allege that they used the LendingTree.com website to find potential lenders and without their knowledge were referred to LendingTree's direct lender, HLC Inc.; that Lending Tree, LLC and HLC Inc. did not adequately disclose the relationship between them; and that HLC Inc. charged Plaintiffs higher rates and fees than they otherwise would have been charged. Based upon these allegations, Plaintiffs assert that LendingTree and HLC Inc. violated the California UCL, California Business and Professions Code § 17500, and the CLRA. Plaintiffs purport to represent a nationwide class of consumers who sought lender referrals from LendingTree and obtained loans from HLC Inc. since December 1, 2004. Plaintiffs seek damages, restitution, attorneys' fees and injunctive relief.

        On September 25, 2009, Plaintiffs' motion for class certification was denied in its entirety; Plaintiffs appealed such action. The Court of Appeals heard oral arguments on this matter in July 2011. On July 29, 2011, the Court of Appeals affirmed the trial court's denial of class certification.

        Mortgage Store, Inc. v. LendingTree Loans d/b/a Home Loan Center, Inc., No. 06CC00250 (Cal. Super. Ct., Orange Cty.).    On November 30, 2006, The Mortgage Store, Inc. and Castleview Home Loans, Inc. filed this putative class action against HLC Inc. in the California Superior Court for Orange County. Plaintiffs, two former Network Lenders, allege that HLC Inc. interfered with LendingTree's contracts with Network Lenders by taking referrals from LendingTree. The complaint is largely based upon the factual allegations made in the Schnee complaint (described above). Based upon these factual allegations, Plaintiffs assert claims for intentional interference with contractual relations, intentional interference with prospective economic advantage, and violation of the UCL and California Business and Professions Code § 17500. Plaintiffs purport to represent all Network Lenders from December 14, 2004 to date, and seek damages, restitution, attorneys' fees, and punitive damages.

        Plaintiffs' motion for class certification was granted April 29, 2010. Defendant's motion for summary judgment was filed April 12, 2011. The Company filed a motion to decertify the class on July 1, 2011. On July 20, 2011 the Court removed Castleview Home Loans, Inc. as the class representative. This matter is currently scheduled for trial in September 2011.

        Arizona Attorney General Civil Investigation Demand.    On March 30, 2010, HLC Inc. received a civil investigative demand from the state of Arizona. HLC Inc. agreed to a voluntary compromise of disputed claims made by the Arizona Attorney General concerning alleged violations of the Arizona Consumer Fraud Act pertaining to marketing of payment option ARM loans made to Arizona consumers from 2005 to 2007. The Arizona Attorney General alleged HLC Inc. misrepresented the true nature of monthly payment and mortgage structure for pay option ARMs and did not properly disclose the risks of these products. Arizona uses a "least sophisticated consumer" standard to determine if marketing materials might tend to deceive a consumer. On October 29, 2010, HLC Inc. entered into a settlement agreement to settle the matter, without admitting wrongdoing, for $1.2 million plus attorneys' fees and costs.

        Banxcorp v. LendingTree, LLC, No. 2:10-cv-02467-SDW-MCA (U.S. Dist. Ct., N.J.).    On May 14, 2010, Plaintiff filed this lawsuit against LendingTree, LLC alleging that LendingTree, LLC engaged in antitrust violations, including per se horizontal price fixing. Plaintiff filed a similar case against Bankrate, Inc., in July 2007, alleging, among other things, an antitrust conspiracy between Bankrate and LendingTree. Plaintiff subsequently amended the complaint in June 2010 to add several media entities as defendants and alleged federal and state antitrust violations. All defendants filed motions to dismiss, and in early February 2011, the motions were granted as to the media defendants but denied as to LendingTree, LLC. The case is currently in the discovery phase. Plaintiff seeks injunctive relief and statutory damages. In July 2011, the case was consolidated with the Bankrate litigation referenced above. Plaintiff seeks injunctive relief and statutory damages.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes related thereto included elsewhere in this prospectus. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those discussed in the sections entitled "Risk Factors" and "Special Note Regarding Forward-Looking Statements" included elsewhere in this prospectus.

Management Overview

        On August 20, 2008, Tree.com was spun off from its parent company, IAC/InterActiveCorp ("IAC") into a separate publicly traded company. We refer to the separation transaction as the "spin-off." In connection with the spin-off, Tree.com was incorporated as a Delaware corporation in April 2008.

        Tree.com is the parent of LendingTree, LLC which owns several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers' lives. Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.com®, HealthTree.com®, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.com®. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

        On March 10, 2011, management of Tree.com made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment. The company exited all markets by March 31, 2011. Accordingly, RealEstate.com, REALTORS®, are presented as discontinued operations in the consolidated financial statements for all periods presented. The following discussion, unless otherwise noted, excludes information related to the discontinued operations.

        The LendingTree Loans segment originates, processes, approves and funds various residential real estate loans through HLC Inc. dba LendingTree Loans. The HLC Inc. and LendingTree Loans brand names are collectively referred to as "LendingTree Loans."

        The Exchanges segment consists of online lead generation networks and call centers that connect consumers and service providers principally in the lending, real estate, higher education, home services, insurance and automobile marketplaces.

Business Overview

        From time to time, we may evaluate the potential acquisition of various assets and other businesses that may complement our current services, enhance our capabilities, improve or sustain our competitive position, or otherwise offer growth opportunities. From time to time, also we may consider the potential disposition of certain of our assets, subsidiaries or lines of businesses. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

  Recent Mortgage Banking Trends

        Interest rate and market risk can be substantial in the mortgage business. Fluctuations in interest rates drive consumer demand for new mortgages and the level of refinancing activity, which in turn affects total revenue from the origination and sale of loans. Typically, a decline in mortgage interest rates will lead to an increase in mortgage originations and revenue, and an increase in mortgage interest rates will lead to a decrease in mortgage originations and revenue.

        Mortgage rates began 2010 slightly above 5.0%, and fluctuated very little through May, but then declined to 4.2% by November. Then in the last two months of 2010, mortgage rates swiftly increased to 5.0% by year-end. Consequently, mortgage applications dropped off significantly in December 2010 and in the first quarter of 2011. Most economic forecasts also predict an increase in mortgage rates of another 0.50% throughout 2011.

  Real Estate Market

        Our operations, cash flows and financial position were negatively impacted by the continued deterioration in the housing market in 2010 and early 2011. In particular, revenues for the LendingTree Loans and Exchange segments have been impacted by falling home prices and increased foreclosures. While nationwide sales of existing homes have risen in recent months, most of the increase is due to a rise in foreclosure sales and distressed transactions. Overall home prices continued to decline during 2010 and most economic forecasts indicate that conditions are unlikely to improve significantly in 2011. Falling home prices also make it more difficult to make accurate home value appraisals and lenders typically require higher down payments and higher credit scores, which could further restrict the pool of prospective homebuyers.

  Expenses

        As revenues have declined we have focused on expense savings and are taking various initiatives to reduce costs. During the first quarter of 2011, we commenced a voluntary severance plan for certain corporate employees and conducted a reduction in force at HLC Inc. In addition, we have taken steps to minimize ineffective marketing costs. We are seeking to set expenses consistent with our reduced revenues.

  Discover Asset Sale

        On May 12, 2011, the company entered into an asset purchase agreement with Discover Bank, a wholly-owned subsidiary of Discover Financial Services. The asset purchase agreement provides for the sale of substantially all of the operating assets of HLC Inc. to Discover Bank. Under the terms of the asset purchase agreement, Discover Bank will pay approximately $55.9 million in cash for the assets, subject to certain adjustments as described in the asset purchase agreement. $35.9 million is due upon the closing of the transaction and $10 million is due on each of the first and second anniversaries of the closing, subject to certain conditions as described in the asset purchase agreement. Discover Bank generally will not assume liabilities of the LendingTree Loans business that arose before the closing date. A portion of the initial purchase price payment will be held in escrow for certain liabilities that will remain with Tree.com. The transaction is subject to various closing conditions, including regulatory approvals for Discover Bank and the approval of our stockholders. The acquisition is expected to close by the end of 2011. Subject to certain exceptions stated in the asset purchase agreement, we have agreed to operate the LendingTree Loans business in the ordinary course until the closing of the acquisition.

  SurePoint Acquisition

        On March 15, 2011, through our wholly-owned subsidiary, HLC Inc., we completed its acquisition of certain assets of First Residential Mortgage Network, Inc. dba SurePoint Lending ("SurePoint") and certain shareholders of SurePoint. The asset purchase agreement was previously announced on November 16, 2010. SurePoint, a LendingTree network lender for eleven years, was a full service residential mortgage provider licensed in 45 states and employing over 500 people, including more than 300 licensed loan officers. The asset purchase agreement provides for the purchase by HLC Inc. of certain specified assets and liabilities of SurePoint related to its business of originating, refinancing, processing, underwriting, funding and closing residential mortgage loans; providing title and escrow services; and providing other mortgage related services, as further described in the Agreement. The acquired assets also include all of the equity interests of Real Estate Title Services, LLC. Under the terms of the asset purchase agreement, HLC Inc. paid $8.0 million in cash upon the closing of the transaction, subject to certain adjustments as described in the asset purchase agreement. The company used available cash to fund the acquisition.

Results of operations for the three months ended March 31, 2011 compared to the three months ended March 31, 2010:

  Revenue

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
LendingTree Loans:
Origination and sale of loans	$17,309	$(6,091)	(26)%	$23,400
Other	1,941	(397)	(17)%	2,338
Total LendingTree Loans	19,250	(6,488)	(25)%	25,738
Exchanges:
Match fees	12,627	(1,621)	(11)%	14,248
Closed loan fees	1,006	(2,752)	(73)%	3,758
Other	491	(489)	(50)%	980
Total Exchanges	14,124	(4,862)	(26)%	18,986
Total revenue	$33,374	(11,350)	(25)%	$44,724

        LendingTree Loans revenue in 2011 decreased from the same period in 2010 reflecting the higher mortgage interest rates experienced in the first quarter of 2011. Refinance originations decreased 20%, purchase mortgage originations decreased 5%, and total loans closed decreased 10% compared to the same period in 2010. The increase in interest rates also caused the revenue per funded loan to be lower by 13% as compared to the same period in 2010. In addition, the provision for previously sold loans, which is recorded as reduction of revenue, increased $2.3 million versus the three months ended March 31, 2010.

        The dollar value of loans closed directly by LendingTree Loans is as follows:

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in millions)
Refinance mortgages	$443	$(109)	(20)%	$552
Purchase mortgages	54	(2)	(5)%	56
Total	$497	$(111)	(18)%	$608

        LendingTree Loans originates mortgage loans on property located throughout the United States. Revenue from loans originated for property in California totaled approximately 13% and 10% of Tree.com's consolidated revenue for the three months ended March 31, 2011 and 2010, respectively.

        Revenue from Exchanges in 2011 decreased from the same period in 2010 primarily due to fewer loan requests from consumers, resulting in fewer matched requests and fewer loans closed through Network Lenders. Overall, matched requests in the first quarter of 2011 declined 22% from the same period in 2010, which reflects a decline of 30% in home loan matches and a decline of 7% in matches for the new consumer vertical areas of higher education, home services, insurance and automobile. Home loan matches were down because of the rising interest rates in 2011. Revenue from closed loan fees decreased due to a previously announced shift in pricing on home loan related matches to increase the average match fee while decreasing the average closed loan fee, and a 34% decline in closed units in the period as a result of the decline in matched loan requests.

        The dollar value of loans closed by Exchange network lenders is as follows:

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in millions)
Refinance mortgages	$457	$(577)	(56)%	$1,034
Purchase mortgages	233	(330)	(59)%	563
Other	70	4	6%	66
Total	$760	$(903)	(54)%	$1,663

        No single Exchange network lender accounts for revenue representing more than 10% of Tree.com's consolidated revenue for any periods presented.

  Cost of revenue

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
LendingTree Loans	$10,764	$490	5%	$10,274
Exchanges	1,348	(126)	(9)%	1,474
Cost of revenue	$12,112	$364	3%	$11,748
As a percentage of total revenue	36%			26%

	Three Months Ended March 31,
As a Percentage of Segment Revenue	2011	2010
LendingTree Loans	56%	40%
Exchanges	10%	8%

        Cost of revenue consists primarily of costs associated with loan originations, compensation and other employee related costs (including stock-based compensation) related to customer call centers, real estate network support staff and loan officers, as well as credit scoring fees, consumer incentive costs, and website network hosting and server fees.

        Cost of revenue in 2011 increased from the same period in 2010 primarily due to increases of $0.8 million in compensation costs related to increased headcount for LendingTree Loans following the acquisition of SurePoint, and $0.2 million in server hosting fees and licensing agreements, offset by a decrease of $0.8 million in net origination costs at LendingTree Loans. The net origination costs at LendingTree Loans were lower due to decreased origination volume.

  Selling and marketing expense

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
LendingTree Loans	$7,703	$2,808	57%	$4,895
Exchanges	15,630	966	7%	14,664
Selling and marketing expense	$23,333	$3,774	19%	$19,559
As a percentage of total revenue	70%			44%

	Three Months Ended March 31,
As a Percentage of Segment Revenue	2011	2010
LendingTree Loans	40%	19%
Exchanges	111%	77%

        Selling and marketing expense consists primarily of advertising and promotional expenditures, fees paid to lead sources and compensation and other employee related costs (including stock-based compensation) for personnel engaged in the sales function. Advertising and promotional expenditures primarily include online marketing, as well as television, print and radio spending. Advertising production costs are expensed in the period the related ad is first run.

        During the third quarter of 2010, we changed our accounting policy for inter-segment revenue and inter-segment marketing expense between the LendingTree Loans and Exchanges segments. This change only impacts the segment results, and does not impact the consolidated financial results of Tree.com.

        Marketing expense for the Exchanges is primarily the building and maintaining of our core brands, using both online and offline spending, and generates leads not only for the Exchanges but for the LendingTree Loans segment as well. Previously, marketing expense for LendingTree Loans was primarily comprised of inter-segment purchases of leads from the Exchanges, leveraging the LendingTree and GetSmart brands. The Exchanges received inter-segment revenue for the sale of these leads, and that revenue and the related marketing expense at LendingTree Loans would then be eliminated in consolidation of the total company results.

        We now use a cost sharing approach for these marketing expenses, whereby LendingTree Loans and the Exchanges share the marketing expense on a pro rata basis, based on the quantity of leads received by each segment. There is no longer inter-segment revenue or inter-segment marketing expense related to these leads. Management believes that this cost sharing approach is preferable because it more closely aligns our overall goals with the goals of segment management.

        Segment reporting results for prior periods reflect the policy change noted above.

        Advertising expense is the largest component of selling and marketing expense and is comprised of the following:

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
Online	$12,906	$(176)	(1)%	$13,082
Broadcast	6,768	2,932	76%	3,836
Other	2,229	657	42%	1,572
Total advertising expense	$21,903	$3,413	18%	$18,490

        The increase in advertising expense is related directly to the increased interest rates compared to the same period in 2010. In a higher interest rate environment, the incentive for consumers to come into the market to refinance is much lower. The Exchanges responded by increasing advertising expense by 18%, but matched requests decreased by 22%, resulting in advertising expense increasing to 70% of revenue compared to 44% for the same period in 2010. The increase in marketing expense per closed loan for LendingTree Loans is also reflected in the table above by the fact that advertising expense remained fairly flat despite a 25% decrease in revenue.

        Tree.com anticipates that it will continue to adjust selling and marketing expenditures generally in relation to revenue producing opportunities and that selling and marketing will continue to represent a high percentage of revenue as it continues to promote its brands both online and offline.

  General and administrative expense

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
LendingTree Loans	$7,145	$2,329	48%	$4,816
Exchanges	5,958	(624)	(9)%	6,582
General and administrative expense	$13,103	$1,705	15%	$11,398
As a percentage of total revenue	39%			25%

	Three Months Ended March 31,
	2011	2010
As a Percentage of Segment Revenue
LendingTree Loans	37%	19%
Exchanges	42%	35%

        General and administrative expense consists primarily of compensation and other employee related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, corporate information technology, human resources and executive management functions, as well as facilities and infrastructure costs and fees for professional services.

        General and administrative expense for the three months ended March 31, 2011 increased compared to the same period for 2010, primarily reflecting a $1.3 million increase in compensation and other employee-related costs (excluding non-cash compensation) due to higher headcount both in the existing business and as part of the SurePoint acquisition.

        General and administrative expense within the LendingTree Loans segment increased $2.3 million primarily due to increases of $1.7 million in compensation and other employee related costs (excluding non-cash compensation) due to higher headcount both in the existing business and as part of the SurePoint acquisition.

        General and administrative expense within the Exchanges segment decreased $0.6 million primarily due to lower compensation and other employee-related costs due to a reduction in headcount.

  Product development

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
LendingTree Loans	$246	$115	88%	$131
Exchanges	1,289	179	16%	1,110
Product development	$1,535	$294	24%	$1,241
As a percentage of total revenue	5%			3%

	Three Months Ended March 31,
	2011	2010
As a Percentage of Segment Revenue
LendingTree Loans	1%	1%
Exchanges	9%	6%

        Product development expense consists primarily of compensation and other employee related costs (including stock-based compensation) for personnel engaged in product development, which include costs related to the design, development, testing and enhancement of technology that are not capitalized.

        Product development expense in the three months ended March 31, 2011 increased from the same period in 2010, due to an increase in use of temporary labor.

  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

        Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") is a non-GAAP measure and is defined in "Tree.com's Principles of Financial Reporting". For a reconciliation of Adjusted EBITDA to operating income (loss) for Tree.com's operating segments and to net loss in total, see Note 7 to the consolidated financial statements included in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1, of which this Management's Discussion and Analysis of Financial Condition and Results of Operations is a part.

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
LendingTree Loans	$(6,455)	(12,208)	NM	$5,753
Exchanges	(8,953)	(5,076)	(131)%	(3,877)
Adjusted EBITDA	$(15,408)	$(17,284)	NM	$1,876
As a percentage of total revenue	(46)%			4%

	Three Months Ended March 31,
	2011	2010
As a Percentage of Segment Revenue
LendingTree Loans	(34)%	22%
Exchanges	(63)%	(20)%

        The decrease in Adjusted EBITDA for the three months ended March 31, 2011 compared to the same period for 2010 reflects the company's decreased revenue at LendingTree Loans, increased expenses for advertising and general and administrative expenses.

  Operating income (loss)

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
LendingTree Loans	$(7,302)	$(12,411)	NM	$5,109
Exchanges	(21,188)	(11,914)	(128)%	(9,274)
Operating loss	$(28,490)	$(24,325)	(584)%	$(4,165)
As a percentage of total revenue	(85)%			(9)%

	Three Months Ended March 31,
	2011	2010
As a Percentage of Segment Revenue
LendingTree Loans	(38)%	20%
Exchanges	(150)%	(49)%

        Operating loss in the three months ended March 31, 2011 increased from the same period in 2010 due to the reduction in revenue and the increase in operating expenses. In addition to the reasons provided above, operating expenses were higher in 2011 due to a $4.5 million increase in legal settlement and contingency costs, offset by a $2.2 million decrease to restructuring expense. The increase in legal settlement costs was the result of the company entering into settlement discussions regarding a pending legal matter in 2011. The reduction in restructuring expense is a result of restructuring expenses recorded in the first quarter of 2010 that primarily related to continuing lease obligations on facilities previously used for call center operations.

        Additionally, in connection with closing all of the field offices of RealEstate.com, REALTORS® as described in the Management Overview section, we incurred impairment charges totaling $5.0 million in the first quarter of 2011. Trademark impairment totaled $4.1 million and property and equipment impairment totaled $0.9 million.

  Income Tax Provision

        For the three months ended March 31, 2011 and 2010, Tree.com recorded a tax provision of $0.3 million and $0.5 million, respectively, which represents effective tax rates of (0.9%) and (12.6)%, respectively. In the first quarter of 2011, the tax rate is lower than the federal statutory rate of 35% mainly due to the change in the valuation allowance on deferred tax assets. In the first quarter of 2010, the tax rate was lower than the federal statutory rate of 35% due to the change in the valuation allowance on deferred tax assets and an increase to the FIN 48 reserve.

        Tree.com's unrecognized tax benefits increased by an immaterial amount in the first quarter of 2011. The increase was due to penalty and interest on uncertain tax positions in prior years. Tree.com believes that it is reasonably possible that its remaining unrecognized tax benefits could decrease by approximately $0.1 million within twelve months of the current reporting date due to the expiration of state statute of limitations. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

        For the three months ended March 31, 2011, Tree.com determined that its activity yielded an unusual effective tax rate; therefore, Tree.com utilized the actual year to date effective tax rate for purposes of determining year to date tax expense. This approach is consistent with the three months ended March 31, 2010.

Results of operations for the years ended December 31, 2010 and 2009:

  Revenue

	2010	$ Change	% Change	2009
	(Dollars in thousands)
LendingTree Loans:
Origination and sale of loans	$113,425	$3,105	3%	$110,320
Other	10,755	3,405	46%	7,350

Total LendingTree Loans	124,180	6,510	6%	117,670
Exchanges:
Match fees	48,682	3,677	8%	45,005
Closed loan fees	9,985	(16,870)	(63)%	26,855
Other	3,244	194	6%	3,050

Total Exchanges	61,911	(12,999)	(17)%	74,910

Total revenue	$186,091	$(6,489)	(3)%	$192,580

        Revenue from LendingTree Loans increased only slightly in 2010 from 2009. Both the number of closed loans and the dollar value of closed loans decreased by 2% in 2010, and the average loan amount was flat year-over-year. An increase of 3% in the revenue generated per funded loan offset the declines noted above. LendingTree Loans was able to increase pricing in certain areas as the supply of qualified consumers was at or near capacity for much of 2010. The increased pricing combined with the high numbers of leads caused revenue to be higher than in 2009. In addition, the provision for previously sold loans, which is recorded as reduction of revenue, decreased $4.0 million in 2010 from 2009 to $12.4 million. In 2009, the provision included the loan loss settlements with two buyers of previously purchased limited documentation loans.

        The dollar value of loans closed directly by LendingTree Loans is as follows:

	2010	$ Change	% Change	2009
	(Dollars in millions)
Refinance mortgages	$2,557	$3	—%	$2,554
Purchase mortgages	234	(68)	(22)%	302

Total	$2,791	$(65)	(2)%	$2,856

        LendingTree Loans originates mortgage loans on property located throughout the United States. Revenue from loans originated for property in California totaled approximately 12% and 11% of Tree.com's consolidated revenue for the years ended December 31, 2010 and 2009, respectively.

        Revenue from the Exchanges in 2010 declined from 2009 primarily due to fewer loan requests from consumers, resulting in fewer matched requests and fewer loans closed through network lenders. Overall matched requests for 2010 declined 12% from 2009, which reflects a decline of 39% in home loan matches offset by an increase of 65% in matches for the new consumer vertical areas of higher education, home services, insurance and automobile. Home loan matches were down because of the expansion of volume taken by LendingTree Loans and many lenders experiencing their own high levels of organic lead volume during the low interest rate environment in 2010. Matches in new consumer verticals have grown as a result of both business acquisitions completed in 2009 and increased marketing spending. The overall impact on match fees was an increase of 8%, reflecting a shift in pricing on home loan related matches to increase the average match fee (and decrease the average close loan fee). Also impacting the revenue from closed loan fees was a 31% decline in closed units in the period as a result of the decline in matched loan requests.

        The dollar value of loans closed by Exchange network lenders is as follows:

	2010	$ Change	% Change	2009
	(Dollars in millions)
Refinance mortgages	$4,008	$(2,798)	(43)%	$6,806
Purchase mortgages	2,093	(456)	(18)%	2,549
Other	261	(274)	(51)%	535

Total	$6,362	$(3,528)	(37)%	$9,890

  Cost of revenue

	2010	$ Change	% Change	2009
	(Dollars in thousands)
LendingTree Loans	$44,056	$(4,942)	(10)%	$48,998
Exchanges	5,547	(2,737)	(33)%	8,284

Cost of revenue	$49,603	$(7,679)	(13)%	$57,282

As a percentage of total revenue	27%			30%

As a Percentage of Segment Revenue	2010	2009
LendingTree Loans	35%	42%
Exchanges	9%	11%

        Cost of revenue consists primarily of costs associated with loan originations, compensation and other employee-related costs (including stock-based compensation) related to customer call centers and loan officers, as well as credit scoring fees, consumer incentive costs and website network hosting and server fees.

        Cost of revenue in 2010 decreased from 2009 primarily due to decreases of $7.7 million in costs associated with originations at LendingTree Loans and $0.9 million in consumer incentive rebates related to decreased closings at the Exchanges. The decreases in the cost of loan originations are primarily due to a change in the fee structure in October 2009 whereby the origination fee charged to the borrower was reduced and no longer covered certain origination costs that were previously paid and recorded as expense by LendingTree Loans. Under the current fee structure, these origination costs are passed through to the borrower directly.

        Offsetting these decreases in cost of revenue was an increase of $0.9 million in the cost of credit scoring and licensing fees.

  Selling and marketing expense

	2010	$ Change	% Change	2009
	(Dollars in thousands)
LendingTree Loans	$22,148	$11,921	117%	$10,227
Exchanges	50,452	2,409	5%	48,043

Selling and marketing expense	$72,600	$14,330	25%	$58,270

As a percentage of total revenue	39%			30%

As a Percentage of Segment Revenue	2010	2009
LendingTree Loans	18%	9%
Exchanges	82%	64%

        Selling and marketing expense consists primarily of advertising and promotional expenditures, fees paid to lead sources and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in the sales function. Advertising and promotional expenditures primarily include online marketing, as well as television, print and radio spending. Advertising production costs are expensed in the period the related ad is first run.

        During the third quarter of 2010, we changed our accounting policy for inter-segment revenue and inter-segment marketing expense between the LendingTree Loans and Exchanges segments. This change only impacts the individual segment results, and does not impact our consolidated financial results.

        Marketing expense for the Exchanges is primarily related to the building and maintaining of our core brands, using both online and offline spending, and generates leads not only for the Exchanges but for the LendingTree Loans segment as well. Previously, marketing expense for LendingTree Loans was primarily comprised of inter-segment purchases of leads from the Exchanges, leveraging the LendingTree and GetSmart brands. The Exchanges received inter-segment revenue for the sale of these leads, and that revenue and the related marketing expense at LendingTree Loans would then be eliminated in consolidation of the total company results.

        We now use a cost sharing approach for these marketing expenses, whereby LendingTree Loans and the Exchanges share the marketing expense on a pro rata basis, based on the quantity of leads received by each segment. There is no longer inter-segment revenue or inter-segment marketing expense related to these leads. Management believes that this cost sharing approach is preferable because it more closely aligns our overall goals with the goals of segment management, and may ultimately drive the company to better performance.

        Segment reporting results for prior periods have been restated to conform to the new presentation.

        Advertising expense is the largest component of selling and marketing expense and is comprised of the following:

	2010	$ Change	% Change	2009
	(Dollars in thousands)
Online	$47,244	$10,678	29%	$36,566
Broadcast	15,921	1,161	8%	14,760
Other	5,534	2,143	63%	3,391

Total advertising expense	$68,699	$13,982	26%	$54,717

        The overall increase in advertising expense from 2009 to 2010 is due to several factors. In 2009, Exchanges was able to decrease advertising spending as it experienced naturally higher consumer demand that was driven by the lower mortgage interest rate environment and improvements in organic traffic. Also, LendingTree Loans received "overflow" leads during the early part of 2009 from a partner whose volume of leads exceeded its capacity. While overall mortgage interest rates remained low in 2010, there was not the significant and swift decline in rates as in 2009 that captured the attention of the consumer, so Exchanges responded by increasing advertising spending by 23% and generated a lower quantity of matched requests (a 12% decrease from the same period in 2009). This resulted in marketing expense as a percentage of revenue returning to a more normalized level of 39% in 2010. This increase also directly impacts the allocated cost per lead for LendingTree Loans, which is reflected in the increase in marketing expense for that segment in the table above.

        Tree.com anticipates that it will continue to adjust selling and marketing expenditures generally in relation to revenue producing opportunities and that selling and marketing expense will continue to represent a high percentage of revenue as it continues to promote its brands both online and offline.

  General and administrative expense

	2010	$ Change	% Change	2009
	(Dollars in thousands)
LendingTree Loans	$24,253	$3,879	19%	$20,374
Exchanges	26,234	(10,720)	(29)%	36,954

General and administrative expense	$50,487	$(6,841)	(12)%	$57,328

As a percentage of total revenue	27%			30%

As a Percentage of Segment Revenue	2010	2009
LendingTree Loans	20%	17%
Exchanges	42%	49%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, corporate information technology, human resources and executive management functions, as well as facilities and infrastructure costs and fees for professional services.

        General and administrative expense in 2010 decreased from 2009, reflecting a $2.7 million decrease in professional fees, a $1.9 million reduction in compensation and other employee-related costs (excluding non-cash compensation) as a result of prior restructuring activities, a $1.1 million reduction of expense related to post acquisition adjustments, a $0.8 million reduction in the loss on sales of fixed assets, and a $0.5 million decrease in facilities costs due to occupying fewer facilities. The post acquisition adjustments are a result of the change in fair value of the estimated contingent consideration to be paid for business acquisitions that were completed in 2009. These adjustments are shown as a reduction of expense within general and administrative expense, but are excluded from our definition of Adjusted EBITDA.

        General and administrative expense within the LendingTree Loans segment in 2010 increased primarily due to increases of $2.0 million in compensation and other employee-related costs (excluding non-cash compensation) and $1.1 million in professional fees. The increase in compensation expense is due to increased headcount compared to 2009. The increase in professional fees is due to our acquisition of certain assets of SurePoint that was announced in November 2010 and expected to close in March 2011.

        General and administrative expense within the Exchanges segment decreased in 2010 primarily due to reductions of $3.9 million in compensation and other employee-related costs (excluding non-cash compensation), $3.8 million in professional fees, $0.8 million in the loss on sale of fixed assets, $0.9 million reduction of expense related to post acquisition adjustments, and a decrease of $0.5 million in building rent. The decrease in compensation is due to a reduction in headcount. The reduction in professional fees was a result of two lawsuits settled in late 2009 that generated considerable legal consulting expenses in 2009. The reduction in rent expense is a result of occupying fewer facilities in 2010.

        Additionally, general and administrative expense includes non-cash compensation expense of $3.3 million in 2010 and $3.5 million in 2009.

        As of December 31, 2010, there was approximately $1.6 million, $2.9 million and $1.9 million of unrecognized compensation cost, net of estimated forfeitures, related to stock options, restricted stock units and restricted stock, respectively. These costs are expected to be recognized over a weighted-average period of approximately 1.9 years for stock options, 2.0 years for restricted stock units and 2.1 years for restricted stock.

  Product development

	2010	$ Change	% Change	2009
	(Dollars in thousands)
LendingTree Loans	$331	$(187)	(36)%	$518
Exchanges	3,652	(618)	(14)%	4,270

Product development	$3,983	$(805)	(17)%	$4,788

As a percentage of total revenue	2%			2%

As a Percentage of Segment Revenue	2010	2009
LendingTree Loans	—%	—%
Exchanges	6%	6%

        Product development expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in product development, which include costs related to the design, development, testing and enhancement of technology that is not capitalized.

        Product development expense decreased in 2010 due to decreased compensation and other employee-related costs, offset by an increase in outsourcing and technology contractors.

  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

        Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") is a non-GAAP measure and is defined in "Tree.com's Principles of Financial Reporting". For a reconciliation of Adjusted EBITDA to operating income (loss) for Tree.com's operating segments and to net loss in total, see Note 8 to our consolidated financial statements included in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1, of which this Management's Discussion and Analysis of Financial Condition and Results of Operations is a part.

	2010	$ Change	% Change	2009
	(Dollars in thousands)
LendingTree Loans	$33,826	$(4,062)	(11)%	$37,888
Exchanges	(21,380)	(3,403)	(19)%	(17,977)

Adjusted EBITDA	$12,446	$(7,465)	(37)%	$19,911

As a percentage of total revenue	7%			10%

As a Percentage of Segment Revenue	2010	2009
LendingTree Loans	27%	32%
Exchanges	(34)%	(24)%

        The decrease in Adjusted EBITDA from 2009 to 2010 reflects the company's increased operating costs as detailed above. Revenue also decreased in 2010 compared to 2009, but was essentially offset by a similar reduction in cost of revenue.

  Operating income (loss)

	2010	$ Change	% Change	2009
	(Dollars in thousands)
LendingTree Loans	$30,147	$(4,884)	(14)%	$35,031
Exchanges	(43,241)	8,241	16%	(51,482)

Operating loss	$(13,094)	$3,357	20%	$(16,451)

As a percentage of total revenue	(7)%			(8)%

As a Percentage of Segment Revenue	2010	2009
LendingTree Loans	24%	30%
Exchanges	(69)%	(68)%

        Operating loss in 2010 improved from 2009, primarily as a result of decreased operating expenses. In addition to the reasons provided in the analysis above, operating expenses were less in 2010 due to decreased legal settlement costs, partially offset by increased impairment charges for intangible assets. The reduction in legal settlement costs was the result of two lawsuits settled in 2009. The impairment charges were recorded in connection with our annual impairment assessment as of October 1, 2010. We identified and recorded impairment charges related to trademarks of $9.5 million in the Exchanges. These impairments were the result of our reassessment of our future anticipated cash flows given the continued challenging real estate market conditions. These include an increased rate of mortgage loan delinquencies and home foreclosures.

        Finally, in the fourth quarter of 2009, we recorded a $12.8 million charge related to litigation matters that negatively impacted operating loss. The litigation matters were either settled, or a firm offer for settlement was extended by Tree.com in the fourth quarter, thereby establishing an accrual amount that was both probable and reasonably estimable. The $12.8 million liability was paid in 2010.

        Continued adverse market conditions may cause continued operating losses and require additional restructuring of Tree.com's operations, which could result in additional restructuring charges and additional impairment charges.

  Income tax provision

        For the years ended December 31, 2010 and 2009, Tree.com recorded a tax benefit of $0.9 million and $0.4 million, respectively, which represents effective tax rates of 6.9% and 2.2%, respectively. The 2010 and 2009 tax rate is lower than the federal statutory rate of 35% due principally to a full valuation allowance on deferred tax assets.

        As of December 31, 2010 and 2009, the unrecognized tax benefits, including interest, were $0.1 million and $1.0 million, respectively. In 2010, unrecognized tax benefits decreased due to lapse of statute of limitations. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate is approximately $0.1 million.

        Tree.com recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense for the years ended December 31, 2010 and 2009 is $0.01 million and $0.07 million, respectively for interest on unrecognized tax benefits. At December 31, 2010 and 2009, Tree.com has accrued $0.01 million and $0.07 million, respectively, for the payment of interest. There are no material accruals for penalties.

        Tree.com is subject to audits by federal, state and local authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known.

        The Internal Revenue Service is currently examining IAC consolidated tax returns for the years ended December 31, 2001 through 2006. The statute of limitations for these years has been extended to December 31, 2011. These examinations are expected to be completed in 2011. Various state and local jurisdictions are currently under examination, the most significant of which are California, New York, and New York City for various tax years beginning with December 31, 2003. These examinations are expected to be completed in 2011. Under the terms of a tax sharing agreement with IAC, which was executed in connection with the spin-off, IAC generally retains the liability related to federal and state returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

        The North Carolina Department of Revenue ("NCDOR") is currently examining our North Carolina corporate income and franchise tax returns for the years ended December 31, 2006 through 2008, and issued preliminary audit reports to us in January 2011. We have until March 17, 2011 to respond to the NCDOR regarding the preliminary audit reports. We have evaluated this matter as a potential loss contingency, and have determined that it is reasonably possible that a loss could be incurred. The range of a possible loss is estimated to be $-0- to $4.0 million. No reserve has been established for this matter as we have determined that the likelihood of a loss is not probable.

Financial Position, Liquidity and Capital Resources

        As of March 31, 2011, Tree.com had $63.5 million of cash and cash equivalents and restricted cash and cash equivalents, compared to $79.5 million as of December 31, 2010.

        Net cash provided by operating activities was $29.6 million in the three months ended March 31, 2011, compared to $14.1 million used in operating activities in the same period in 2010. The change from cash used in operating activities in 2010 to cash provided by operating activities in 2011 was primarily due to a $53.9 million increase in the amount of net cash proceeds from the origination and sale of loans and a $14.2 million increase in accounts payable and other current liabilities, which principally related to litigation payments of $8.0 million that were made in 2010.

        Net cash used in investing activities in the three months ended March 31, 2011 of $10.7 million primarily resulted from the SurePoint acquisition expenditures of $7.8 million and capital expenditures of $3.5 million. Net cash used in investing activities in the three months ended March 31, 2010 of $1.2 million primarily resulted from capital expenditures of $1.4 million, offset by the release of restricted cash of $0.2 million.

        Net cash used in financing activities in the three months ended March 31, 2011 of $34.1 million was primarily due to net repayments of warehouse line credit related to the decrease in loans held for sale as discussed above. Net cash provided by financing activities in the three months ended March 31, 2010 of $3.2 million was primarily due to net borrowings under warehouse lines of credit of $5.0 million less purchase of treasury stock of $0.7 million, releases of restricted cash of $0.6 million, and issuances of common stock of $0.5 million.

        As of March 31, 2011, LendingTree Loans had two committed lines of credit totaling $150.0 million of borrowing capacity. LendingTree Loans also has a $25.0 million uncommitted line with one of these lenders. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid using proceeds from the sales of loans by LendingTree Loans.

        The $50.0 million first line is scheduled to expire on September 1, 2011. This line can be cancelled at the option of the lender without default upon sixty days notice. This first line includes an additional uncommitted credit facility of $25.0 million. This first line is also guaranteed by Tree.com, Inc., LendingTree, LLC and LendingTree Holdings Corp. The interest rate under the first line is the 30-day

London InterBank Offered Rate ("LIBOR") or 2.00% (whichever is greater) plus 2.25%. The interest rate under the $25.0 million uncommitted line is the 30-day LIBOR plus 1.50%. LendingTree Loans is also required to sell at least 25% of the loans it originates to the lender under this line or pay a "pair-off fee" of 0.25% on the difference between the required and actual volume of loans sold.

        The $100.0 million second line is scheduled to expire on October 28, 2011. This line is also guaranteed by Tree.com, Inc., LendingTree, LLC and LendingTree Holdings Corp. The interest rate under this line is the 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.25% to 2.5% for loans being sold to the lender and 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.25% for loans not being sold to the lender.

        Under the terms of these warehouse lines, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants as of March 31, 2011 included, but were not limited to, maintaining (i) minimum tangible net worth of $25.0 million, (ii) minimum liquidity, (iii) a minimum current ratio, (iv) a maximum ratio of total liabilities to net worth, (v) a maximum leverage ratio, (vi) pre-tax net income requirements and (vii) a maximum warehouse capacity ratio. During the quarter ended March 31, 2011, LendingTree Loans was in compliance with the covenants under these lines. Since March 31, 2011, the warehouse lines have been amended to revise certain financial covenants, including but not limited to, the minimum tangible net worth from $25.0 million to $20.0 million.

        The LendingTree Loans business is highly dependent on the availability of these warehouse lines. Although we believe that our existing lines of credit are adequate for our current operations, reductions in our available credit, or the inability to renew or replace these lines, would have a material adverse effect on our business, financial condition and results of operations. Management has determined that it could continue to operate the LendingTree Loans business at a reduced capacity if one, but not both, of the warehouse lines were lost. We intend to renew both of these lines upon expiration.

        We anticipate that we will need to make capital and other expenditures in connection with the development and expansion of its overall operations.

        As of March 31, 2011, an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) was performed under the supervision and with the participation of our management, including the principal executive officer and principal financial officer. Based on that evaluation, our principal executive officer and principal financial officer have concluded that due to a material weakness in internal control over financial reporting related to income taxes as of December 31, 2010, our disclosure controls and procedures are not effective as of March 31, 2011. We have taken appropriate actions in 2011 to address and remediate the deficiencies that gave rise to the material weakness, including evaluating our available resources to provide effective oversight of the work performed by our third party tax advisors and evaluating the resources provided by the third party tax advisors. However, the material weakness will not be fully remediated until, in the opinion of management, the revised control procedures have been operating for a sufficient period of time to provide reasonable assurances as to their effectiveness, and management does not believe that a sufficient period of time has passed to make this determination.

Contractual Obligations and Commercial Commitments

	Payments Due by Period
Contractual Obligations as of March 31, 2011	Total	Less Than 1 Year	1–3 Years	3–5 Years	More Than 5 Years
	(In thousands)
Short-term borrowings(a)	$66,472	$66,472	$—	$—	$—
Capital lease obligations	56	30	26	—	—
Purchase obligations(b)	6,048	6,048	—	—	—
Loan loss settlement obligations	300	300	—	—	—
Preferred stock liquidation value and accreted interest(c)	3,112	3,112	—	—	—
Termination fee for restructured lease agreement(d)	1,448	730	418	299	—
Operating leases	23,133	4,588	11,747	6,716	83
Total contractual cash obligations	$100,569	$81,280	$12,191	$7,015	$83

(a)
The short-term borrowings are the company's warehouse lines of credit that are used exclusively for funding loans held for sale. These borrowings are collateralized by and are repaid from proceeds from selling the loans held for sale. Interest on these borrowings as of March 31, 2011 is not significant.

(b)
The purchase obligations primarily relate to marketing event contracts in 2011.

(c)
The preferred stock obligation represents the obligation the company has to redeem at maturity the 2,902.33 shares of Series A redeemable preferred stock which our CEO was granted in LendingTree Holdings Corp., a subsidiary of Tree.com at the time of the spin-off from IAC. These shares earn dividends at 12%, will fully vest on August 20, 2011 but are not payable until 2013, and have a liquidation preference of $1,000 per share.

(d)
Termination fee payable to lessor for early building lease cancellation.

Seasonality

        LendingTree Loans and the Exchanges revenue are subject to the cyclical and seasonal trends of the U.S. housing market. Home sales typically rise during the spring and summer months and decline during the fall and winter months. Refinancing and home equity activity is principally driven by mortgage interest rates as well as real estate values. The broader cyclical trends in the mortgage and real estate markets have upset the usual seasonal trends.

Critical Accounting Policies and Estimates

        The following disclosure is provided to supplement the descriptions of our accounting policies contained in Note 2 to our consolidated financial statements in regard to significant areas of judgment. Our management is required to make certain estimates and assumptions during the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of our accounting policies and estimates have a more significant impact on our consolidated financial statements than others. A discussion of some of our more significant accounting policies and estimates follows.

  Loan Loss Obligations

        We make estimates as to our exposure related to our obligation to repurchase loans previously sold to investors or to repay the premium paid by the buyer. The reserves are required in the cases of underwriting deficiencies, borrower fraud, documentation defects, early payment defaults and early loan payoffs. The exposure is based on historical and projected loss frequency and loss severity using our loss history (as adjusted for recent trends in loss experience), the original principal amount of the loans previously sold, the year the loans were sold, the lien position of the mortgage in the underlying property, and the extent of documentation received. Given current general industry trends in mortgage loans as well as housing prices, market expectations around losses related to our obligations could vary significantly from the obligation of $17.0 million recorded as of December 31, 2010.

  Fair Value Estimates

        We make estimates as to the value of our derivatives and loans held for sale, which are carried at fair value. These assets and liabilities are valued using tools such as quantitative risk models and a proprietary database program. The data inputs used in these valuations include market data and quotes as well as the company's own experience in funding and selling loans. These calculations inherently require management's judgment regarding the valuation methodology and the most relevant data to use in the valuation calculations. Due to volatility in the markets and judgments inherent in our estimates, the actual liquidation value of these assets could differ from their carrying values. See Note 11 to the consolidated financial statements included in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1, of which this Management's Discussion and Analysis of Financial Condition and Results of Operations is a part, for a discussion of our valuation methodologies and the assumptions.

  Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        We review the carrying value of goodwill and indefinite-lived intangible assets on an annual basis as of October 1 or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. We determine the fair value of a reporting unit based upon an evaluation of its expected discounted cash flows and market approach (if applicable). This discounted cash flow analysis utilizes an evaluation of historical and forecasted operating results. The determination of discounted cash flows is based upon forecasted operating results that may not occur. The assessments for 2010 and 2009 identified impairment charges as more fully described above in "Results of operations for the years ended December 31, 2010 and 2009". The value of goodwill and indefinite-lived intangible assets that is subject to assessment for impairment is $3.6 million and $43.2 million, respectively, at December 31, 2010.

        As of December 31, 2010, the goodwill balance relates to the Exchange segment. The annual goodwill impairment test as of October 1, 2010 included the following material assumptions: a discounted cash flow model utilizing a discount rate of 22%, a perpetual growth rate of 3% and Adjusted EBITDA margin rates of 3% of revenue from 2011 to 2015. (See Note 8 to our consolidated financial statements for the definition of Adjusted EBITDA.) As of December 31, 2010, the remaining indefinite-lived intangible assets balance relates to the Exchanges segment. The material assumptions included in the annual indefinite-lived intangible assets impairment test as of October 1, 2010 were an assumed relief from royalties model, a discount rate of 22%, a perpetual growth rate of 3%, and royalty rates of 1% to 4%. Our management believes that the assumptions used in the impairment tests are reasonable. However, Tree.com's reporting units continue to operate in dynamic and challenged industry segments.

  Recoverability of Long-Lived Assets

        We review the carrying value of all long-lived assets, primarily property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. Impairment is considered to have occurred whenever the carrying value of a long-lived asset exceeds the sum of the undiscounted cash flows that is expected to result from the use and eventual disposition of the asset. The determination of cash flows is based upon assumptions that may not occur. The value of long-lived assets that is subject to assessment for impairment is $11.6 million at December 31, 2010.

  Income Taxes

        Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 13 to our consolidated financial statements attached as Appendix E, and reflect management's assessment of actual future taxes to be paid on items reflected in the consolidated financial statements, giving consideration to both timing and the probability of realization. Actual income taxes could vary from these estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of our tax returns by the IRS, as well as actual operating results of Tree.com that vary significantly from anticipated results. We also recognize liabilities for uncertain tax positions based on the two-step process prescribed by the accounting for uncertainty in income taxes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

  Stock Based Compensation

        As disclosed in Note 3 to our consolidated financial statements, we did not grant any significant stock options during the years ended December 31, 2010 and 2009. We also issue restricted stock units and restricted stock, and the value of the instrument is measured at the grant date as the fair value of common stock and amortized ratably as non-cash compensation expense over the vesting term.

New Accounting Pronouncements

        Refer to Note 2 to our consolidated financial statements for a description of recent accounting pronouncements.

Principles of Financial Reporting

        Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), and adjusted for certain items discussed below ("Adjusted EBITDA"), as supplemental measures to GAAP. These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

  Definition of Tree.com's Non-GAAP Measures

        Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com's statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

  Pro Forma Results

        Tree.com will only present EBITDA and Adjusted EBITDA on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented, there are no transactions that Tree.com has included on a pro forma basis.

  One-Time Items

        EBITDA and Adjusted EBITDA are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented, there are no one time items.

  Non-Cash Expenses That Are Excluded From Tree.com's Non-GAAP Measures

        Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com's discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

        Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Reconciliation of EBITDA

        For a reconciliation of EBITDA and Adjusted EBITDA to operating income (loss) for Tree.com's operating segments and to net loss in total for the three months ended March 31,2 011 and 2010,, see Note 7 to our consolidated financial statements.

Other

        REALTORS®—a registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS® and subscribes to its strict code of ethics

Quantitative and Qualitative Disclosures about Market Risk

  Interest Rate Risk

        Tree.com's exposure to market rate risk for changes in interest rates relates primarily to LendingTree Loans' loans held for sale and interest rate lock commitments.

  Loans Held for Sale and Interest Rate Lock Commitments

        LendingTree Loans' mortgage banking operations expose us to interest rate risk for loans originated until those loans are sold in the secondary market ("loans held for sale"). The fair value of loans held for sale is subject to change primarily due to changes in market interest rates. LendingTree Loans hedges the changes in fair value of certain loans held for sale primarily by entering into "to be announced mortgage-backed securities" ("TBA MBS") and best efforts forward delivery commitments. The changes in fair value of the derivative instruments are recognized in current earnings as a component of revenue.

        In addition, LendingTree Loans provides interest rate lock commitments ("IRLCs") to fund mortgage loans at interest rates previously agreed upon with the borrower for specified periods of time, which also expose it to interest rate risk. IRLCs are considered derivative instruments and, therefore, are recorded at fair value, with changes in fair value reflected in current period earnings. To manage the interest rate risk associated with the IRLCs, the company uses derivative instruments, including TBA MBS and best efforts forward delivery commitments.

        The fair values of derivative financial instruments at LendingTree Loans are impacted by movements in market interest rates. Changes in the fair value of the derivative financial instruments are substantially offset by changes in the fair value of the items for which risk is being mitigated. As of March 31, 2011, if market interest rates had increased by 1.00%, the aggregate fair value of the derivative financial instruments and the hedged items at LendingTree Loans would have decreased by $1.3 million. As of March 31, 2010, if market interest rates had decreased by 1.00%, the aggregate fair value of the derivative financial instruments and the hedged items at LendingTree Loans would have decreased by $0.6 million. Valuation techniques are described in Note 10 to the consolidated financial statements.

MANAGEMENT

Directors and Executive Officers

        Our directors and executive officers and their ages and positions as of July 15, 2011 are as follows:

Name	Age	Position
Douglas Lebda	41	Chief Executive Officer of Tree.com and Chairman of Board of Directors
Peter Horan	56	Director of Tree.com
W. Mac Lackey	40	Director of Tree.com
Joseph Levin	31	Director of Tree.com
Patrick McCrory	54	Director of Tree.com
Lance Melber	49	Director of Tree.com
Steven Ozonian	56	Director of Tree.com
Greg Hanson	42	Chief Operating Officer and General Manager of Tree.com
David Norris	46	President of LendingTree Loans
Christopher Hayek	42	Senior Vice President and Chief Accounting Officer

        Douglas Lebda, age 41, is our Chairman, Chief Executive Officer and a member of our board of directors and has served in such capacities since January 2008. Previously, Mr. Lebda served as President and Chief Operating Officer of IAC from January 2006 to August 2008, when the company was spun-off from IAC. Prior to that, Mr. Lebda served in roles as Chief Executive Officer, President and Chairman of the Board of LendingTree, LLC, which he founded in June 1996. Before founding LendingTree, Mr. Lebda worked as an auditor and consultant for PriceWaterhouseCoopers. Mr. Lebda is a member of the board of directors of Eastman Kodak.

        Peter Horan, age 56, has served as a member of our board of directors since August 2008. Mr. Horan has also previously served as a member of our Audit Committee. Mr. Horan is currently Executive Chairman of Halogen Media Group. He previously served as Chairman of Goodmail Systems, Inc. from February 2010 to February 2011 and served as Chief Executive Officer of that company from May 2008 until February 2010. Prior to that, Mr. Horan served as Chief Executive Officer of IAC Media & Advertising from January 2007 to June 2008. Mr. Horan also served as Chief Executive Officer of AllBusiness.com, Inc., About.com, Inc. and DevX.com, Inc. Additionally, Mr. Horan served in senior management roles at International Data Group and Computerworld. Prior to that, Mr. Horan spent more than 15 years in senior account management roles at leading advertising agencies, including BBDO and Ogilvy & Mather. Mr. Horan is also a member of the board of directors of Merchant Circle, a private company.

        W. Mac Lackey, age 40, has served as a member of our board of directors since October 2008. Mr. Lackey is also Chair of our Audit Committee and a member of our Compensation Committee. Mr. Lackey has served as a Founder and Managing Director of BlackHawk Capital Management, LLC since June 2007 and as a Founder of Mountain Khakis, LLC since September 2003. Mr. Lackey previously served as Chief Executive Officer and Chairman of the Board of ettain group, Inc. Prior to that, Mr. Lackey served as President and Chief Executive Officer of TeamTalk Media Group, PLC's North American Operations. Before holding such positions, Mr. Lackey co-founded The Internetsoccer Network and co-founded and operated inTouch Interactive.

        Joseph Levin, age 31, has served as a member of our Board of Directors since August 2008. Mr. Levin is also a member of our Audit Committee. Mr. Levin has served as Chief Executive Officer of Mindspark Interactive Network, a subsidiary of IAC, since November 2009. Previously Mr. Levin served as Senior Vice President, Mergers & Acquisitions and Finance for IAC from December 2007 to November 2009. Since joining IAC in 2003, Mr. Levin has worked in various capacities including

Strategic Planning, M&A and Finance. Prior to joining IAC, Mr. Levin worked in the Technology Mergers & Acquisitions group for Credit Suisse First Boston (now Credit Suisse). Mr. Levin is a member of the boards of directors of The Active Network and Merchant Circle, both private companies.

        Patrick McCrory, age 54, has served as a member of our board of directors since January 2009. Mr. McCrory is also a member of our Audit, Compensation and Nominating Committees. Mr. McCrory is a partner of McCrory & Company, a sales consulting company and, since January 2010, has served as Senior Director of Strategic Initiatives at Moore & Van Allen PLLC, a law firm. Previously, Mr. McCrory served as Mayor of Charlotte, North Carolina from 1995 until 2009. Mr. McCrory has had an extensive private sector career serving 29 years with Duke Energy Corporation in various management positions. Mr. McCrory is a member of the Board of Directors of Kewaunee Scientific Group.

        Lance Melber, age 49, has served as a member of our board of directors since August 2008. Mr. Melber is also a member of our Nominating Committee and Chair of the Compensation Committee. Mr. Melber served as Executive Vice President and a Director of Archer Technologies, a software company, from August 2008 to January 2010. Mr. Melber served as President of Capital One Home Loans from early 2005 until March 2008. Prior to that, Mr. Melber founded eSmartloan.com and served as its Chief Executive Officer from 2001 until it was acquired by Capital One in early 2005. Prior to founding eSmartloan.com, Mr. Melber served as the Managing Director of Oneloan.com working for First Horizon National Corp.

        Steven Ozonian, age 56, previously served as a member of our board of directors from August 2008 to November 2010. He resigned from the Board effective November 1, 2010 to join the company as Chief Executive Officer of our proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®. On March 15, 2011, we announced that it had finalized a plan to close all of the field offices of RealEstate.com and, on March 31, 2011, Mr. Ozonian resigned from his position as Chief Executive Officer of the division. Prior to his employment at the company, Mr. Ozonian served as the Executive Chairman of Global Mobility Solutions from 2005 to 2010. Mr. Ozonian has held other high level positions in the homeownership industry including Chairman and CEO of Prudential's real estate and related businesses, CEO of Realtor.com and National Homeownership Executive for Bank of America.

        Greg Hanson, age 42, is the Chief Operating Officer and General Manager of Tree.com and has served in such capacity since November 2010. Mr. Hanson is also the interim General Manager of RealEstate.com and has served in such capacity since March 2011. Mr. Hanson was previously the Senior Vice President and General Manager of Tree.com and RealEstate.com. Before joining the company in February 2006, Mr. Hanson was the CEO of GuildQuality, a company providing customer feedback analytics to home builders. Prior to this, Mr. Hanson served as CEO for Bullhorn, the leading on-demand solution for staffing companies.

        David Norris, age 46, is the President of LendingTree Loans, and has served in such capacity since June 2008. Mr. Norris previously served as Senior Vice President of LendingTree Loans and LendingTree, LLC, with responsibility for several areas, including Business Planning & Intelligence, Project Management, Call Center, Customer Experience, Six Sigma, and Sales Training. Mr. Norris joined LendingTree in September 2006 as Vice President of Corporate Quality. Prior to joining LendingTree, Mr. Norris served as Vice President of Service and Solutions for Toshiba America's Digital Products Division where he was responsible for delivering customer solutions and all post-sale product support. Within Toshiba, Mr. Norris also served as Vice President of Management Innovation.

        Christopher Hayek, age 42, is our Senior Vice President and Chief Accounting Officer. He has served in such capacity since May 2010. Prior to that date, Mr. Hayek had served as our Vice President and Corporate Controller since joining the company in August 2005. Prior to joining the company,

Mr. Hayek served as Vice President of Finance at Wachovia Bank and as a Senior Manager at McGladrey & Pullen, LLP. Mr. Hayek is a certified public accountant.

Director Independence

        Under the Listing Rules of the NASDAQ Stock Market, the Board has a responsibility to make an affirmative determination that those members of the board that serve as independent directors do not have any relationships with the company and its businesses that would impair their independence. In connection with these determinations, the Board reviews information regarding transactions, relationships and arrangements involving the company and its businesses and each director that it deems relevant to independence, including those required by the Listing Rules of the NASDAQ Stock Market.

        Our board of directors has determined that each of Messrs. Lackey, McCrory, Melber and Horan are independent directors within the meaning of the applicable NASDAQ standards.

        When assessing Mr. McCrory's independence, our board of directors considered the fact that Mr. McCrory's employer was engaged to provide legal and consulting services to the company in early 2011. Our board of directors determined that these services did not have an impact on Mr. McCrory's independence, due to various factors, including Mr. McCrory's position at the service provider and the dollar value of the legal and consulting services to be provided.

        When assessing Mr. Horan's independence, our board of directors acknowledged that Mr. Horan served as an executive officer of IAC prior to our August 2008 spin-off from IAC. Mr. Horan's employment with IAC ceased on June 6, 2008. Our board of directors determined that Mr. Horan was an independent director after June 7, 2011 because a sufficient period of time will have elapsed since the termination of his employment as an executive officer of IAC to satisfy the independence requirements under the NASDAQ listing standards.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

        The following table provides information regarding the compensation awarded to, earned by, or paid to our named executive officers during the years ended December 31, 2009 and December 31, 2010.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2010
Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		All Other Compensation ($)		Non-Equity Incentive Plan Compensation		Total ($)
Douglas Lebda Chairman and CEO	2010 2009	550,000 603,846		— —	1,381,500 1,897,000		2,116,975 2,802,737	(2) (3)	450,000 1,100,000	(4)	4,498,475 6,403,583
David Norris President, LendingTree Loans	2010 2009	377,083 350,000		— —	273,150 121,875		7,350 7,350	(5)	278,549 275,000	(4)	936,132 754,225
Matthew Packey Senior Vice President, CFO	2010 2009	105,769 266,827		— —	165,400 121,950		95,309 6,906	(6)	— 175,000		366,478 570,683
Gregory Hanson General Manager and COO, Tree.com	2010 2009	198,269 182,211		3,750 —	206,750 119,338		7,088 6,524	(5) (4)	41,250 115,000	(4)	457,107 423,073
Christopher Hayek Senior Vice President, CAO	2010	171,039		379	91,000		6,295	(5)	49,621	(4)	318,334
Steven Ozonian Chief Executive Officer, Real Estate	2010	87,821	(7)	—	235,000	(8)	—		—		322,821

(1)
The amounts shown in this column indicate the grant date fair value of stock awards granted in the subject year computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the Notes to our audited, consolidated financial statements included in this prospectus.

(2)
The amount set forth consists of (i) $7,350 for matching contributions to our 401(k) plan, (ii) a total of $26,829.21, which includes $9,825.45 for transportation of household goods, $5,873.18 for new home closing costs, and $11,130.58 for a tax gross up payment related to Mr. Lebda's relocation to Charlotte, North Carolina, and (iii) $2,082,796 representing accrual of face amount and dividends on Mr. Lebda's preferred stock in LendingTree Holdings Corp.

(3)
The amount set forth consists of (i) $7,350 for matching contributions to our 401(k) plan, (ii) a total of $528,720 for reimbursement of expenses relating to Mr. Lebda's relocation to Charlotte, North Carolina of which $24,759 was for commuting and temporary living expenses, $492,582 was for other relocation expenses and $11,379 was a tax gross up payment and (iii) $2,266,667 representing accrual of face amount and dividends on Mr. Lebda's preferred stock in LendingTree Holdings Corp.

(4)
Reflects amounts paid under the 2010 annual bonus program, which is described below under "2010 Compensation Actions—2010 Bonus Program."

(5)
Reflects matching contributions to our 401(k) plan.

(6)
The amounts shown in this column reflect $5,760 in matching contributions to our 401(k) plan and $89,548.98 in severance pay beginning on May 28, 2010, the effective date of Mr. Packey's termination.

(7)
Includes $41,667 of compensation received as a non-employee member of the Board prior to his resignation in November 2010 and $46,154 received following his employment as an executive officer in November 2010.

(8)
Includes $50,000 of RSUs received as a non-employee member of the Board prior to his resignation from the Board in November 2010 and $185,000 of RSUs received following his employment as an executive officer in November 2010. All of these RSUs were forfeited upon Mr. Ozonian's resignation on March 31, 2011.

Executive Compensation

        The Compensation Committee has primary responsibility for establishing the compensation of the company's executive officers. The Compensation Committee frequently requests the Chief Executive Officer to be present at Committee meetings where executive compensation and company performance are discussed and evaluated. Our Chief Executive Officer discusses with the Compensation Committee and makes recommendations regarding the performance levels to fund the annual bonus pool, specific recommendations regarding executive officer salary adjustments, bonus payouts and equity awards. While the Chief Executive Officer provides insight, suggestions and recommendations regarding executive compensation, only independent Compensation Committee members are allowed to vote on decisions made regarding executive compensation.

        The Compensation Committee meets with the Chief Executive Officer to discuss his own compensation package, but ultimately, decisions regarding his compensation are made by the Committee, meeting in executive session, solely based upon the Compensation Committee's deliberations. Decisions regarding other executive officers are made by the Compensation Committee after considering recommendations from the Chief Executive Officer.

        In making its determinations with respect to executive compensation, the Compensation Committee is supported by our Senior Vice President of Human Resources. In addition, the Compensation Committee engaged the services of a compensation consultant. In 2010, the Compensation Committee retained the services of Pearl Meyer & Partners ("PM&P"). During 2010, PM&P assisted the Compensation Committee with several projects including monitoring trends in executive and non-employee director compensation and assisting in the preparation of compensation related disclosure.

        The Compensation Committee retains PM&P directly, although in carrying out assignments PM&P also interacts with our management when necessary and appropriate. Specifically, the Senior Vice President of Human Resources interacts with the consultants in order to provide compensation and performance data for the executive officers and the company. In addition, PM&P may, in its discretion, seek input and feedback from the Chief Executive Officer and principal financial officer regarding its consulting work product prior to presentation to the Compensation Committee in order to confirm its alignment with our business strategy, determine what additional data may need to be gathered, or identify other issues, if any, prior to presentation to the Compensation Committee. PM&P reports directly to the Compensation Committee and does not provide any services to the company other than the services provided to the Compensation Committee.

Compensation Philosophy and Objectives

        Our executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable us to meet our growth objectives.

        Although we are a publicly traded company, we attempt to foster an entrepreneurial culture and environment, and attract and retain senior executives with entrepreneurial backgrounds, attitudes and aspirations. Accordingly, when attempting to recruit and retain executive officers, as well as other key employees who may become executive officers at a later time, we compete not only with other public companies similar to us, and in many cases much larger than us, but also earlier stage companies and companies funded by private equity and venture capital firms. We structure our compensation programs so that we can compete in this varied marketplace for talent, with an emphasis on variable, contingent compensation and equity ownership.

        When establishing a compensation package for a given executive, we follow a flexible approach and make decisions based on a host of factors particular to a given executive's situation, including our evaluation of the executive's abilities and historic and anticipated future contributions, our firsthand experience with the competition for recruiting and retaining executives, negotiation and discussion with the relevant individual, competitive survey.

        We believe our compensation programs for executive officers, which includes a combination of subjective determinations regarding individual compensation levels and short-term performance and objective measures of long-term corporate results, puts a substantial amount of compensation at risk, rewards both individual and corporate performance in a targeted fashion, pays amounts appropriate to attract and retain those key individuals necessary to grow the company, and aligns the interests of our key executives with the interests of our owners.

Compensation Elements

        Compensation packages for our executive officers have primarily consisted of salary, annual bonuses, long term incentives (typically equity awards) and other benefits. Prior to making specific decisions related to any particular element of compensation, we determine which element or combinations of compensation elements (salary, bonus or equity) can be used most effectively to further our compensation objectives. However, all such decisions are subjective, and made on a facts and circumstances basis without any prescribed relationship between the various elements of the total compensation package.

  Salary

        We typically negotiate a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within the company, the executive's location, salary levels of other executives within the company, salary levels available to the individual in alternative opportunities and the extent to which the company desires to secure the executive's services.

  Annual Bonus

        Our bonus program is designed to reward performance on an annual basis based on company, business unit and individual performance measured against performance metrics set by the Compensation Committee. Because of the variable nature of the bonus program, and because in any given year bonuses have the potential to make up a significant portion of an executive's total compensation, the bonus program provides an important incentive tool to achieve the Company's annual objectives.

  Equity

        We believe that ownership shapes behavior, and that by providing a meaningful portion of an executive officer's compensation in stock, the executive's incentives are aligned with stockholder interests in a manner that drives better performance over time.

        Accordingly, shares of restricted stock and restricted stock units are an important component of our executive compensation program as they provide an equity vehicle that has ongoing value that relates to company performance. In addition, restricted stock and restricted stock units serve as an important employee retention tool because they vest over a multi-year period subject to continued service by the recipient.

2010 Compensation Actions

        Effective May 28, 2010, Mr. Packey, our former principal financial officer resigned and Mr. Hayek was appointed Senior Vice President and Chief Accounting Officer and became our principal financial officer. Mr. Hayek's compensation was adjusted to reflect this promotion.

        On November 1, 2010, Mr. Steve Ozonian was appointed Chief Executive Officer of the Real Estate division and became an executive officer. As discussed in greater detail below, Mr. Ozonian's employment with the company terminated effective March 31, 2011.

        In June of 2010, the Compensation Committee adjusted the compensation of certain key employees at HLC Inc. to reflect the increasingly competitive marketplace and a need to retain key employees. A number of employees had been hired away by key competitors. In order to make compensation more competitive and provide additional retention, the Committee increased the salary, annual bonus opportunity and made equity awards to certain key HLC Inc. employees, including Mr. Norris. Mr. Norris received a $50,000 increase in salary, an increased target incentive opportunity (from 55% of base salary to 75%) and an equity award of 10,000 restricted stock units.

  Base Salaries

        Our executive officers received the following salary increases in 2010.

Executive Officer	Increase	Percentage Increase	Annualized Base Salary
Lebda	$—	0.0%	$550,000
Hayek	$25,000	16.1%	$180,000
Norris	$50,000	14.3%	$400,000
Hanson	$15,000	8.1%	$200,000
Ozonian	N/A	N/A	$300,000
Packey	$—	0.0%	$250,000

        Mr. Lebda's salary was reduced effective April 1, 2009 as part of the 2009 restructuring. Consistent with making more of the CEO's compensation performance based, Mr. Lebda's salary was not increased in 2010. Mr. Hayek's salary was increased by $5,000 on February 7, 2010 and by another $20,000 on June 2, 2010 related to his appointment as our principal financial officer. Mr. Norris' salary was increased on June 1, 2010 reflecting his performance at LendingTree Loans and the increasing competitiveness in the marketplace for executive talent, as described above. Mr. Hanson's salary was increased on February 7, 2010 reflecting his individual performance. Mr. Ozonian became the chief executive officer of our Real Estate division on November 1, 2010. His salary was set based on an arm's length negotiation.

  2010 Bonus Program

        In determining the appropriate bonus levels, the Compensation Committee established target bonus levels expressed as a percentage of base salary and performance criteria to be used in assessing the level at which bonuses should be paid. For executives with business unit responsibilities, their bonus opportunity is based 50% on their business unit performance and 50% on overall Company performance. Mr. Lebda's bonus is based solely on overall Company performance consistent with his responsibility for the entire organization.

		% of Bonus Based on
Name	Target Bonus Opportunity	Company Performance	Unit Performance	Unit Performance Measure
Lebda	$750,000	100%	0%	N/A
Hayek	$54,000	50%	50%	Reduce Corporate Adjusted EBITDA by $5.3 Million
Norris	$300,000	0%	100%	Business unit based incentive as described below
Hanson	$120,000	50%	50%	Combined Tree.com and Real Estate Adjusted EBITDA of $344K
Packey	$156,250	50%	50%	Reduce Corporate Adjusted EBITDA by $5.3 Million

        The Compensation Committee established an overall Company performance target of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") of $14.5 million. This overall Company performance measure was based on the 2010 budget approved by our board of directors. Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions, and (7) one-time items.

        If the targets are achieved, executive officers would earn a target level of bonus before any further discretionary adjustments for individual performance. The company wide threshold for Adjusted EBIDTA is $1.45 million. Maximum performance for Adjusted EBITDA is $29 million. A participant's bonus is prorated between threshold, target and maximum based on performance between threshold and maximum, subject to discretionary adjustment. Threshold performance results in $0 incentive. Maximum performance results in the maximum incentive as described below.

        The Compensation Committee designed the bonus program to ensure any bonuses paid would be deductible by the company for tax purposes under Section 162(m) of the Internal Revenue Code. The Compensation Committee established maximum bonus awards for executive officers if the company's Adjusted EBITDA for 2010 is at least $1.0 million (the performance threshold) as follows:

Lebda	$2,025,000
Packey	$353,125
Norris	$385,000
Hanson	$222,000

        The Committee evaluates the Company's and the employee's performance for 2010 as described above and reduces the bonus to an amount that the Committee deems appropriate pursuant to the performance measures described above and any discretion they may wish to exercise (not to exceed the above maximums). When the $1.0 million threshold was established, it was substantially uncertain that such threshold would be achieved. If performance was not at least equal to the $1.0 million threshold, the Committee did not believe an incentive should be paid. Mr. Hayek was not an NEO at the time the $1.0 million threshold was established. Mr. Hayek's bonus is calculated as described above without regard to the $1.0 million threshold.

        Mr. Lebda's bonus is based on overall Company performance. When his salary was reduced in 2009, the Committee agreed that Mr. Lebda's target incentive would be based on his salary pre-reduction. Therefore, Mr. Lebda's target annual incentive is $750,000.

        Mr. Hayek's and Mr. Hanson's unit based bonus is prorated for performance above or below target. No minimums or maximums were established for their unit based incentive (total bonus opportunities are limited to the maximums described above). The Board exercises discretion if performance is far above or below the unit target. Because the Corporate business unit performance measure is based on controlling costs, in the past, the Board has limited the Corporate business unit bonus opportunities to target.

        Mr. Norris' bonus opportunity is based on achievement of a total lending Adjusted EBITDA of $33.6 million and achievement of quarterly goals consisting of (1) number of loans funded per quarter with a 12,500 annual target, and (2) the mix of loan leads. Of Mr. Norris's $300,000 target incentive, $200,000 is paid quarterly based on achievement of a portion of the above targets.

        Due to his joining the Company as an executive officer towards the end of the year, Mr. Ozonian was not eligible for an annual bonus in 2010.

  2010 Bonuses Awarded

        Actual Company and business unit performance:

	Target	Actual	% of Target
Company	$14,500,000	$10,000,000	69%
Lending Group	$35,200,000	$34,500,000	98%
TREE.com and Real Estate Divisions	$1,100,000	($6,300,000)	0%
Corporate Administration	$21,700,000	$18,200,000	115%

        The Committee awarded the following bonuses for 2010 performance:

		Actual Performance
	Target Bonus Opportunity			Calculated Bonus	Individual Performance Adjustment	Bonus Awarded
		Company	Unit
Lebda	$750,000	69%		$515,621	$(65,621)	$450,000
Hayek	$54,000	69%	115%	$49,621	$379	$50,000
Norris	$300,000		98%	$278,549		$278,549
Hanson	$120,000	69%	0%	$41,250	$3,750	$45,000

        The Committee exercised the following discretion:

  •
  Mr. Lebda's bonus was reduced from the calculated amount to reflect the under-performance of the Tree.com and Real Estate divisions.

  •
  Mr. Hayek's bonus was increased over target for his transition into the principal financial officer role and the additional responsibilities coincident with his assumption of these duties.

  •
  The Committee determined that Mr. Norris's incentive compensation appropriately reflected his performance and the performance of the business segment for which he is responsible. Therefore, no adjustment was made to Mr. Norris's bonus.

  •
  Mr. Hanson's bonus was increased over target at the recommendation of our Chief Executive Officer to reflect Mr. Hanson's individual performance.

  Equity Awards

        During 2010 we made the following equity awards to our executive officers:

Executive Officer	Number of Shares or Units	Award Date
Lebda	150,000	3/31/2010	Annual Award
Hayek	5,000 7,500	2/25/2010 6/28/2010	Annual Award Reflects promotion to SVP and Chief Accounting Officer
Norris	25,000 10,000	2/25/2010 6/28/2010	Annual Award Retention Award
Hanson	25,000	2/25/2010	Annual Award
Packey	20,000	2/25/2010	Annual Award
Ozonian	25,000	11/1/2010	New Hire Award(1)

(1)
This award was forfeited upon termination of Mr. Ozonian's employment in March 2011.

        The above annual equity awards were based on a review of each executive's performance, their historical awards and their awards relative to other executives. Mr. Norris received a retention award to reflect his importance to the organization as the Compensation Committee considers succession planning.

        Mr. Lebda received restricted stock while other executives received restricted stock units. All of the above equity awards vest over a three year period, one-third each year.

        Mr. Lebda's award is also subject to performance restrictions. Company Adjusted EBITDA must be at least $1 million for the shares to vest in any given year. If the Adjusted EBITDA performance measure is not met in any one year period, shares that would have vested but for not achieving Adjusted EBITDA shall vest the second year if cumulative Adjusted EBITDA for the two year period is at least $2 million. If the Adjusted EBITDA performance measure is not met by the end of the second year, the shares that would have vested but for failure to achieve Adjusted EBITDA shall vest if cumulative Adjusted EBITDA for the three year period is at least $3 million. The Compensation Committee established this Adjusted EBITDA performance measure in order to add a performance element and to ensure the deductibility of the award.

        In January of 2011, we entered into substantially similar equity award agreements with Messrs. Ozonian and Hanson that provided for grants of restricted non-voting shares in RealEstate.com, Inc. and Tree.com BU Holding Company, Inc., respectively. Both entities are subsidiaries of the Company. The real estate business segment and RealEstate.com are a proprietary full-service real estate brokerage and an online lead generation network that connects consumers with third-party real estate brokerages around the country. Tree.com BU Holding Company, Inc. was created to focus on the development of the new Company website. At the grant date of each restricted stock award, Messrs. Ozonian's and Hanson's restricted shares represented a 5% equity interest in the capital stock of the respective subsidiary company. Mr. Ozonian's equity award agreement provides him with certain anti-dilution protections in the event additional shares of RealEstate.com, Inc. common stock are issued.

        Mr. Ozonian will fully vest in his restricted shares on October 31, 2015 and Mr. Hanson will fully vest in his restricted shares On January 28, 2014. Both restricted stock agreements provide for accelerated vesting; however, upon the occurrence of certain specified events, as summarized in the table below.

Early Vesting Event	Mr. Ozonian	Mr. Hanson
Termination of employment due to death or disability	Pro-rata vesting through date of termination due to death or disability	Pro-rata vesting through date of termination due to death or disability
Termination of employment without "cause" (as defined in the restricted stock agreement)	60% vesting if termination occurs prior to October 31, 2013 and pro-rata vesting if termination date occurs on or after that date	Pro-rata vesting through date of termination of employment
Resignation of employment for "good reason" (as defined in the restricted stock agreement)	60% vesting if termination occurs prior to October 31, 2013 and pro-rata vesting if termination date occurs on or after that date	Pro-rata vesting through date of resignation of employment
"Change in control" (as defined in the restricted stock agreement)*	100% vesting upon the Change in Control	Pro-rata vesting through the date of the Change in Control

*
A "Change in Control" under Mr. Ozonian's restricted stock agreement means a change in control of either the company or RealEstate.com, Inc. A "Change in Control" under Mr. Hanson's restricted stock agreement means a change in control of Tree.com BU Holding Company, Inc.

        Messrs. Ozonian's and Hanson's restricted shares are subject to certain transfer restrictions and certain rights to repurchase and sale of the restricted shares are set forth in the respective restricted stock agreements. The transfer restrictions generally prohibit either executive from transferring any unvested restricted shares and provide the Company with a right of first refusal in the event either executive wishes to sell any vested shares to a third party other than for traditional estate planning purposes.

        Our respective subsidiary companies also have the right to repurchase the restricted shares following the applicable vesting date for fair market value. Likewise, Messrs. Ozonian and Hanson have the right to sell their vested restricted shares to our applicable subsidiary companies for fair market value. Purchases by our subsidiaries of the restricted shares may be made in cash, shares of our common stock or a combination thereof. If either of our subsidiaries wish to repurchase the shares with shares of our common stock, it must make such a purchase pursuant to a shareholder-approved Company equity plan or submit the applicable restricted stock agreement to our shareholders prior to repurchasing the restricted shares.

        The Company and its respective subsidiaries granted Messrs. Ozonian and Hanson the equity awards described above to align the executives' interests with the business units for which they were responsible. Mr. Ozonian's restricted shares in RealEstate.com were terminated upon the termination of his employment in March 2011.

Executive Agreements

        We have entered into various agreements with Messrs. Lebda, Norris, Hayek, Hanson, Packey and Ozonian. General provisions of these agreements are discussed in this section. Potential payments provided by these agreements upon termination or change in control are discussed below.

        Our executive officers receive the same benefits other employees receive. We do not generally provide our executives with tax gross ups, special perquisites or supplemental retirement plans.

  Douglas R. Lebda

        In February of 2010, we entered into an amendment to Mr. Lebda's employment agreement that provided as follows:

  •
  Immediate vesting of all outstanding and unvested equity awards, including awards granted to Mr. Lebda in the future, upon a change in control of the company.

  •
  Enhanced severance pay equal to three times Mr. Lebda's then-current base salary upon Mr. Lebda's termination of employment without "cause" or for "good reason" within one year following a change in control (a "Change in Control Termination"). Upon such a termination of employment, Mr. Lebda would also receive payment of certain unpaid accrued amounts, vesting of all IAC restricted stock units and certain shares of restricted stock and stock options.

  •
  Reduced noncompetition and nonsolicitation restrictive covenants from 24 months to 12 months upon a Change in Control Termination.

        The Compensation Committee, in consultation with its compensation consultant, undertook a review of Mr. Lebda's employment agreement and specifically those provisions relating to protections in the event of a change in control. The Compensation Committee determined that additional protections were appropriate to reduce retention risk and ensure Mr. Lebda's full attention to our business in the event of a change in control. For a more detailed description of the payments and benefits Mr. Lebda would become entitled to upon his termination of employment or change in control, please refer to the section of this included in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 captioned "Potential Payments Upon Termination or Change in Control."

        We also entered into an amendment to Mr. Lebda's Stock Purchase Agreement pursuant to which we relinquished our rights to repurchase the shares Mr. Lebda acquired under the agreement. Under the terms of the original agreement, Mr. Lebda purchased 935,000 shares of our common stock. These shares "vested" in equal installments each month over a 24-month period and would have become fully "vested" on February 8, 2011. The "unvested" shares were subject to transfer restrictions and prior to the amendment, the company had a corresponding repurchase right. The Compensation Committee determined to relinquish the repurchase rights since half of the period covered by the agreement had passed and there was no immediate threat of a change in control that could result in a short-term windfall to Mr. Lebda.

        In October of 2010, we entered into an amended and restated employment agreement with Mr. Lebda (the "Restated Agreement"). Prior to the amendment Mr. Lebda's employment were governed by an employment agreement, effective January 7, 2008, which had been subsequently amended (the "Prior Agreement"). The Restated Agreement incorporates all existing amendments made to Mr. Lebda's Prior Agreement and made certain additional changes described below:

  •
  Mr. Lebda's Prior Agreement provided him with severance pay in the event of a "Qualifying Termination" which means Mr. Lebda's employment is terminated without "cause" or he resigns for "good reason" (as those terms are defined in the Prior Agreement). Upon a Qualifying Termination, the Prior Agreement provided Mr. Lebda with the following payments:

    (a) continued base salary through the earlier of the end of his employment term (January 7, 2013) or three years from his termination date; (b) accrued but unpaid base salary, deferred compensation not yet paid, reasonable and necessary business expenses not yet reimbursed, and earned but unpaid employee benefits; (c) vesting of IAC restricted stock units awarded during our spin-off; and (d) vesting of company restricted stock awards granted in 2008 and 2009.

  •
  Under the Restated Agreement, Mr. Lebda will receive salary continuation payments equal to the greater of the amount described above or one times his then-current base salary plus his annual bonus for the year in which he incurs a Qualifying Termination. These salary continuation payments will be paid over the period beginning 60 days after Mr. Lebda's termination of employment and will end on the earlier of (a) the third anniversary of his termination date; or (b) the end of his employment term (January 7, 2013).

  •
  The Restated Agreement also provides that Mr. Lebda will become 100% vested in his 2010 restricted stock award and any other unvested equity awards in the event of a Qualifying Termination. Coincident with the Restated Agreement, we also entered into an amendment of Mr. Lebda's 2009 restricted stock agreements to correct an administrative oversight and to permit Mr. Lebda to vote all restricted shares awarded under those agreements, even those that are unvested. Mr. Lebda is entitled to voting rights on all other restricted shares.

        During its review of Mr. Lebda's employment agreement, as amended, the Compensation Committee determined that the existing severance protections would decrease substantially as the term neared expiration. Therefore, the Compensation Committee, in consultation with its compensation consultant, determined that a modification was appropriate to retain Mr. Lebda's services to the company and to provide Mr. Lebda with an appropriate level of severance protections in the event his employment was involuntarily terminated.

        We also entered into a Share Exchange Agreement with Mr. Lebda on August 30, 2010 pursuant to which Mr. Lebda exchanged 2,902.33 currently outstanding shares of Series A Redeemable Preferred Stock of LendingTree Holdings Corp., a wholly-owned subsidiary of Tree.com, owned by him, together with $1,055,932 in accrued and unpaid dividends in respect of such shares, for a total of 534,900 newly-issued shares of our common stock. The preferred shares have a liquidation preference of $1,000 per share and cumulative cash dividends accrue on the preferred shares at a rate of 12% of the liquidation preference per share per year and unpaid dividends compound at a rate per annum equal to the dividend rate. Following the Share Exchange Agreement, Mr. Lebda now holds 2,097.67 preferred shares.

        The share exchange eliminated a significant cash obligation on the company's balance sheet that corresponded to the quarterly dividends that were payable on the preferred shares.

        On July 11, 2011, the Compensation Committee of the Board of Directors of the Company approved a change in the compensation paid by the Company to Douglas R. Lebda, the Company's Chief Executive Officer. The approved change provides that Mr. Lebda will receive a base salary of $275,000 per year beginning July 11, 2011. Mr. Lebda's compensation will revert to $550,000 per year beginning January 1, 2012. Mr. Lebda also received an award of 24,642 restricted shares of Company common stock on July 11, 2011. Subject to continuing service, the shares will vest in full on January 11, 2012. The temporary modification in base salary would not affect severance payments or change in control amounts due to Mr. Lebda pursuant to Mr. Lebda's employment agreement dated October 26, 2010.

  David Norris

        On May 10, 2010, we entered into an amendment of Mr. Norris's employment agreement to provide Mr. Norris with additional severance benefits upon his termination without "cause" or resignation for "good reason" within one year following a "change in control." Additionally, Mr. Norris will become fully vested in any outstanding and unvested equity awards, including equity awards granted after the date of the amendment, upon a change in control. We provided Mr. Norris with these change in control benefits because we believe that providing executives with severance and change in control protection is important to allow executives to fully value the forward looking elements of their compensation packages, and therefore limit retention risk during uncertain times. For a more detailed description of the payments and benefits Mr. Norris would become entitled to upon his termination of employment or change in control, please refer to the section of this prospectus captioned "Potential Payments Upon Termination or Change in Control."

        We have also agreed to pay compensation to Mr. Norris based on the asset sale transaction with Discover Bank.. Pursuant to the agreement Mr. Norris is eligible to receive compensation, subject to an advisory vote of our stockholders, that is based on or that otherwise relates to the asset sale transaction with Discover Bank pursuant to that certain asset purchase agreement entered into on May 12, 2011. Please refer to the section of this prospectus captioned "Potential Payments Upon Termination or Change in Control" for more information on the terms of the separation agreement.

  Hayek and Hanson Agreements

        On June 28, 2010, in connection with Mr. Hayek's appointment as Senior Vice President and Chief Accounting Officer and his assumption of additional duties and responsibilities associated with his new position, we provided Mr. Hayek a letter agreement pursuant to which his base salary was increased to $180,000 and set his target bonus opportunity at 30% of his base salary. Mr. Hayek's letter agreement also promised him 7,500 restricted stock units that will vest in equal installments over three years from their grant date and are subject to the terms of our the Stock and Annual Incentive Plan. As described in greater detail below in the section of this prospectus captioned "Potential Payments Upon Termination or Change in Control," Mr. Hayek's letter agreement also provided with certain severance benefits upon a termination for reasons other than cause or substandard performance.

        We also provided Mr. Hayek and Mr. Hanson with a change in control letter agreement that provides the executives with severance payments and accelerated vesting of outstanding equity awards upon their termination without "cause" or resignation for "good reason" within one year following a "change in control." We provided Mr. Hayek and Mr. Hanson with these change in control benefits because we believe that providing executives with severance and change of control protection is important to allow executives to fully value the forward looking elements of their compensation packages, and therefore limit retention risk during uncertain times. Please refer to the section of this prospectus captioned "Potential Payments Upon Termination or Change in Control" for more information on the terms of the change in control letter agreements.

  Ozonian Agreements

        On October 31, 2010, in connection with Mr. Ozonian's appointment as the Chief Executive Officer of the our Real Estate division, we entered into an employment agreement with Mr. Ozonian effective November 1, 2010. Under the employment agreement, Mr. Ozonian was to receive an annual base salary of $300,000. As determined in the discretion of the Compensation Committee, Mr. Ozonian was to be eligible to receive an annual bonus with a target amount of sixty percent (60%) of his base salary, beginning in 2011. Further, during 2011 only, Mr. Ozonian was to receive a special bonus of $37,500 each quarter. As described above, Mr. Ozonian's employment agreement also provided that he would receive an equity award equal to a five percent (5%) interest in the increase in the value of the company's real estate division.

        On March 31, 2011 we entered into a Confidential Severance Agreement and Release with Mr. Ozonian pursuant to which he resigned from his position as Chief Executive Officer of the Real

Estate division, effective March 31, 2011. Under the terms of Mr. Ozonian's severance agreement, Mr. Ozonian received severance pay in an amount equal to four months of his current base salary, totaling $100,000 and his remaining quarterly bonus payments, totaling $112,500. These amounts were paid to Mr. Ozonian on April 15, 2011. In consideration for these payments, Mr. Ozonian's severance agreement provides for a release of claims by Mr. Ozonian in favor of the company and our affiliates, as well as customary confidentiality and non-disparagement restrictive covenants.

        Mr. Ozonian's employment agreement could have entitled him to a full year of salary continuation payments. The Compensation Committee and Mr. Ozonian agreed to salary continuation payments for four months to reflect Mr. Ozonian's tenure with the company. We agreed to pay Mr. Ozonian the bonuses he had negotiated for when he accepted his position with the company because these payments were designed to make Mr. Ozonian whole for compensation he had lost when he accepted employment with the company.

  Packey Severance Agreement

        In May of 2010 we entered into a severance agreement with Mr. Packey pursuant to which he resigned his employment with the company effective May 28, 2010. Mr. Packey formerly served as our Senior Vice President, Chief Financial Officer and Chief Accounting Officer. Mr. Packey's severance agreement provided him with certain severance and other benefits upon his resignation. For a complete description of these payments and benefits, please refer to the section of this prospectus below captioned "Potential Payments Upon Termination or Change in Control."

        The Compensation Committee believed that the severance paid to Mr. Packey was appropriate in order to obtain a release of claims in favor of the company and was consistent with our practice of negotiating separation pay with senior executives when their departure is of mutual benefit to the company and the employee. Mr. Packey's departure was not performance-related, but rather it provided us the opportunity to restructure our Corporate Finance organization. Mr. Packey's position was not replaced following his departure and we created a new leadership structure within the company that reflected the changing needs of our business and our preferred executive compensation levels.

Change in Control and Severance

        As discussed above, we believe that providing executives with severance and change in control protection is important to allow executives to fully value the forward looking elements of their compensation packages, and therefore limit retention risk during uncertain times. Accordingly, our employment agreements and equity awards generally provide for salary continuation in the event of certain employment terminations beyond the control of the executive, as well as varying degrees of accelerated vesting of equity awards in the event of a change in control of the company. Potential payments upon termination or change in control are discussed below.

Potential Payments Upon Termination or Change in Control

        We have entered into agreements with and maintain certain plans that cover our named executives that require us to provide compensation or other benefits to them in connection with specified events related to a named executive's termination of employment or a change of control of the company. As of December 31, 2010, these arrangements were as follows:

  Lebda Employment Agreement

        We are party to an employment agreement with Mr. Lebda. Under the agreement, if Mr. Lebda's employment is terminated without "cause" or if he resigns from employment for "good reason" (each of which is referred to as a "qualifying termination"), he is entitled to certain benefits. These include a severance benefit equal to the greater of (1) the amount of base salary that would have been paid to

Mr. Lebda through the earlier of the end of his employment term under the agreement (January 7, 2013) or three years from his termination date and (2) one times his then-current base salary plus his target annual bonus for the year in which the qualifying termination occurs. The severance benefit is payable over the period beginning 60 days after Mr. Lebda's termination of employment and ending on the earlier of the third anniversary of his termination date or the end of his employment term (January 7, 2013). In addition to the severance benefit, Mr. Lebda is also entitled to:]

  •
  A lump sum cash payment of all earned but unpaid salary, deferred compensation and unreimbursed business expenses;

  •
  Full accelerated vesting of all shares of IAC restricted stock units that he holds on the termination date;

  •
  Full accelerated vesting of all shares of company restricted stock and unvested company stock options that he holds on the termination date (and such options would remain exercisable for a period of twelve months from such termination).

        If Mr. Lebda has a qualifying termination that occurs within the one-year period following a "change in control," he is entitled to receive, in lieu of the severance benefit described above, a severance benefit equal to three times his then-current base salary payable in substantially equal payments according to the company's normal payroll practices over a period ending on the earlier of (1) the last day of his employment term under the agreement (January 7, 2013) and (2) three years from the date of the qualifying termination. He is also entitled to receive the other benefits listed in the bullet points above.

        Under Mr. Lebda's employment agreement, "cause" is defined as (1) a plea of guilty or nolo contendere to, or conviction for, a felony offense, (2) a material breach of his fiduciary duty owed to the company, (3) a material breach of any of the confidentiality, non-competition, non-solicitation and proprietary rights covenants set forth in his employment agreement, or (4) the willful or gross neglect by him of the material duties required by his employment agreement. The term "good reason" means the occurrence of any of the following without Mr. Lebda's written consent:

  •
  A material adverse change in his title, duties, operational authorities or reporting responsibilities as they related to his position as our Chairman and Chief Executive Officer from those in effect immediately following January 7, 2008;

  •
  A material reduction in his annual base salary;

  •
  A relocation of his principal place of business more than 25 miles from whichever of either the Charlotte, North Carolina or New York, New York metropolitan areas he is then resident; or

  •
  A material breach by the company of the employment agreement.

The term "change in control" has the same meaning as under the Stock and Annual Incentive Plan, as described below.

        In addition to the benefits described above, upon a qualifying termination, Mr. Lebda is entitled to accelerated vesting of the unvested portion of the 5,000 shares of preferred stock in LendingTree Holdings Corp. ("LendingTree Holdings") granted to him pursuant to his Restricted Share Grant and Stockholders' Agreement dated August 15, 2008 (the "Restricted Share Agreement"). 3,333.33 of those 5,000 shares of preferred stock have vested and Mr. Lebda exchanged 2,902.33 of those preferred shares for shares of the company's common stock pursuant to a Share Exchange Agreement, dated August 30, 2010.

        Upon the occurrence of a "change of control," Mr. Lebda is entitled to accelerated vesting of the remaining 1,666.67 unvested preferred shares and we are required to repurchase all 2,097.67 outstanding preferred shares for a purchase price equal to the liquidation preference associated with such shares ($2,097,437 plus accrued and unpaid dividends). Pursuant to the terms of Mr. Lebda's Restricted Share Agreement, a "change of control" means:

  •
  The acquisition of beneficial ownership by any person of equity securities representing more than 50% of the voting power of then outstanding company equity securities entitled to vote generally in the election of directors;

  •
  Excluding acquisitions by a company affiliate, a company employee benefit plan, or Mr. Lebda or an affiliate of Mr. Lebda);

  •
  The consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the company's capital stock or assets;

  •
  Excluding transaction in which (i) the beneficial owners of the outstanding voting securities immediately prior to such transaction continue to own a majority of the voting securities, or (ii) no individual, entity or group beneficially owns a majority of the combined voting power of such entity, except to the extent such ownership existed prior to the transaction.

  •
  The sale, transfer or disposition by the company of equity securities of LendingTree Holdings representing more than 50% of the voting power of the then-outstanding equity securities of LendingTree Holdings entitled to vote generally in the election of directors; or

  •
  Excluding, sales to any company affiliate or successors that do not qualify as a change in control of the company, any company employee benefit plan, or Mr. Lebda (or his affiliates).

  •
  The sale, transfer or disposition by LendingTree Holdings of either equity securities of LendingTree, LLC representing more than 50% of the voting power of the then-outstanding equity securities of such entity entitled to vote generally in the election of directors, or the sale of all or substantially all of the assets of LendingTree Holdings or LendingTree, LLC.

  •
  Excluding sales, transfers or dispositions to any company affiliate or successor in a transaction that is not a change in control, any company employee benefit plan or Mr. Lebda (or his affiliates).

        In addition, upon the occurrence of a "change of control," as defined in the Stock and Annual Incentive Plan, Mr. Lebda will become 100% vested in all equity awards he has received from us and all shares underlying restricted stock awards will become nonforfeitable and transferable.

  Norris Employment and Separation Agreements

        We are party to an employment agreement with Mr. Norris. Under the agreement, if (1) Mr. Norris's employment is terminated without "cause" or if he resigns from employment for "good reason" (each of which is referred to as a "qualifying termination") or (2) he resigns from employment within 90 days following a "hostile change of control," he is entitled to certain benefits. These include a severance benefit equal is then current base salary, payable in substantially equal payments according to our normal payroll practices over the one year period following his qualifying termination. In addition to the severance benefit, Mr. Norris is entitled to receive payment of earned but unpaid salary, deferred compensation and unreimbursed business expenses.

        Mr. Norris's agreement defines a "hostile change of control" as a transaction or series of transactions that results in any individual, entity or group acquiring beneficial ownership of more than 50% of the combined voting power of the company then outstanding voting securities without the approval of our board of directors.

        If Mr. Norris has a qualifying termination that occurs within the one-year period following a "change in control," he is entitled to receive, in lieu of the severance benefit described above, a severance benefit equal to two times his then-current base salary payable in substantially equal payments according to our normal payroll practices over the one year period following his qualifying termination. He is also entitled to receive payment of all earned but unpaid salary, deferred compensation and unreimbursed business expenses.

        The term "cause" under Mr. Norris's agreement has substantially the same meaning as it does in Mr. Lebda's employment agreement (as described above), except it also includes (1) a plea of guilty or nolo contendere to, or conviction for, a misdemeanor offense involving a breach of trust or fiduciary duty and (2) a material violation by him of any company policy pertaining to ethics, wrongdoing or conflicts of interest, and, in the case of Mr. Norris, in the event the company purchases a mortgage company and places someone other than Mr. Norris in charge of the combined mortgage company, then such event shall be deemed a termination without cause.

        The term "change in control" means:

  •
  The acquisition of beneficial ownership by any person of the company's equity securities representing more than 50% of the voting power of the company's then outstanding equity securities entitled to vote generally in the election of directors;

  •
  Excluding any acquisition by a company employee benefit plan or any acquisition described under carve-out to the bullet point below.

  •
  The consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of our assets;

  •
  Excluding any transaction in which (1) the beneficial owners of the outstanding voting securities immediately prior to such transaction continue to own a majority of the voting securities, or (2) no individual, entity or group beneficially owns a majority of the combined voting power of such entity, except to the extent such ownership existed prior to the transaction; or

  •
  The approval by the company's members, stockholders or other required persons (as applicable) of a complete liquidation or dissolution of the company.

        We have agreed to pay compensation to Mr. Norris based on the asset sale transaction with Discover Bank. Pursuant to the agreement Mr. Norris is eligible to receive compensation, subject to an advisory vote of our stockholders, that is based on or that otherwise relates to the asset sale transaction with Discover Bank pursuant to that certain asset purchase agreement entered into on May 12, 2011.

        In connection with the asset sale transaction with Discover Bank, Mr. Norris will: (i) receive $1,000,000 in cash, (a) half of which to be paid on the asset sale transaction consummation date and (b) one-quarter of which to be on each of the first and second anniversaries of the asset sale transaction consummation date, subject to this continued employment with Discover Bank and (ii) a prorated portion of his scheduled third quarter bonus based on Company performance through the asset sale transaction consummation date (which amounts to $11,898, assuming a third quarter bonus of $37,744) within ten (10) business days following the asset sale transaction consummation date. The amounts described in the preceding sentence represent "single-trigger" arrangements, in other words, amounts triggered by a change-in-control for which payment is not conditioned upon the termination or resignation of Mr. Norris, although payment of certain amounts are dependent upon his continued employment with Discover Bank.

        Additionally, Mr. Norris will receive a one-time lump-sum payment of $125,000 within five (5) business days following the satisfaction of the following conditions:

  (x)
  either: (i) all warehouse lines being paid off within 60 days following the asset sale transaction consummation date or (ii) within 60 days following the asset sale transaction consummation date, HLC is permitted to make cash dividends to Tree.com without restriction from warehouse lenders; and

  (y)
  HLC receiving proceeds from the sale of loans held for sale on HLC Inc.'s books (other than impaired loans) representing 98.0% of the total carrying amount of all loans held for sale, inclusive of "Fair Value Basis Adjustments", as of the asset sale transaction consummation date.

        Further, Mr. Norris will receive five percent (5%) of the difference between: (a) the aggregate proceeds received from sales of loans held for sale by HLC Inc. as of the asset sale transaction consummation date, minus (b) 101.5% of the total carrying amount of all loans held for sale (before giving effect to "Fair Value Basis Adjustments" and excluding impaired loans) as of the asset sale transaction consummation date.

  Ozonian Employment Agreement

        In November 2010, we entered into an employment agreement with Mr. Ozonian. Under the agreement, if Mr. Ozonian's employment was terminated without "cause" or he resigns from employment for "good reason," he would have been entitled to: (1) continued payment of his base salary for a period of one year following his termination (capped at two times the annual compensation limit an employee may take into account under a tax-qualified retirement plan, which amount was $490,000 in 2010); and (2) an "accrued obligations" payment equal to the sum of any earned but unpaid annual bonus from the previous year, any deferred compensation not yet paid, and reasonable and necessary business expenses not yet reimbursed. If Mr. Ozonian's employment was terminated for either of the reasons described above following the occurrence of a change in control, Mr. Ozonian would have been entitled to continued payment of his base salary for two years following his termination (subject to the cap described above) and payment of any accrued obligations.

        The term "cause" under Mr. Ozonian's agreement means: (1) fraud, dishonesty, theft, embezzlement, misconduct injurious to the company or any of its affiliates, (2) conviction of, or entry of a plea of guilty or nolo contendere to a crime that constitutes a felony or other crime involving moral turpitude, (3) competition with the company or its affiliates or unauthorized use of trade secrets or confidential information of the company or its affiliates, (4) violations of company policies, codes or standards of ethics, (5) material breach of Mr. Ozonian's fiduciary duties owed to the company, (6) excessive and unexcused absenteeism (other than due to disability), or (6) gross neglect of the duties assigned to Mr. Ozonian following written notice and an opportunity to cure.

        The term "good reason" under Mr. Ozonian's agreement means: (1) a material diminution of his duties or operational authorities (or a similar diminution of his superior's duties or authorities) that is not inadvertent and remedied by the company and excluding a change in Mr. Ozonian's superior that occurs as a result of an internal reorganization or change in company personnel, (2) a reduction in Mr. Ozonian's base salary of greater than 25%, or (3) a relocation of Mr. Ozonian's office more than 30 miles from Orange County, California.

        The term "change in control" under Mr. Ozonian's agreement has the same meaning as set forth in the Stock and Annual Incentive Plan.

        As discussed in the Compensation Discussion and Analysis, we entered into a Confidential Severance Agreement and Release with Mr. Ozonian pursuant to which his employment with the company terminated effective March 31, 2011.

  Hanson Agreements

        Mr. Hanson and the company are parties to a severance agreement. Under the agreement, Mr. Hanson was entitled to six months of continued base salary if his employment was terminated without "cause" and for reasons unrelated to performance (a "qualifying termination") on or before December 31, 2010. Additionally, if Mr. Hanson's employment was terminated prior to December 31, 2010 without cause or if the company committed a material breach of Mr. Hanson's agreement, any unvested restricted stock units granted to Mr. Hanson in February 2009 and April 2009 that were scheduled to vest during the six-month salary continuation period described above, would immediately vest upon such termination or breach. Under the severance agreement, if Mr. Hanson's employment is terminated without cause and for reasons unrelated to performance after December 31, 2010, he will be eligible for severance pay according to the terms of any applicable company severance policies then in effect.

        Under Mr. Hanson's severance agreement, the term "cause" has substantially the same meaning as it does in Mr. Norris's employment agreement (as described above), except it also includes (1) the use of alcohol or illegal drugs that interferes materially with performance of duties and (2) default of any agreement between Mr. Hanson and the company.

        On March 26, 2010, we promised Mr. Hanson in a change-of-control letter that should a "change of control" occur, Mr. Hanson would immediately become fully vested in all his outstanding company equity awards. The change-of-control letter defines a "change of control" as occurring when:

  •
  Any person or entity who is not a controlling shareholder as of March 26, 2010 becomes a beneficial owner of company securities representing 50% or more of the total voting power of all the company's then outstanding voting securities;

  •
  A merger or consolidation of the company in which the company voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or

  •
  A sale of all or substantially all of the company's assets of or the company's liquidation or dissolution.

        In addition, Mr. Hanson's change-of-control letter provides that if there is a change of control and during the 12-month period following the change of control, Mr. Hanson resigns for "good reason" or his employment is terminated without "cause" and for reasons unrelated to his performance, he will receive a severance payment equal to two years of base salary. This severance payment replaces any payment Mr. Hanson would be entitled to receive under any other severance plan or arrangement then in effect.

        Mr. Hanson's change-of-control letter defines "cause" as gross negligence in carrying out his duties for the company or any breach of his fiduciary duties, his conviction of, or plea of guilty or no contest to any felony, any act of fraud or embezzlement, a material violation of a company policy, any unauthorized use or disclosure of confidential information or company trade secrets, or his failure to cooperate in any company investigation.

        "Good reason" is defined under Mr. Hanson's change-of-control letter as the occurrence of one of the following events without Mr. Hanson's written consent: (1) a material adverse change in title, duties, operational authorities or reporting responsibilities from those in effect immediately prior the change of control, excluding isolated and inadvertent actions not taken in bad faith and that are promptly remedied by the company and also excluding a change in Mr. Hanson's reporting officer to due internal restructurings, (ii) a material reduction in Mr. Hanson's base salary, or (iii) a relocation of Mr. Hanson's principal place of business more than 50 miles from his current office.

  Hayek Severance Agreement

        Mr. Hayek and the company are parties to a severance agreement under which Mr. Hayek is entitled to a severance benefits if his employment is terminated by the company other than for cause or for performance that does not meet company standards. In such an event, Mr. Hayek is entitled to continued payment of his then current base salary for six months. However, if Mr. Hayek would be entitled to a greater amount of severance pay under the company's general severance plan, as in effect on the date of his termination of employment, he will instead be paid a severance benefit under that plan and not the six-months of salary continuation payments under the severance agreement. As of December 31, 2010, Mr. Hayek is entitled to a severance benefit of six months of pay.

        In addition, the company promised in a change-of-control letter to Mr. Hayek that if there is a change of control and during the 12-month period following the change of control, Mr. Hayek resigns for "good reason" or his employment is terminated without "cause" and for reasons unrelated to his performance, he will receive a severance payment equal to six months of continued base salary. This severance payment replaces any payment Mr. Hayek would be entitled to receive under any other severance plan or arrangement then in effect. The terms cause, good reason and change of control are defined substantially similar to Mr. Hanson's change-of-control letter.

  Packey Severance Agreement

        On May 10, 2010, the company and Mr. Packey entered into a Confidential Severance Agreement and Release (the "Severance Agreement") pursuant to which Mr. Packey resigned from his position as the company's Senior Vice President and Chief Financial Officer. Mr. Packey's resignation was effective May 28, 2010 and pursuant to the Severance Agreement he received severance payments of $68,541.75. In addition, the company paid Mr. Packey $21,007.23 for certain unused paid time off hours he accrued in 2009 and 2010.

  Acceleration of Equity Awards

        The stock option awards granted to the named executives in August 2008 provide for accelerated vesting upon termination of employment within two years following a "Change in Control" (1) by the company other than for "Cause," (2) upon death or "Disability" or (3) upon termination by the participant for "Good Reason." In addition, following a termination under these circumstances the term of such stock options would be extended from 90 days following termination until the earlier of the first anniversary of the change in control and expiration of the option award. In addition, the two-year cliff vesting restricted stock unit awards received by Messrs. Norris and Hanson in 2009 provide for accelerated vesting upon a "change in control" (as defined in the Stock Plan).

        Pursuant to the individual agreements between the company and the named executives described above, Messrs. Lebda, Norris, Hanson and Hayek will become fully vested in all outstanding company equity awards upon a "change in control" (as defined by their respective agreements). Certain other equity awards granted to Mr. Lebda will also fully vest upon a "qualifying termination" of his employment, as described in greater detail above.

        Certain restricted stock unit awards received by the named executives in connection with the company's spin-off from IAC upon conversion of IAC restricted stock unit awards ("Spinco Awards"), would, upon termination without "cause" (as defined in the applicable employment agreement), vest pro rata based on the number of full years of completed service from the grant date; provided, notwithstanding such accelerated vesting, share delivery at settlement would not occur until the original cliff-vesting date.

        The Stock and Annual Incentive Plan and the stock plans governing the Spinco Awards provide for accelerated vesting of company restricted stock unit awards and Spinco Awards received by our named executives in connection with the spin-off upon conversion of outstanding IAC restricted stock unit awards upon termination of employment by the company other than for "cause" or "disability" or upon termination by the executive for "good reason" within two years following a "change in control."

        Under the Stock and Annual Incentive Plan and the stock plans governing the Spinco Awards, "change in control" is defined as:

  •
  The acquisition by any individual, entity or group, other than the company, of beneficial ownership of equity securities of the company representing more than 50% of the voting power of the then outstanding equity securities of the company entitled to vote generally in the election of directors; or

  •
  Individuals who constitute the Board cease for any reason to constitute at least a majority of the Board; or

  •
  Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the company, the purchase of assets or stock of another entity, or other similar corporate transaction, in each case, unless immediately following such transaction, (1) more than 50% of the resulting voting power is retained by the company's stockholders, and (2) at least a majority of the members of the board of directors of the entity resulting from such transaction were incumbent directors at the time of the initial agreement, or action of the Board, providing for such transaction; or

  •
  Approval by the stockholders of the company of a complete liquidation or dissolution of the company.

        The Stock and Annual Incentive Plan provides that the terms "cause," "disability" and "good reason" as applied to any of our named executives would have the meanings set forth in such named executive's employment agreement.

  Conditions to Receipt of Severance and Change in Control Benefits

        Under each named executive's various agreements, our obligations to provide the executive with the severance or change in control benefits described above are contingent on:

  •
  The executive's delivering a signed waiver and release of all claims he may have against the company and his not revoking such release;

  •
  The executive's compliance with certain covenants with respect to confidential information and invention assignment; and

  •
  The executive's compliance with applicable non-competition and non-solicitation covenants during a restricted period. In the case of Mr. Lebda, the restricted period generally lasts for 24 months other than instances of a qualifying termination following a change in control, in which case, it is reduced to 12 months for activities unrelated to the online lending business. Messrs. Norris and Hanson are generally restricted for 12 months following their termination of employment. Under Mr. Packey's severance agreement, the restricted period continued for 9 months following his termination date. Upon a "change in control", Mr. Hayek is restricted for a period of 12 months.

  No Tax Gross-Ups

        None of our named executives would be entitled to any tax gross-up or similar payments in connection with termination of employment or the occurrence of a change in control.

Other Compensation

        Under limited circumstances, certain executive officers have received perquisites as well as non-cash and non-equity compensatory benefits.

        The values of these benefits are reported below in the 2010 Summary Compensation Table under the column heading "All Other Compensation" pursuant to applicable rules. The executive officers do not participate in any deferred compensation or retirement program other than the company's 401(k) plan.

Outstanding Equity Awards at Fiscal Year-End

        The table below provides information regarding equity awards held by our named executives as of December 31, 2010. The market value of all restricted stock unit and restricted stock awards is based on the closing price of our common stock as of December 31, 2010 ($9.45).

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Douglas Lebda	1,807	(2)	—		5.9487	3/8/2012	412,500	(5)	3,898,125
	2,065	(2)	—		2.5970	4/2/2011	—		—
	1,291	(2)	—		9.9580	12/20/2012	—		—
	—		589,850	(3)	8.4800	1/7/2018	—		—
David Norris	22,500		15,000	(4)	7.4600	1/31/2018	56,250	(5)	531,563
Matthew Packey(6)	—		—		—	—	—		—
Greg Hanson	2,000		2,000	(4)	7.4600	1/31/2018	44,287	(5)	418,512
Christopher Hayek	2,075		2,075	(4)	7.4600	1/31/2018	17,450	(5)	164,903
Steven Ozonian	—		—		—	—	34,749	(5)	328,378

(1)
The market value of all restricted stock units and restricted stock awards is based on the closing price of our common stock as of December 31, 2010 ($9.45).

(2)
Represents options received in connection with the spin-off upon the conversion of IAC stock options.

(3)
Reflects the unvested portion of an option grant, which will vest in full on January 7, 2013.

(4)
Reflects the unvested portion of an option grant, which will vest in two equal annual installments beginning on January 31, 2011.

(5)
The table below provides the following information regarding unvested restricted stock awards held by Mr. Lebda and unvested restricted stock unit awards held by our other named executives as of December 31, 2010: (i) vesting date(s) of each award, (ii) the number of shares of restricted stock or restricted stock units outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of shares of restricted stock or restricted stock units outstanding as of December 31, 2010, (iv) the vesting schedule for each award, and (v) the total number of shares of restricted stock or restricted stock units that vested or are scheduled to vest in each of the fiscal years ending December 31, 2011, 2012, and 2013.

Name and Vesting Dates	Number of Unvested Shares or Units of Stock as of 12/31/10 (#)	Market Value of Unvested Shares or Units of Stock as of 12/31/10 ($)	2011	2012	2013
Douglas Lebda
Feb. 11	150,000	1,417,500	50,000	50,000	50,000
Feb. 17	262,500	2,480,625	87,500	87,500	87,500

Total	412,500	3,898,125	137,500	137,500	137,500
David Norris
Feb. 11	25,000	236,250	8,333	8,333	8,334
Feb. 17	21,250	200,813	13,750	3,750	3,750
June 28	10,000	94,500	3,333	3,333	3,334

Total	56,250	531,563	25,416	15,416	15,418
Gregory Hanson
Feb. 11	25,000	236,250	8,333	8,333	8,334
Feb. 16	1,787	16,887	892	895	—
Feb. 17	17,500	165,375	7,500	5,000	5,000

Total	44,287	418,512	16,725	14,228	13,334
Christopher Hayek
Feb. 6	599	5,661	599	—	—
Feb. 11	5,000	47,250	1,666	1,667	1,667
Feb. 16	1,163	10,990	581	582	—
Feb. 17	3,188	30,127	1,062	1,062	1,064
June 28	7,500	70,875	2,499	2,500	2,501

Total	17,450	164,903	6,407	5,811	5,232
Steven Ozonian
Apr. 28	9,749	92,128	4,355	—	—
Nov. 1	25,000	236,250	2,697	2,697	—

Total	34,749	328,378	7,052	2,697	—
(6)
Matthew Packey's outstanding equity awards were forfeited upon the termination of his employment effective May 28, 2010.

(7)
Steven Ozonian's outstanding unvested equity awards were forfeited upon the termination of his employment effective March 31, 2011.

Non-Employee Director Compensation Table

        The following table provides information on the compensation of our non-employee directors in the year ended December 31, 2010. Specifically, the table provides the amount of (1) cash fees earned by non-employee directors for services performed during 2010 and (2) the grant date fair value of stock awards granted in 2010.

Non-Employee Director Compensation for Fiscal Year 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Peter Horan	45,753	50,000	95,753
W. Mac Lackey	67,500	50,000	117,500
Joseph Levin	44,247	50,000	94,247
Patrick McCrory	52,500	50,000	102,500
Lance Melber	50,000	50,000	100,000
Steven Ozonian(2)	41,667	235,000	276,667

(1)
The amounts shown in this column indicate the grant date fair value for restricted stock unit awards computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the Notes to our audited, consolidated financial statements for the fiscal year ended December 31, 2010 included in this prospectus. Messrs. Horan, McCrory, Melber and Ozonian each had an aggregate of 9,749 RSU's outstanding as of December 31, 2010. Mr. Lackey had an aggregate of 34,749 RSU's outstanding as of December 31, 2010 and Mr. Levin had an aggregate of 11,228 RSU's outstanding as of December 31, 2010.

(2)
Mr. Ozonian resigned from the Board of Directors in November 2010. See the Summary Compensation Table above for details regarding Mr. Ozonian's compensation earned as an executive officer. The stock awards were forfeited upon the termination of Mr. Ozonian's employment as an executive officer on March 31, 2011.

Overview of Non-Employee Director Compensation

        Non-Employee Director Compensation Arrangements.    Each non-employee member of our board of directors receives an annual cash retainer in the amount of $40,000. Each member of the Audit and Compensation Committees receives an additional annual retainer in the amount of $10,000, except the chair of the Audit Committee receives an additional annual retainer in the amount of $15,000.

        Upon his or her initial election to our board of directors , each non-employee director receives a grant of restricted stock units with a dollar value of up to $50,000, with the actual amount of the grant being pro-rated based upon the amount of time from such appointment to the date of our next annual meeting of stockholders. In addition, each non-employee director receives a grant of restricted stock units with a dollar value of $50,000 upon his or her re-election on the date of our annual meeting of stockholders. The terms of these restricted stock units provide for (1) vesting in two equal annual installments commencing on the first anniversary of the grant date, (2) cancellation and forfeiture of unvested units in their entirety upon termination of service with the Board and (3) full acceleration of vesting upon a change in control of the company. Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at board of directors and committee meetings.

        The Nominating Committee has primary responsibility for recommending non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our stock to further align directors' interests with those of our stockholders. When considering non-employee director compensation arrangements, management provides the Nominating Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies.

        Deferred Compensation Plan for Non-Employee Directors.    Under our Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their board of directors and committee fees. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of common stock that could have been purchased on the relevant date or credited to a cash fund. If any dividends are paid on common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the Board, he or she will receive (1) with respect to share units, such number of shares of our common stock as the share units represent and (2) with respect to the cash fund, a cash payment in an amount equal to deferred amounts plus accrued interest. These payments will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Liberty Media Corporation

        In May 2008, IAC entered into a "Spinco Agreement" with Liberty Media Corporation ("Liberty") and affiliates of Liberty that held shares of IAC stock (together with Liberty, the "Liberty Parties"), among others. At the time of the spin-off, we assumed from IAC all of those rights and obligations under the Spinco Agreement providing for post-spin-off governance arrangements related to our businesses.

        As of December 31, 2010, Liberty beneficially owned 2,773,987 shares of our common stock representing approximately 25% of our outstanding common stock. The following summary describes the material terms of our governance arrangements and related matters and is qualified by reference to the full Spinco Agreement, which was filed as an exhibit to our Form S-1 registration statement with the SEC. The Spinco Agreement also required us to enter into a registration rights agreement with the Liberty Parties at the time of the spin-off, as described below.

  Spinco Agreement

  Representation of Liberty on our Board of Directors

        The Spinco Agreement generally provides that so long as Liberty beneficially owns securities representing at least 20% of the total voting power of our equity securities, Liberty has the right to nominate up to 20% of the directors serving on our board (rounded up to the nearest whole number). Any director nominated by Liberty must be reasonably acceptable to a majority of the directors on our board who were not nominated by Liberty. All but one of Liberty's nominees serving on our board of directors must qualify as "independent" under the NASDAQ Stock Market rules. In addition, the Nominating Committee may include only "Qualified Directors," namely directors other than any who were nominated by Liberty, are our officers or employees or were not nominated by the Nominating Committee in their initial election to the Board and for whose election any Liberty Party voted shares. To date, Liberty has not exercised its right to nominate any directors to serve on our board.

        The Liberty Parties had agreed, until the second anniversary of the spin-off in August 2010, to vote all of our equity securities beneficially owned by them in favor of the election of the full slate of director nominees recommended to our stockholders by our board so long as the slate included the director-candidates that Liberty has the right to nominate. The agreement to vote such equity securities in favor of election of the company's slate of director nominees is no longer in effect.

  Acquisition Restrictions

        The Liberty Parties have agreed in the Spinco Agreement not to acquire beneficial ownership of any of our equity securities (with specified exceptions) unless:

        the acquisition was approved by a majority of the Qualified Directors;

        the acquisition is permitted under the provisions described in "Competing Offers" below; or

  after giving effect to the acquisition, Liberty's ownership percentage of our equity securities, based on voting power, would not exceed the Applicable Percentage.

        The "Applicable Percentage" initially is Liberty's ownership percentage upon the spin-off, based on voting power (approximately 30%), plus 5%, but in no event more than 35%. Following the spin-off, the Applicable Percentage with respect to us will be reduced for specified transfers of our equity securities by the Liberty Parties. Notwithstanding the foregoing, during the first two years following the spin-off, acquisitions by the Liberty Parties were further limited to specified extraordinary transactions.

  Standstill Restrictions

        Until the second anniversary of the spin-off in August 2010, unless a majority of the Qualified Directors consent or to the extent permitted by the provisions described under "Acquisition Restrictions" or "Competing Offers" or in certain other limited circumstances, no Liberty Party was permitted to:

  •
  offer to acquire beneficial ownership of any of our equity securities;

  •
  initiate or propose any stockholder proposal or seek or propose to influence, advise, change or control our management, board of directors, governing instruments or policies or affairs;

  •
  offer, seek or propose, collaborate on or encourage any merger or other extraordinary transaction;

  •
  subject any of our equity securities to a voting agreement;

  •
  make a request to amend any of the provisions described under "Acquisition Restrictions", "Standstill Restrictions" or "Competing Offers";

  •
  make any public disclosure, or take any action which could reasonably be expected to require us to make any public disclosure, with respect to any of the provisions described under "Standstill Restrictions"; or

  •
  enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the provisions described under "Standstill Restrictions".

No such standstill restrictions are currently in effect.

  Transfer Restrictions

        Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by the Liberty Parties of any of our equity securities to any person except for certain transfers, including:

  •
  transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in "broker transactions");

  •
  transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by us;

  •
  transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of the Liberty Parties, to any person whose ownership percentage (based on voting power) of our equity securities, giving effect to the transfer, would exceed 15%;

  •
  a transfer of all of our equity securities beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee's ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement;

  •
  specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

  •
  specified transfers relating to certain hedging transactions or stock lending transactions, subject to specified restrictions.

  Competing Offers

        During the period when Liberty continues to have the right to nominate directors to our board, if the board determines to pursue certain types of transactions on a negotiated basis (either through an "auction" or with a single bidder), Liberty is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that we are negotiating with a single bidder, the Board must consider any offer for a transaction made in good faith by Liberty but is not obligated to accept any such offer or to enter into negotiations with Liberty.

        If a third party (x) commences a tender or exchange offer for at least 35% of our capital stock other than pursuant to an agreement with us or (y) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and the board fails to take certain actions to block such third party from acquiring an ownership percentage (based on voting power) exceeding the Applicable Percentage, the Liberty Parties generally will be relieved of the obligations described under "Standstill Restrictions" and "Acquisition Restrictions" above to the extent reasonably necessary to permit Liberty to commence and consummate a competing offer. If Liberty's ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (x) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the applicable spin-off and the date that Liberty's ownership percentage (based on voting power) exceeds 50%, the obligations described under "Acquisition Restrictions" will be terminated.

  Other

        Amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between a Liberty Party and us that would be reportable under the proxy rules) will require the approval of the Qualified Directors.

  Registration Rights Agreement

        Under a registration rights agreement, the Liberty Parties and their permitted transferees (the "Holders") are entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of our common stock received by the Liberty Parties as a result of the spin-off and other shares of our common stock acquired by the Liberty Parties consistent with the Spinco Agreement (collectively, the "Registrable Shares"). The Holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the Registrable Shares.

        We are obligated to indemnify the Holders, and each selling Holder will be obligated to indemnify us, against specified liabilities in connection with misstatements or omissions in any registration statement.

Lebda Share Exchange Agreement

        On August 30, 2010, we entered into and consummated a Share Exchange Agreement (the "Share Exchange Agreement") with Douglas R. Lebda, our Chairman and Chief Executive Officer. Pursuant to the Share Exchange Agreement, Mr. Lebda exchanged 2,902.33 shares of Series A Redeemable Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of our wholly-owned subsidiary, LendingTree Holdings Corp, owned by him, together with $1,055,932 in accrued and unpaid dividends in respect of the Preferred Shares, for a total of 534,900 newly-issued shares of our common stock. The Preferred Shares have a liquidation preference of $1,000 per share and cumulative cash dividends accrue on the Preferred Shares at the rate of 12% of the liquidation preference per share per year and unpaid dividends compound at a rate per annum equal to the dividend rate. The value of the common stock issued to Mr. Lebda pursuant to the Share Exchange Agreement was $3,958,260 and was determined based on the closing price of our common stock on the Nasdaq Global Market on the trading day preceding the closing of the share exchange.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of June 1, 2011, regarding the beneficial ownership of our common stock by:

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all current directors and executive officers as a group; and

  •
  every person or entity that we know beneficially owns more than 5% of our outstanding common stock.

        Information with respect to beneficial ownership has been furnished by each director, executive officer or five percent or more stockholder, as the case may be.

        Percentage of beneficial ownership is calculated based on 11,024,271 shares of common stock outstanding as of June 1, 2011. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable within 60 days of June 1, 2011, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Shares Beneficially Owned		% Common Stock Beneficially Owned
Greg Hanson	22,556	(1)	*
Peter Horan	29,564
W. Mac Lackey	30,713		*
Douglas R. Lebda	2,198,100	(2)	20.0%
Joseph Levin	18,417		*
Patrick McCrory	14,366		*
Lance Melber	18,146		*
David Norris	25,833	(3)	*
Steven Ozonian	11,094		*
Christopher Hayek	5,611	(4)	*
All directors and executive officers as a group (10 persons)	2,374,400		21.5%
Liberty Media Corporation	2,773,987	(5)	25.2%

*
The percentage of shares beneficially owned does not exceed 1%.

(1)
Includes 3,000 shares subject to options.

(2)
Includes 3,098 shares subject to options.

(3)
Consists of 22,500 shares subject to options and 3,333 restricted stock units vested as of June 28, 2011.

(4)
Consists of 3,112 shares subject to options and 2,499 restricted stock units vested as of June 28, 2011.

(5)
Information based on an amendment to Schedule 13D filed with the SEC by Liberty Media Corporation on May 23, 2011. The address of Liberty Media is 12300 Liberty Boulevard, Englewood, Colorado 80112. Liberty Media is a publicly held corporation. According to Liberty Media's Schedule 14A filed with the SEC on April 18, 2011, Liberty Media's chairman, John C. Malone, controls approximately 35% of the voting power of Liberty Media.

LEGAL MATTERS

        At the Registrant's 2009 Annual Stockholder Meeting held on April 28, 2009, the stockholders approved the Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the "Stock and Annual Incentive Plan") as a result of which the maximum number of shares that may be issued pursuant to new awards under the Stock and Annual Incentive Plan was increased by 550,000 (the "Plan Increase Shares") to 2,750,000. The validity of the issuance of the shares of common stock covered by this prospectus other than the Plan Increase Shares was passed upon for us by the General Counsel of IAC/InterActiveCorp. The validity of the issuance of the Plan Increase Shares was passed upon for us by K&L Gates LLP

EXPERTS

        The consolidated financial statements as of December 31, 2010 and 2009, and for each of the two years in the period ended December 31, 2010, included in this Prospectus and the related financial statement schedule, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the "Investors" section of our corporate website at www.tree.com.

        For printed copies of any of our reports, including this proxy statement, please contact our Corporate Secretary in writing at Tree.com, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary, or call our Corporate Secretary at (704) 541-5351.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Tree.com, Inc.

        We have audited the accompanying consolidated balance sheets of Tree.com, Inc. and subsidiaries (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2010. Our audits also included the financial statement schedule included in the Post-Effective Amendment No. 4 on Form S-1 on page 141. These financial statements and financial schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tree.com, Inc. and subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, beginning January 1, 2009, the Company adopted a new accounting standard for business combinations.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
February 28, 2011
(August 3, 2011 as to Notes 8 and 9)

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
	(In thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$68,819	$86,093
Restricted cash and cash equivalents	10,549	11,590
Accounts receivable, net of allowance of $160 and $213, respectively	4,264	6,791
Loans held for sale ($115,908 and $92,236 measured at fair value, respectively)	116,681	93,596
Prepaid and other current assets	11,750	10,751
Current assets of discontinued operations	219	480

Total current assets	212,282	209,301
Property and equipment, net	11,580	10,395
Goodwill	3,632	2,867
Intangible assets, net	45,419	57,626
Other non-current assets	521	325
Non-current assets of discontinued operations	9,368	11,318

Total assets	$282,802	$291,832

LIABILITIES:
Warehouse lines of credit	$100,623	$78,481
Accounts payable, trade	7,042	5,470
Deferred revenue	1,540	1,731
Deferred income taxes	2,358	2,211
Accrued expenses and other current liabilities	38,739	53,446
Current liabilities of discontinued operations	1,031	1,683

Total current liabilities	151,333	143,022
Income taxes payable	96	510
Other long-term liabilities	15,302	11,646
Deferred income taxes	13,962	15,380
Non-current liabilities of discontinued operations	288	364

Total liabilities	180,981	170,922
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 11,893,468 and 10,904,330 shares, respectively, and outstanding 10,770,207 and 10,904,330 shares, respectively	118	109
Additional paid-in capital	908,837	901,818
Accumulated deficit	(798,602)	(781,017)
Treasury stock 1,123,261 and -0- shares, respectively	(8,532)	—

Total shareholders' equity	101,821	120,910

Total liabilities and shareholders' equity	$282,802	$291,832

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009
	(In thousands, except per share amounts)
Revenue
LendingTree Loans	$124,180	$117,670
Exchanges	61,911	74,910

Total revenue	186,091	192,580
Cost of revenue
LendingTree Loans	44,056	48,998
Exchanges	5,547	8,284

Total cost of revenue (exclusive of depreciation shown separately below)	49,603	57,282

Gross margin	136,488	135,298
Operating expenses
Selling and marketing expense	72,600	58,270
General and administrative expense	50,487	57,328
Product development	3,983	4,788
Litigation settlements and contingencies	2,072	13,175
Restructuring expense	2,773	1,007
Amortization of intangibles	2,716	4,847
Depreciation	5,460	6,237
Asset impairments	9,491	6,097

Total operating expenses	149,582	151,749

Operating loss	(13,094)	(16,451)
Other income (expense)
Interest income	8	88
Interest expense	(473)	(617)
Other expense	—	—

Total other expense, net	(465)	(529)

Loss before income taxes	(13,559)	(16,980)
Income tax provision	936	368

Net loss from continuing operations	(12,623)	(16,612)
Loss from discontinued operations, net of tax	(4,962)	(7,862)

Net loss available to common shareholders	$(17,585)	$(24,474)

Weighted average common shares outstanding	11,014	10,536

Weighted average diluted shares outstanding	11,014	10,536

Net loss per share from continuing operations
Basic	$(1.15)	$(1.58)

Diluted	$(1.15)	$(1.58)

Net loss per share available to common shareholders
Basic	$(1.60)	$(2.32)

Diluted	$(1.60)	$(2.32)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

		Common Stock				Treasury Stock
	Total	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Number of Shares	Amount
Balance as of December 31, 2008	$138,128	9,369	$94	$894,577	$(756,543)	—	$—
Comprehensive loss:
Net loss for the year ended December 31, 2009	(24,474)	—	—	—	(24,474)	—	—

Comprehensive loss	(24,474)	—	—	—	—	—	—
Non-cash compensation	3,892	—	—	3,892	—	—	—
Issuance of common stock	3,636	935	9	3,627	—	—	—
Issuance of common stock upon exercise of stock options and vesting of restricted stock units, net of withholding taxes	(272)	250	3	(275)	—	—	—
Issuance of restricted stock	—	350	3	(3)	—	—	—

Balance as of December 31, 2009	120,910	10,904	109	901,818	(781,017)	—	—
Comprehensive loss:
Net loss for the year ended December 31, 2010	(17,585)	—	—	—	(17,585)	—	—

Comprehensive loss	(17,585)	—	—	—	—	—	—
Non-cash compensation	3,640	—	—	3,640	—	—	—
Issuance of common stock upon exercise of stock options and vesting of restricted stock units, net of withholding taxes	(570)	304	3	(573)	—	—	—
Issuance of restricted stock	—	150	1	(1)	—	—	—
Exchange of preferred stock issued by a subsidiary to common stock issued by parent	3,958	535	5	3,953	—	—	—
Purchase of treasury stock	(8,532)	—	—	—	—	1,123	(8,532)

Balance as of December 31, 2010	$101,821	11,893	$118	$908,837	$(798,602)	1,123	$(8,532)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net loss	$(17,585)	$(24,474)
Less loss from discontinued operations, net of tax	4,962	7,862

Loss from continuing operations	(12,623)	(16,612)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities attributable to continuing operations:
Loss on disposal of fixed assets	316	1,107
Amortization of intangibles	2,716	4,847
Depreciation	5,460	6,237
Intangible impairment	9,491	6,097
Non-cash compensation expense	3,640	3,892
Non-cash restructuring expense	93	583
Deferred income taxes	(1,270)	(382)
Gain on origination and sale of loans	(113,425)	(110,320)
Loss on impaired loans not sold	128	647
Loss on sale of real estate acquired in satisfaction of loans	406	51
Bad debt expense	10	422
Changes in current assets and liabilities:
Accounts receivable	2,518	16
Origination of loans	(2,792,041)	(2,855,246)
Proceeds from sales of loans	2,892,070	2,969,658
Principal payments received on loans	2,356	1,422
Payments to investors for loan repurchases and early payoff obligations	(12,154)	(8,742)
Prepaid and other current assets	(44)	(648)
Accounts payable and other current liabilities	(9,829)	14,848
Income taxes payable	(278)	(402)
Deferred revenue	(350)	151
Other, net	1,002	2,435

Net cash provided by (used in) operating activities attributable to continuing operations	(21,808)	20,061

Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(250)	(5,726)
Capital expenditures	(6,963)	(3,865)
Restricted cash	2,191	4,060
Other, net	—	(20)

Net cash used in investing activities attributable to continuing operations	(5,022)	(5,551)

Cash flows from financing activities attributable to continuing operations:
Borrowing under warehouse lines of credit	1,864,905	2,475,106
Repayments of warehouse lines of credit	(1,842,764)	(2,472,811)
Issuance of common stock, net of withholding taxes	(570)	3,364
Purchase of treasury stock	(8,532)	—
Increase in restricted cash	(50)	(875)

Net cash provided by financing activities attributable to continuing operations	12,989	4,784

Total cash provided by (used in) continuing operations	(13,841)	19,294

Net cash used in operating activities attributable to discontinued operations	(3,170)	(6,844)
Net cash used in investing activities attributable to discontinued operations	(263)	—

Total cash used in discontinued operations	(3,433)	(6,844)

Net increase (decrease) in cash and cash equivalents	(17,274)	12,450
Cash and cash equivalents at beginning of period	86,093	73,643

Cash and cash equivalents at end of period	$68,819	$86,093

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

Spin-Off

        On August 20, 2008, Tree.com, Inc. ("Tree.com" or the "Company") was spun off from its parent company, IAC/InterActiveCorp ("IAC") into a separate publicly traded company. In these consolidated financial statements, we refer to the separation transaction as the "spin-off." In connection with the spin-off, Tree.com was incorporated as a Delaware corporation in April 2008. Tree.com consists of the businesses that formerly comprised IAC's Lending and Real Estate segments as well as newly acquired or developed brands and businesses. We refer herein to these businesses as the "Tree.com Businesses" as more fully described in the Company Overview below.

        In conjunction with the spin-off, Tree.com completed the following transactions: (1) extinguished all intercompany payable balances with IAC, which totaled $56.2 million, by recording a non-cash contribution from IAC, (2) recapitalized the invested capital balances with common stock in the amount of $0.1 million, whereby holders of IAC stock received one-thirtieth of a share of common stock of Tree.com, and (3) received $55.2 million of cash from IAC.

Company Overview

        Tree.com is the parent of LendingTree, LLC, which owns several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers' lives. Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.comSM, HealthTree.comSM, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.comSM. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

        These businesses and brands are operated under the segments known as LendingTree Loans and the Exchanges.

  LendingTree Loans

        The LendingTree Loans segment originates, processes, approves and funds various residential real estate loans through Home Loan Center, Inc. dba LendingTree Loans ("HLC Inc."). The HLC Inc. and LendingTree Loans brand names are collectively referred to in these consolidated financial statements as "LendingTree Loans."

  Exchanges

        The Exchanges segment consists of online lead generation networks and call centers that connect consumers and service providers principally in the lending, real estate, higher education, home services, insurance and automobile marketplaces.

Discontinued Operations

        On March 10, 2011, management of the Company made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment (see Note 8) is presented as discontinued operations in the accompanying consolidated balance sheet and consolidated statements of operations and cash flows for all periods presented. The notes

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION (Continued)

accompanying these consolidated financial statements reflect our continuing operations and, unless otherwise noted, exclude information related to the discontinued operations.

Business Combinations

        In 2010, Tree.com purchased certain assets of a company with an aggregate purchase price of $0.8 million in cash and contingent consideration. The contingent consideration amount is based on a percentage of estimated cumulative earnings over a period of thirty-six months from the date of acquisition. The minimum payout under the arrangement is zero and the maximum payout is unlimited. There have been no changes in the amount recognized or in the range of payouts since the date of acquisition. The purchase is part of our strategic initiative to diversify our revenue streams outside of the mortgage and real estate industries.

        In 2009, Tree.com purchased certain assets of four separate companies, with an aggregate purchase price of $5.7 million in cash and $1.0 million in contingent consideration. The contingent consideration relates to one of the purchases, and the amount is based on a percentage of estimated cumulative earnings over a period of thirty-six months from the date of acquisition. The minimum payout under the arrangement is zero and the maximum payout is unlimited. In 2010, there was a reduction of $0.8 million in the amount recognized since the date of acquisition. All four transactions are part of our strategic initiative to diversify our revenue streams outside of the mortgage and real estate industries.

        These asset purchases are being accounted for under the acquisition method of accounting. Accordingly, the purchase price is allocated to the acquired assets and liabilities based on their estimated fair values at the acquisition date. The purchase price for acquisitions in 2010 has been allocated resulting in $0.8 million to be accounted for as goodwill in the Exchanges segment. The purchase price of the 2009 purchases has been allocated as $3.9 million to intangible assets with useful lives of five months to thirteen years and $2.9 million to goodwill, all of which are recorded in the Exchanges segment. For the 2009 purchases, the goodwill recognized primarily relates to synergies of the combined organizations and intangible assets that do not qualify for separate recognition.

        The pro forma effect of these 2010 and 2009 purchases were not material to our results of operations.

        In November 2010, LendingTree Loans entered into an Asset Purchase Agreement with First Residential Mortgage Network, Inc. dba SurePoint Lending ("SurePoint") and the shareholders of SurePoint. The Agreement provides for the purchase by LendingTree Loans of certain specified assets and liabilities of SurePoint. The acquired assets also include all of the equity interests of Real Estate Title Services, LLC. Under the terms of the Agreement, LendingTree Loans will make an initial payment of approximately $6 million in cash upon the closing of the transaction and will make contingent consideration payments on an annual basis for the next thirty-six months based on LendingTree Loans' pre-tax net income derived from the assets acquired. The aggregate purchase price, including the initial payment and contingent consideration, shall not exceed $23 million. The Company expects to use available cash to fund the acquisition. The transaction is projected to close in March 2011.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Consolidation

        The consolidated financial statements include the accounts of the Company and all entities that are wholly-owned by the Company. Intercompany transactions and accounts have been eliminated.

Reclassifications

        Certain prior period amounts have been reclassified to conform with the current presentation with no effect on net loss or accumulated deficit. Specifically, compensation and other-employee related costs within the Exchanges segment totaling $1.7 million for the year ended December 31, 2009 were reclassified from the Exchanges segment to the LendingTree Loans segment, both within cost of revenue. There was no impact on the consolidated financial results.

Revenue Recognition

  LendingTree Loans

        LendingTree Loans' revenues are primarily derived from the origination and sale of mortgage loans. Loans are funded through warehouse lines of credit and are sold to investors, typically within thirty days. The gain or loss on the sale of loans is realized on the date the loans are sold. The Company sells its loans on a servicing released basis in which the Company gives up the right to service the loans.

        Loans are recorded at fair value at the time of origination. Changes in the fair value of loans are recorded through revenue prior to the sale of the loans to investors. At the time of sale, any difference between the estimated fair value of the loan and the sales price is recorded as an adjustment to the gain.

        Loans funded prior to January 1, 2008 are carried at the lower of cost or market value determined on an aggregate basis except for loans that are impaired, which are assessed on an individual basis. Loans are deemed impaired when they have a significant defect impacting the ability of the Company to sell the loan and recoup substantially all of the balance due. Loan origination fees and certain direct costs related to the origination of loans prior to January 1, 2008 were capitalized and deferred until the loans were sold. Upon sale of the loans, the origination fees and costs were recognized as a component of the gain on sale of loans.

  Exchanges

        Exchange revenue principally represents match fees and closed-loan fees paid by lenders that received a transmitted loan request or closed a loan for a consumer that originated through one of LendingTree's websites or affiliates. Exchange revenue also includes match fees paid by institutions of higher education and professionals in the real estate, home services, insurance and automobile industries for a transmitted lead or service request. Match fees are recognized at the time qualification forms are transmitted, while closed-loan fees are recognized at the time the lender reports the closed loan to LendingTree, which may be several months after the loan request is transmitted. Cooperative brokerage fees from real estate professionals are recognized when the transmission of a consumer's information results in the purchase or sale of a home and the transaction is reported closed by the participating real estate professional.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents include cash and short-term, highly liquid money market investments.

Restricted Cash

        Restricted cash and cash equivalents consists of the following (in thousands):

	December 31, 2010	December 31, 2009
Cash in escrow for future operating lease commitments	$—	$788
Cash in escrow for surety bonds	5,030	5,030
Cash in escrow for corporate purchasing card program	800	2,203
Minimum required balances for warehouse lines of credit	1,925	1,875
Mortgage lending escrow funds	2,394	1,291
Other	400	403

Total restricted cash and cash equivalents	$10,549	$11,590

Accounts Receivable

        Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts.

        Accounts receivable outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time accounts receivable are past due, the Company's previous loss history, the specific customer's current ability to pay its obligation to the Company and the condition of the general economy and the customer's industry as a whole. The Company writes off accounts receivable when management deems them uncollectible. Write-offs were $0.4 million and $0.3 million for the years ended December 31, 2010 and 2009, respectively.

Loans Held for Sale

        LendingTree Loans originates all of its residential real estate loans with the intent to sell them in the secondary market. Loans held for sale consist primarily of residential first and second mortgage loans that are secured by residential real estate throughout the United States.

        Loans held for sale are recorded at fair value, with the exception of any loans that have been repurchased from investors or loans originated prior to January 1, 2008 on which we did not elect the fair value option. As of December 31, 2010 and 2009, $0.8 million and $1.4 million, respectively, of such loans were impaired and carried on the balance sheet at the lower of cost or market value assessed on an individual loan basis.

        The fair value of loans held for sale is determined using current secondary market prices for loans with similar coupons, maturities and credit quality. Loans held for sale are pledged as collateral under LendingTree Loans' warehouse lines of credit. LendingTree Loans relies substantially on the secondary mortgage market as all of the loans originated are sold into this market.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Prior to August 2010, fees received from borrowers for a commitment to originate a mortgage loan at a specified rate (interest rate lock commitment or "IRLC") were deferred. Such fees are generally credited toward loan origination fees when the loan is funded or recognized as income upon expiration of the commitment in the case of unexercised commitments. Effective August 2010, the Company no longer collects commitment fees for IRLCs.

        Interest on mortgage loans held for sale is recognized as earned and is only accrued if deemed collectible. Interest is generally deemed uncollectible when a loan becomes three months or more delinquent or when a loan has a defect affecting its salability. Delinquency is calculated based on the contractual due date of the loan. Loans are written off when deemed uncollectible.

Loan Loss Obligations

        LendingTree Loans sells loans it originates to investors on a servicing released basis and the risk of loss or default by the borrower is generally transferred to the investor. However, LendingTree Loans is required by these investors to make certain representations relating to credit information, loan documentation and collateral. To the extent LendingTree Loans does not comply with such representations or there are early payment defaults, LendingTree Loans may be required to repurchase loans or indemnify the investors for any losses from borrower defaults. The Company initially records the liability for this obligation at fair value as a reduction in revenue. Subsequently, LendingTree Loans maintains a liability for the estimated obligation related to this exposure based, in part, on historical and projected loss frequency and loss severity using its loan loss history (adjusted for recent trends in loan loss experience as well as market pricing information on loans repurchased), the original principal amount of the loans previously sold, the year the loans were sold, and loan type. There are four loan types used in this analysis that are determined based on the extent of the documentation received (full or limited) and the lien position of the mortgage in the underling property (first or second position). In the case of early payoffs, which occur when a borrower prepays a loan prior to the end of a specified period, LendingTree Loans may be required to repay all or a portion of the premium initially paid by the investor. The estimated obligation associated with early payoffs is calculated based on historical loss experience by loan type.

Real Estate Properties Acquired in Satisfaction of Loans

        Real estate properties acquired in satisfaction of loans are recorded at the lower of carrying amount or estimated fair value less selling costs on their acquisition dates. Subsequent write-downs, costs to maintain the property, and gains or losses realized upon disposition are included in operating expenses in the accompanying consolidated statements of operations.

Property and Equipment

        Property and equipment, including significant improvements, are recorded at cost less accumulated depreciation. Repairs and maintenance and any gains or losses on dispositions are included in operations.

        Depreciation is recorded on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives. Amortization of assets recorded under capital leases is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

included in depreciation expense. The following table presents the depreciation period for each asset category:

Asset Category	Depreciation Period
Computer equipment and capitalized software	1 to 5 years
Leasehold improvements	Lesser of asset life or life of lease
Furniture and other equipment	3 to 7 years

Software Development Costs

        Software development costs primarily include expenses incurred to develop the software that powers our websites. Certain costs incurred during the application development stage are capitalized based on specific activities tracked on internal timesheets and external invoices (or timesheets), while costs incurred during the preliminary project stage and post-implementation/operation stage are expensed as incurred. Capitalized software development costs are amortized over estimated lives of one to three years.

Goodwill and Indefinite-Lived Intangible Assets

        Goodwill acquired in business combinations is assigned to the reporting units that are expected to benefit from the combination as of the acquisition date.

        Goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, Tree.com determines the fair value of its reporting units by using a discounted cash flow ("DCF") analysis. Determining fair value using a DCF analysis requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is required to be performed to measure the amount of impairment, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite-lived intangible assets are determined using a DCF valuation analysis that employs a "relief from royalty" methodology in estimating the fair value of its trade names and trademarks. Significant judgments inherent in this analysis include the determination of royalty rates, discount rates and the terminal growth rates.

        Goodwill and indefinite-lived intangible assets, primarily trade names and trademarks, are tested annually for impairment as of October 1 or earlier upon the occurrence of certain events or substantive changes in circumstances. In light of the substantive changes in the mortgage and real estate markets and significant changes in leadership and operational focus in the real estate segment, Tree.com performed interim tests as of June 30, 2009, in addition to the annual test on October 1, 2010 and 2009. Tree.com identified impairments in the interim test in 2009 and in the annual tests in 2010 and 2009, as described in Note 4.

Long-Lived Assets and Intangible Assets with Definite Lives

        Long-lived assets, including property and equipment and intangible assets with definite lives, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount is deemed to not be recoverable, an impairment loss is recorded as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Amortization of definite lived intangible assets is recorded on a straight-line basis over their estimated lives.

Derivative Instruments and Hedging Activities

        Tree.com is exposed to certain risks in connection with its mortgage banking operations. LendingTree Loans is exposed to interest rate risk for loans it originates until those loans are sold in the secondary market. The fair value of interest rate lock commitments ("IRLCs") and loans held for sale are subject to change primarily due to changes in market interest rates. LendingTree Loans economically hedges the changes in fair value of IRLCs and loans held for sale primarily by using derivative instruments that are fully described in Note 11.

Cost of Revenue

        Cost of revenue consists primarily of costs associated with loan originations, compensation and other employee-related costs (including stock-based compensation) related to customer call centers and real estate network support staff and loan officers, as well as credit scoring fees, consumer incentive costs, real estate agent commissions and website network hosting and server fees.

Consumer Promotional Costs

        The Company offers certain consumers that utilize our exchange services promotional incentives to complete a transaction. These include cash payments, gift certificates, airline miles or other discounts or coupons in the event a transaction is completed utilizing our services. The liability is estimated for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

these consumer promotional costs each period based on the number of consumers that are presented such offers, the cost of the item being offered and the historical trends of consumers qualifying for the offer and our payout rates. The estimated costs of the consumer promotional incentives are charged to cost of revenue each period. Consumer promotional expense was $1.3 million and $3.6 million for the years ended December 31, 2010 and 2009, respectively. Consumer promotional costs accrued totaled $0.6 million at both December 31, 2010 and 2009, and are included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Product Development

        Product development expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in product development, which include costs related to the design, development, testing and enhancement of technology that are not capitalized.

Advertising

        Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and principally represent offline costs, including television, print and radio advertising, and online advertising costs, including fees paid to search engines and distribution partners. Advertising expense was $68.7 million and $54.7 million for the years ended December 31, 2010 and 2009, respectively. There was no prepaid advertising at December 31, 2010 or 2009.

Income Taxes

        Tree.com accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In estimating future tax consequences, all expected future events are considered. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. Tree.com records interest on potential tax contingencies as a component of income tax expense and records interest net of any applicable related income tax benefit.

        In accordance with the accounting standard for uncertainty in income taxes, Tree.com recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the accounting standards. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Stock-Based Compensation

        Tree.com records stock-based compensation in accordance with the accounting standard for share based payments. See Note 3 for further information.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Estimates

        Tree.com's management is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: valuation allowance for impaired loans held for sale; loan loss obligations; the fair value of loans held for sale and related derivatives; the recoverability of long-lived assets, goodwill and intangible assets; the determination of income taxes payable and deferred income taxes, including related valuation allowances; restructuring reserves; contingent consideration related to business combinations; various other allowances, reserves and accruals; and assumptions related to the determination of stock-based compensation.

Certain Risks and Concentrations

        Tree.com's business is subject to certain risks and concentrations including dependence on third party technology providers, exposure to risks associated with online commerce security and credit card fraud.

        Financial instruments, which potentially subject Tree.com to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with quality financial institutions of high credit and are in excess of Federal Deposit Insurance Corporation insurance limits.

        Due to the nature of the mortgage lending industry, changes in interest rates may significantly impact revenue from originating mortgages and subsequent sales of loans to investors, which are the primary source of income for LendingTree Loans. LendingTree Loans originates mortgage loans on property located throughout the United States, with revenue from loans originated for property located in California totaling approximately 12% and 11% of Tree.com's consolidated revenue in 2010 and 2009, respectively.

        LendingTree Loans monitors its relationships with investors and, from time to time, makes adjustments in the amount it sells to any one investor based upon a number of factors, including but not limited to, price, loan review time and funding turnaround, underwriting guidelines and the overall efficiency of its relationship with the investor.

        The following table represents the approximate percentage of Tree.com's revenue for LendingTree Loan's four largest investors (purchasers of the loans originated) for the years ended December 31, 2010 and 2009:

	Years Ended December 31,
	2010	2009
Investor 1	25%	11%
Investor 2	24%	25%
Investor 3	11%	13%

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        LendingTree Loans funds loans through warehouse lines of credit. As of December 31, 2010 and 2009, 68% and 56%, respectively, of the total balance due on the lines of credit was payable to one lender. The decision regarding how to allocate this balance amongst lenders is based on several factors, including the interest rate and commitment fee.

        Due to the nature of the mortgage lending industry, interest rate increases may negatively impact future revenue from our lending networks as well as revenue from originating and selling loans.

        Further, lenders participating on our lending networks can offer their products directly to consumers through brokers, mass marketing campaigns, or through other traditional methods of credit distribution. These lenders can also offer their products online, either directly to prospective borrowers, through one or more of our online competitors, or both. If a significant number of potential consumers are able to obtain loans from our participating lenders without utilizing our service, our ability to generate revenue may be limited. Because we do not have exclusive relationships with the lenders whose loan offerings are offered on our online marketplace, consumers may obtain offers and loans from these lenders without using our service.

        The Company maintains operations solely in the United States.

Recent Accounting Pronouncements

        On July 1, 2009, the Financial Accounting Standards Board ("FASB") issued guidance with the objective of establishing the Accounting Standards Codification as the source of authoritative nongovernmental GAAP. All existing accounting standards have been superseded and all other accounting literature not included in the codification will be considered non-authoritative. Accordingly, all references to accounting standards have been conformed to the new codification hierarchy.

        On January 1, 2010, Tree.com adopted the accounting standard for transfers and servicing of financial assets, with no material impact to the financials. The objective is to improve relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement, if any, in transferred financial assets. This standard is effective for annual reporting periods beginning after November 15, 2009.

        On January 21, 2010, the FASB amended and Tree.com adopted the accounting standard for fair value measurements and disclosures, which added new requirements for disclosures about transfers into and out of Level 1 and 2 and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. The amendment also clarifies existing fair value disclosures about the level of disaggregation and the inputs and valuation techniques used to measure fair value. This amendment is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. See Note 11 for further information.

        On January 1, 2009, Tree.com adopted the accounting standard for business combinations, which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

acquiree and the goodwill acquired. This standard also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. The standard applies prospectively to business combinations in fiscal years beginning after December 15, 2008. The Company applied this standard to its business combinations made subsequent to January 1, 2009. See Note 1 for further information.

        On January 1, 2009, Tree.com adopted the updated accounting standard for derivatives and hedging. This standard amends and expands the existing disclosure requirements with the intent to provide users of financial statements with an enhanced understanding of: (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for; and (iii) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. The adoption of this standard did not have a material impact on the Company's consolidated financial statements. See Note 11 for further information.

        On April 9, 2009, the FASB issued and Tree.com adopted the updated accounting standards for financial instruments and interim reporting. The new standards require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The new standards also require those disclosures in summarized financial information at interim reporting periods. See Note 11 for further information.

NOTE 3—STOCK-BASED COMPENSATION

        Tree.com currently has one active plan ("Tree.com 2008 Stock and Annual Incentive Plan") under which future awards may be granted, which currently covers outstanding stock options to acquire shares of Tree.com common stock and restricted stock units ("RSUs"), and provides for the future grant of these and other equity awards. Under the Tree.com 2008 Stock and Annual Incentive Plan, the Company is authorized to grant stock options, RSUs and other equity based awards for up to 2.75 million shares of Tree.com common stock. The active plan described above authorizes the Company to grant awards to its employees, officers and directors. Finally, this active plan also governs certain equity awards of IAC that were converted into equity awards of Tree.com in connection with the spin-off.

        In addition, the plan described above has a stated term of ten years and provides that the exercise price of stock options granted will not be less than the market price of the Company's common stock on the grant date. The plan does not specify grant dates or vesting schedules as those determinations have been delegated to the Compensation Committee of Tree.com's Board of Directors (the "Committee"). Each grant agreement reflects the vesting schedule for that particular grant as determined by the Committee.

        Prior to the spin-off, Tree.com employees received equity awards that were granted under various IAC stock and annual incentive plans. Upon spin-off, these IAC awards were converted into awards of both Tree.com and other former IAC companies. Tree.com will continue to recognize non-cash compensation expense for all of these awards granted to Tree.com employees.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—STOCK-BASED COMPENSATION (Continued)

        Non-cash stock-based compensation expense related to equity awards is included in the following line items in the accompanying consolidated statements of operations for the years ended December 31, 2010 and 2009 (in thousands):

	Years Ended December 31,
	2010	2009
Cost of revenue	$16	$90
Selling and marketing expense	187	154
General and administrative expense	3,288	3,524
Product development	149	124

Non-cash stock-based compensation expense before income taxes	3,640	3,892
Income tax benefit	(1,438)	(1,537)

Non-cash stock-based compensation expense after income taxes	$2,202	$2,355

        The forms of stock-based awards granted to Tree.com employees are principally RSUs, restricted stock and stock options. RSUs are awards in the form of units, denominated in a hypothetical equivalent number of shares of Tree.com common stock and with the value of each award equal to the fair value of Tree.com common stock at the date of grant. RSUs may be settled in cash, stock or both, as determined by the Committee at the time of grant. Each stock-based award is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. Certain restricted stock awards also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. Tree.com recognizes expense for all stock-based awards for which vesting is considered probable. For stock-based awards, the accounting charge is measured at the grant date as the fair value of Tree.com common stock and expensed ratably as non-cash compensation over the vesting term. For performance-based awards, the expense is measured at the grant date as the fair value of Tree.com common stock and expensed as non-cash compensation over the vesting period if the performance targets are considered probable of being achieved.

        The amount of stock-based compensation expense recognized in the consolidated statement of operations is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if the actual forfeiture rate differs from the estimated rate.

        Tax benefits resulting from tax deductions in excess of the stock-based compensation expense recognized in the consolidated statement of operations are reported as a component of financing cash flows. There were no excess tax benefits from stock-based compensation for the years ended December 31, 2010 or 2009.

        As of December 31, 2010, there was approximately $1.6 million, $2.9 million and $1.9 million of unrecognized compensation cost, net of estimated forfeitures, related to stock options, RSUs and restricted stock, respectively. These costs are expected to be recognized over a weighted-average period of approximately 1.9 years for stock options, 2.0 years for RSUs and 2.1 years for restricted stock.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—STOCK-BASED COMPENSATION (Continued)

Stock Options

        A summary of changes in outstanding stock options is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(In years)	(In thousands)
Outstanding at January 1, 2010	1,177,319	$9.34
Granted	—
Exercised	(44,835)	6.73
Forfeited	(68,464)	7.46
Expired	(111,351)	9.57

Outstanding at December 31, 2010	952,669	$9.58	6.3	$87

Options exercisable	287,506	$12.40	4.4	$257

        Substantially all options outstanding at December 31, 2010 are vested or are expected to vest over a weighted-average period of approximately 1.9 years.

        The fair value of each stock option award is estimated on the grant date using the Black-Scholes option pricing model. There were no stock options granted by the Company during the year ended December 31, 2010. There were 21,250 stock options granted by the Company during the year ended December 31, 2009.

        The Black-Scholes option pricing model incorporates various assumptions, including expected volatility and expected term. For purposes of this model, no dividends have been assumed. Expected stock price volatilities are estimated based on the historical volatility of similar companies, as the stock of Tree.com began trading on August 21, 2008, and there was insufficient data at the 2009 grant date to calculate its own historical volatility. The risk-free interest rates are based on U.S. Treasury yields for notes with comparable terms as the awards, in effect at the grant date. The expected term of options granted is based on analyses of historical employee termination rates and option exercise patterns, giving consideration to expectations of future employee behavior. The following are the weighted average assumptions used in the Black-Scholes option pricing model for year ended December 31, 2009: volatility factor of 70%, risk-free interest rate of 3.4%, expected term of 6.7 years, and a dividend yield of zero.

        The stock options granted during the year ended December 31, 2009 were not significant.

        In connection with the spin-off, the Chairman and CEO was awarded two grants of 589,950 stock options, each of which represents the right to acquire 2.5% of the fully diluted equity at exercise prices representing a total equity value of the Company of $100 million and $300 million. The stock options all cliff vest at the end of five years. The weighted average exercise price and the weighted average fair value related to these stock option grants were $16.95 and $4.19, respectively. In 2009, the Company entered into an Option Cancellation Agreement with the Chairman and CEO, in which he surrendered for cancellation in its entirety one stock option award to purchase 589,850 shares of the Company's common stock at an exercise price of $25.43 per share.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—STOCK-BASED COMPENSATION (Continued)

        The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between Tree.com's closing stock price on the last trading day of 2010 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2010. This amount changes based on the fair market value of Tree.com's common stock. The total intrinsic value of stock options exercised during the years ended December 31, 2010 and 2009 was $87,000 and $33,000, respectively.

        Cash received from stock option exercises and the related actual tax benefit realized were $302,000 and $36,000 for the year ended December 31, 2010; and, $95,000 and $14,000 for the year ended December 31, 2009, respectively.

        The following table summarizes the information about stock options outstanding and exercisable as of December 31, 2010:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding at December 31, 2010	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Exercisable at December 31, 2010	Weighted Average Exercise Price
$.01 to $4.99	11,474	1.63	$3.15	11,474	$3.15
$5.00 to $7.45	12,213	1.93	6.64	12,213	6.64
$7.46 to $9.99	746,663	6.99	8.28	81,500	7.60
$10.00 to $14.99	54,250	2.35	12.23	54,250	12.23
$15.00 to $19.99	81,406	4.40	15.03	81,406	15.03
$20.00 to $24.99	46,663	4.44	20.19	46,663	20.19

	952,669	6.25	$9.59	287,506	$12.40

Restricted Stock Units and Restricted Stock

        Nonvested RSUs and restricted stock outstanding as of December 31, 2010 and changes during the year ended December 31, 2010 were as follows:

	RSUs		Restricted Stock
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2010	704,938	$8.03	350,000	$5.42
Granted	509,370	8.09	150,000	9.21
Vested	(294,806)	10.26	(87,500)	5.42
Forfeited	(284,731)	7.32	—	—

Nonvested at December 31, 2010	634,771	$7.53	412,500	$6.80

        The weighted average grant date fair value of RSUs granted during the years ended December 31, 2010, 2009 and 2008 at market prices equal to Tree.com's common stock on the grant date was $8.09, $5.29 and $5.43, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—STOCK-BASED COMPENSATION (Continued)

        The total fair value of RSUs that vested during the years ended December 31, 2010 and 2009 was $2.3 million and $0.3 million, respectively.

        In connection with the spin-off, the Chairman and CEO was granted 117,970 shares of restricted stock in 2008, which were equal to 1% of the fully diluted equity of the Company at the spin-off date. These shares of restricted stock vested during the year ended December 31, 2009, had a total fair value of $0.9 million, and their weighted average grant date fair value was $7.46. The Chairman and CEO was also granted 350,000 shares of restricted stock in 2009, which was treated as a modification of the cancelled stock option award of 589,850 shares discussed above. These shares of restricted stock had a weighted average grant date fair value of $5.42. The incremental non-cash compensation expense for this modification is $0.7 million, which will be recognized over the vesting period of four years. During the year ended December 31, 2010, the Chairman and CEO was granted 150,000 shares of restricted stock. These shares of restricted stock had a weighted average grant date fair value of $9.21 and a total fair value of $1.4 million.

Equity Instruments Denominated in the Shares of Certain Subsidiaries

        Subsequent to December 31, 2010, the Company has granted common shares in various operating subsidiaries to certain members of the subsidiaries' management. These equity awards vest over a period of years or upon the occurrence of certain prescribed events. The Company has taken a preferred interest in the subsidiary with a face value equal to its investment cost or a certain other fixed amount. These preferred interests accrete with paid-in-kind dividends at a prescribed rate of return. The equity awards management receives as a whole generally represent a small minority of the total common stock outstanding of each subsidiary. Accordingly, these interests only have value to the extent the relevant business appreciates in value above the preferred interest (including the accretion of dividends), our investment cost or other fixed amount. These interests can have significant value in the event of significant appreciation. The interests are ultimately settled in Tree.com common stock or cash at the sole option of Tree.com, with fair market value determined by negotiation or arbitration, at various dates through 2015. The expense associated with these equity awards is initially measured at fair value at the grant date and is amortized ratably as non-cash compensation over the vesting term. The aggregate number of Tree.com common shares that would be required to settle these interests at current estimated fair values, including vested and unvested interests, will be included in future calculations of diluted earnings per share if the effect is dilutive.

        The operating subsidiaries are party to fair value put and call arrangements with respect to these interests. These put and call arrangements allow management of these businesses to require the relevant operating subsidiary to purchase their interests or allow the operating subsidiary to acquire such interests at fair value, respectively. These put and call arrangements become exercisable by the operating subsidiary and the counter-party at various dates through 2015. These put arrangements are exercisable by the counter-party outside the control of the Company. Accordingly, to the extent that the fair value of these interests exceeds the value determined by normal non-controlling interest accounting, the value of such interests is adjusted to fair value with a corresponding adjustment to additional paid-in capital. Non-controlling interests in the consolidated subsidiaries of the Company should be reported on the consolidated balance sheet within shareholders' equity, separately from the Company's equity. However, in accordance with Accounting Standards Update 2009-04, "Accounting for Redeemable Equity Investments—Amendment to ASC 480-10-599", securities that are redeemable at the option of the holder and not solely within the control of the issuer, must be classified outside of

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—STOCK-BASED COMPENSATION (Continued)

shareholders' equity. Since the redemption of the non-controlling interests is outside the control of the Company, these interests will be included in the mezzanine section of future consolidated balance sheets, outside of shareholders' equity.

NOTE 4—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	December 31, 2010	December 31, 2009
Goodwill	$3,632	$2,867

Intangible assets with indefinite lives	$43,242	$52,733
Intangible assets with definite lives, net	2,177	4,893

Total intangible assets, net	$45,419	$57,626

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At December 31, 2010, intangible assets with definite lives relate to the following ($ in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$75,453	$(75,288)	$165	5.8
Technology	30,491	(29,838)	653	3.0
Customer lists	7,388	(6,692)	696	3.9
Other	9,009	(8,346)	663	4.1

Total	$122,341	$(120,164)	$2,177

        At December 31, 2009, intangible assets with definite lives relate to the following ($ in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$76,352	$(74,657)	$1,695	5.7
Technology	30,491	(29,396)	1,095	3.0
Customer lists	7,388	(6,631)	757	3.9
Other	9,813	(8,467)	1,346	4.1

Total	$124,044	$(119,151)	$4,893

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2010 balances, such amortization is estimated to be as follows (in thousands):

Amount
Year ending December 31, 2011	$1,084
Year ending December 31, 2012	410
Year ending December 31, 2013	143
Year ending December 31, 2014	84
Year ending December 31, 2015	60
Thereafter	396

Total	$2,177

        The following table presents the balance of goodwill by segment, including changes in the carrying amount of goodwill, for the years ended December 31, 2010 and 2009 (in thousands):

	LendingTree Loans	Exchanges	Total
Balance as of January 1, 2009
Goodwill	$46,526	$483,088	$529,614
Accumulated impairment losses	(46,526)	(483,088)	(529,614)

	—	—	—

Goodwill acquired during the year	—	2,867	2,867
Impairment losses	—	—	—
Other deductions	—	—	—

Balance as of December 31, 2009
Goodwill	46,526	485,955	532,481
Accumulated impairment losses	(46,526)	(483,088)	(529,614)

	—	2,867	2,867

Goodwill acquired during the year	—	765	765
Impairment losses	—	—	—
Other deductions	—	—	—

Balance as of December 31, 2010	—	3,632	3,632
Goodwill	46,526	486,720	533,246
Accumulated impairment losses	(46,526)	(483,088)	(529,614)

	$—	$3,632	$3,632

        Additions principally relate to business combinations. See Note 1.

        In connection with its annual impairment assessment as of October 1, 2010, Tree.com identified and recorded impairment charges related to trademarks of $9.5 million in the Exchanges. The impairments resulted from the Company's reassessment of its likely future profitability in light of the adverse developments in the mortgage and real estate market conditions and the operational strategies Tree.com has undertaken in response to these market realities. These adverse conditions include,

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

among others, constrained liquidity, lender focus on low margin conforming loans, uncertainty as to the eventuality and timing of the return of higher margin mortgage offerings, the decline in real estate values and a high rate of delinquency for existing mortgages. Tree.com updated its assessment of mortgage and real estate market conditions and Tree.com's responsive operational strategies and quantified these considerations in the future forecasted results.

        The Company determines the fair values of its reporting units using discounted cash flow ("DCF") analyses. Determining fair value requires the exercise of significant judgment, including judgment about the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on the Company's most recent budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. The discount rates used in the DCF analyses reflect the risks inherent in the expected future cash flows of the respective reporting units.

        The Company determines the fair values of its indefinite-lived intangible assets using avoided royalty DCF valuation analyses. Significant judgments inherent in these analyses include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company's trade names and trademarks.

NOTE 5—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	December 31, 2010	December 31, 2009
Computer equipment and capitalized software	$35,205	$33,366
Leasehold improvements	2,311	2,477
Furniture and other equipment	2,915	3,244
Projects in progress	2,896	1,390

	43,327	40,477
Less: accumulated depreciation and amortization	(31,747)	(30,082)

Total property and equipment, net	$11,580	$10,395

        The Company capitalized $5.8 million and $2.4 million of internal software development costs during the years ended December 31, 2010 and 2009, respectively. Unamortized capitalized software development costs were $7.3 million and $4.5 million at December 31, 2010 and 2009, respectively. Capitalized software development amortization expense was $2.9 million and $1.7 million for the years ended December 31, 2010 and 2009, respectively. Software development costs increased in 2010 due to our expanded investment in the businesses outside of the mortgage and real estate industries.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31, 2010	December 31, 2009
Accrued loan loss liability related to loans previously sold	$5,459	$6,115
Loan loss settlement liability related to loans previously sold	300	4,500
Litigation accruals	520	12,750
Accrued advertising expense	8,979	7,891
Accrued compensation and benefits	7,247	7,375
Accrued professional fees	1,340	1,528
Accrued restructuring costs	1,199	1,594
Derivative liabilities	1,634	356
Customer deposits and escrows	3,166	3,166
Deferred rent	482	619
Other	8,413	7,552

Total accrued expenses and other current liabilities	$38,739	$53,446

        The other category above reflects an estimated earnout payable related to an acquisition, franchise taxes, self-insured health claims and other miscellaneous accrued expenses.

        An additional $11.5 million and $6.4 million of accrued loan loss liability related to loans previously sold is classified in other long term liabilities at December 31, 2010 and December 31, 2009, respectively.

        An additional $1.2 million and $0.5 million of accrued restructuring liability is classified in other long term liabilities at December 31, 2010 and December 31, 2009, respectively.

NOTE 7—WAREHOUSE LINES OF CREDIT

        Borrowings on warehouse lines of credit were $100.6 million and $78.5 million at December 31, 2010 and December 31, 2009, respectively.

        As of December 31, 2010, LendingTree Loans had two committed lines of credit totaling $150.0 million of borrowing capacity. LendingTree Loans also has a $25.0 million uncommitted line with one of these lenders. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid using proceeds from the sales of loans held for sale by LendingTree Loans.

        The $50.0 million first line is scheduled to expire June 29, 2011. This line can be cancelled at the option of the lender without default upon sixty days notice. This first line includes an additional uncommitted credit facility of $25.0 million. This first line is also guaranteed by Tree.com, Inc., LendingTree, LLC and LendingTree Holdings Corp. The interest rate under the first line is 30-day LIBOR or 2.00% (whichever is greater) plus 2.25%. The interest rate under the $25.0 million uncommitted line is 30-day LIBOR plus 1.50%. LendingTree Loans is also required to sell at least 25% of the loans it originates to the lender under this line or pay a "pair-off fee" of 0.25% on the difference between the required and actual volume of loans sold.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—WAREHOUSE LINES OF CREDIT (Continued)

        The borrowing capacity of the second line was increased from $75.0 million to $100.0 million upon renewal of the line effective October 29, 2010. The expiration date of this line is October 28, 2011. This second line is also guaranteed by Tree.com, Inc., LendingTree, LLC and LendingTree Holdings Corp. The interest rate under this line was decreased from 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.50% to 3.0% prior to renewal, to 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.25% to 2.5% after renewal, for loans being sold to the lender. Additionally, the interest rate for loans not being sold to the lender was decreased from 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.75% prior to renewal, to 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.25% after renewal.

        Under the terms of these warehouse lines, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include, but are not limited to, maintaining (i) minimum tangible net worth of $25.0 million, (ii) minimum liquidity, (iii) a minimum current ratio, (iv) a maximum ratio of total liabilities to net worth, (v) a maximum leverage ratio, (vi) pre-tax net income requirements and (vii) a maximum warehouse capacity ratio. During the year ended December 31, 2010, LendingTree Loans was in compliance with the covenants under the lines.

        The LendingTree Loans business is highly dependent on the availability of these warehouse lines. Although we believe that our existing lines of credit are adequate for our current operations, reductions in our available credit, or the inability to renew or replace these lines, would have a material adverse effect on our business, financial condition and results of operations. Management has determined that it could continue to operate the LendingTree Loans business at a reduced capacity if one, but not both, of the warehouse lines were lost. We intend to renew the lines that are expiring on June 29, 2011 and October 28, 2011.

NOTE 8—SEGMENT INFORMATION

        The overall concept that Tree.com employs in determining its reportable segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the Tree.com businesses, how the businesses are organized as to segment management, and the focus of the Tree.com businesses with regards to the types of products or services offered or the target market.

        In connection with exiting the RealEstate.com, REALTORS® business that is discussed in Notes 1, 4 and 9, the Company re-evaluated its reporting segments based on the continuing operations of the Company. In prior periods, the segments "LendingTree Loans", "Exchanges", "Real Estate" and "Unallocated—Corporate" were presented, which have been changed to "LendingTree Loans" and "Exchanges". The "Exchanges" segment now includes the continuing operations of the previous "Real Estate" segment and the previous "Unallocated—Corporate" segment. Segment results for prior periods have been restated to conform to the new presentation.

        During the third quarter of 2010, the Company changed its accounting policy for inter-segment revenue and inter-segment marketing expense between the LendingTree Loans and Exchanges segments. This change only impacts the individual segment results, and does not impact the consolidated financial results of Tree.com.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

        Marketing expense for the Exchanges is primarily related to the building and maintaining of the Company's core brands, using both online and offline spending, and generates leads not only for the Exchanges but for other segments as well. Previously, marketing expense for LendingTree Loans was primarily comprised of inter-segment purchases of leads from the Exchanges, leveraging the LendingTree and GetSmart brands. The Exchanges received inter-segment revenue for the sale of these leads, and that revenue and the related marketing expense at LendingTree Loans would then be eliminated in consolidation of the total Company results.

        The Company now uses a cost sharing approach for these marketing expenses, whereby LendingTree Loans and the Exchanges now share the marketing expense on a pro rata basis, based on the quantity of leads received by each segment. There is no longer inter-segment revenue or inter-segment marketing expense between these two segments related to these leads. Management believes that this cost sharing approach is preferable because it more closely aligns the overall goals of the Company with the goals of segment management, and may ultimately drive the Company to better performance. Segment reporting results for prior periods have been restated to conform to the new presentation.

        Tree.com's primary performance metrics are EBITDA and Adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions, and (7) one-time items, which are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this Appendix E, there are no one-time items. These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact to Tree.com's statement of operations of certain expenses, as described above. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

        Summarized information by segment and reconciliation to EBITDA and Adjusted EBITDA is as follows (in thousands):

	For the Year Ended December 31, 2010
	LendingTree Loans	Exchanges	Total
Revenue	$124,180	$61,911	$186,091
Cost of revenue (exclusive of depreciation shown separately below)	44,056	5,547	49,603

Gross margin	80,124	56,364	136,488
Operating expenses:
Selling and marketing expense	22,148	50,452	72,600
General and administrative expense	24,253	26,234	50,487
Product development	331	3,652	3,983
Litigation settlements and contingencies	1,551	521	2,072
Restructuring expense	(7)	2,780	2,773
Amortization of intangibles	—	2,716	2,716
Depreciation	1,701	3,759	5,460
Asset impairments	—	9,491	9,491

Total operating expenses	49,977	99,605	149,582

Operating income (loss)	30,147	(43,241)	(13,094)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	—	2,716	2,716
Depreciation	1,701	3,759	5,460

EBITDA from continuing operations	31,848	(36,766)	(4,918)
Restructuring expense	(7)	2,780	2,773
Asset impairments	—	9,491	9,491
Loss on disposal of assets	56	260	316
Non-cash compensation	378	3,262	3,640
Litigation settlements and contingencies	1,551	521	2,072
Post acquisition adjustments	—	(928)	(928)

Adjusted EBITDA from continuing operations	$33,826	$(21,380)	$12,446

Reconciliation to net loss in total:
Operating loss per above			$(13,094)
Other expense, net			(465)

Loss before income taxes			(13,559)
Income tax provision			936

Net loss from continuing operations			(12,623)
Loss from discontinued operations, net of tax			(4,962)

Net loss			$(17,585)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

	For the Year Ended December 31, 2009
	LendingTree Loans	Exchanges	Total
Revenue	$117,670	$74,910	$192,580
Cost of revenue (exclusive of depreciation shown separately below)	48,998	8,284	57,282

Gross margin	68,672	66,626	135,298
Operating expenses:
Selling and marketing expense	10,227	48,043	58,270
General and administrative expense	20,374	36,954	57,328
Product development	518	4,270	4,788
Litigation settlements and contingencies	419	12,756	13,175
Restructuring expense	(1,089)	2,096	1,007
Amortization of intangibles	280	4,567	4,847
Depreciation	2,912	3,325	6,237
Asset impairments	—	6,097	6,097

Total operating expenses	33,641	118,108	151,749

Operating income (loss)	35,031	(51,482)	(16,451)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	280	4,567	4,847
Depreciation	2,912	3,325	6,237

EBITDA from continuing operations	38,223	(43,590)	(5,367)
Restructuring expense	(1,089)	2,096	1,007
Asset impairments	—	6,097	6,097
Loss on disposal of assets	90	1,017	1,107
Non-cash compensation	245	3,647	3,892
Litigation settlements and contingencies	419	12,756	13,175

Adjusted EBITDA from continuing operations	$37,888	$(17,977)	$19,911

Reconciliation to net loss in total:
Operating loss per above			$(16,451)
Other expense, net			(529)

Loss before income taxes			(16,980)
Income tax provision			368

Net loss from continuing operations			(16,612)
Loss from discontinued operations, net of tax			(7,862)

Net loss			$(24,474)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

        Significant components of revenue for the years ended December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009
LendingTree Loans:
Origination and sale of loans	$113,425	$110,320
Other	10,755	7,350

Total LendingTree Loans	124,180	117,670
Exchanges:
Match fees	48,682	45,005
Closed loan fees	9,985	26,855
Other	3,244	3,050

Total Exchanges	61,911	74,910

Total revenue	$186,091	$192,580

        Total assets by segment at December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009
LendingTree Loans	$194,244	$167,976
Exchanges	78,971	112,058
Discontinued Operations	9,587	11,798

Total	$282,802	$291,832

        Capital expenditures by segment during the years ended December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009
Capital expenditures:
LendingTree Loans	$1,435	$856
Exchanges	5,528	3,009

Total	$6,963	$3,865

NOTE 9—DISCONTINUED OPERATIONS

        On March 10, 2011, management of the Company made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment (see Note 7). The Company exited all markets by March 31, 2011. Accordingly, RealEstate.com, REALTORS® is presented as discontinued operations in the accompanying consolidated balance sheet and consolidated statements of operations and cash flows for all periods presented.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—DISCONTINUED OPERATIONS (Continued)

        The revenue and net loss for the aforementioned discontinued operations for the applicable periods were as follows (in thousands):

	Years Ended December 31,
	2010	2009
Revenue	$12,090	$24,196

Loss before income taxes	$(4,962)	$(7,862)
Income tax provision	—	—

Net loss	$(4,962)	$(7,862)

        Net loss for the year ended December 31, 2010 includes goodwill disposal charges totaling $1.3 million and restructuring charges totaling $0.7 million. The amount of goodwill allocated to discontinued operations and subsequently disposed of was based on the relative fair values prior to disposition of the business disposed of and the business retained.

        The assets and liabilities of RealEstate.com, REALTORS® reported as discontinued operations as of December 31, 2010 and 2009 were as follows (in thousands):

	December 31, 2010	December 31, 2009
Current assets	$219	$480

Property and equipment	1,215	1,861
Goodwill	7,967	9,285
Other non-current assets	186	172

Non-current assets	9,368	11,318

Current liabilities	1,031	1,683
Non-current liabilities	288	364

Net assets (liabilities)	$8,268	$9,751

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—EARNINGS PER SHARE

        The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2010 and 2009:

	2010		2009
	Basic	Diluted	Basic	Diluted
	(In thousands, except per share data)
Numerator:
Loss from continuing operations	$(12,623)	$(12,623)	$(16,612)	$(16,612)
Loss from discontinued operations, net of tax	(4,962)	(4,962)	(7,862)	(7,862)

Net loss available to common shareholders	$(17,585)	$(17,585)	$(24,474)	$(24,474)

Denominator:
Weighted average common shares	11,014	11,014	10,536	10,536

Loss per Share:
Loss from continuing operations	$(1.15)	$(1.15)	$(1.58)	$(1.58)
Loss from discontinued operations, net of tax	(0.45)	(0.45)	(0.74)	(0.74)

Net loss per common share	$(1.60)	$(1.60)	$(2.32)	$(2.32)

        Equity awards that could potentially dilute basic earnings per share in the future were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented. See Note 3 for a full description of outstanding equity awards.

Common Stock Repurchases

        On January 11, 2010, the Company announced that its Board of Directors authorized the repurchase of up to $10 million of Tree.com common stock. During 2010, the Company purchased 810,922 shares of Tree.com common stock for aggregate consideration of $5.7 million. At December 31, 2010, the Company had approximately $4.3 million remaining in its share repurchase authorization.

        In addition, during the fourth quarter of 2010 Tree.com suspended its share repurchase program in lieu of a "Dutch auction" tender offer. The completion of the tender offer was announced on December 23, 2010. During the offer period, which expired on December 17, 2010, Tree.com accepted for purchase 312,339 shares of its common stock at a price of $7.75 per share, for an aggregate purchase price of approximately $2.4 million, excluding fees and expenses related to the tender offer.

NOTE 11—FAIR VALUE MEASUREMENTS

        Tree.com categorizes its assets and liabilities measured at fair value into a fair value hierarchy that prioritizes the assumptions used in pricing the asset or liability into the following three levels:

  •
  Level 1:    Observable inputs such as quoted prices for identical assets and liabilities in active markets obtained from independent sources.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENTS (Continued)

  •
  Level 2:    Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data.

  •
  Level 3:    Unobservable inputs for which there is little or no market data and require Tree.com to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the asset or liability.

        LendingTree Loans enters into commitments with consumers to originate loans at a specified interest rate (interest rate lock commitments—"IRLCs"). Tree.com reports IRLCs as derivative instruments at fair value with changes in fair value being recorded in current earnings as a component of revenue from the origination and sale of loans. IRLCs for loans to be sold to investors using a mandatory or assignment of trade ("AOT") method are hedged using "to be announced mortgage-backed securities" ("TBA MBS") and are valued using quantitative risk models. The IRLCs derive their base value from an underlying loan type with similar characteristics using the TBA MBS market which is actively quoted and easily validated through external sources. The most significant data inputs used in this valuation include, but are not limited to, loan type, underlying loan amount, note rate, loan program, and expected sale date of the loan. IRLCs for loans sold to investors on a best efforts basis are hedged using best efforts forward delivery commitments and are valued on an individual loan basis using a proprietary database program. These valuations are based on investor pricing tables stratified by product, note rate and term. The valuation is adjusted at the loan level to consider the servicing release premium and loan pricing adjustments specific to each loan. The Company applies an anticipated loan funding probability based on its own experience to value IRLCs, which results in the classification of these derivatives as Level 3. The value of the underlying loan and the anticipated loan funding probability are the most significant assumptions affecting the valuation of IRLCs. There were no significant changes to the methods and assumptions for valuing IRLCs in 2010. At December 31, 2010 and 2009, there were $216.6 million and $258.4 million, respectively, of IRLCs notional value outstanding.

        Loans held for sale measured at fair value and sold to investors using a mandatory or AOT method are also hedged using TBA MBS and valued using quantitative risk models. The valuation is based on the loan amount, note rate, loan program, and expected sale date of the loan. Loans held for sale measured at fair value and sold to investors on a best efforts basis are hedged using best efforts forward delivery commitments and are valued using a proprietary database program. The best efforts valuations are based on daily investor pricing tables stratified by product, note rate and term. These valuations are adjusted at the loan level to consider the servicing release premium and loan pricing adjustments specific to each loan. Loans held for sale, excluding impaired loans, are classified as Level 2. Loans held for sale measured at fair value that become impaired are transferred from Level 2 to Level 3, as the estimate of fair value is based on the Company's experience considering equally both lien position and current status of the loan. There were no significant changes to the method and assumptions used to estimate the fair value of impaired loans in 2010. LendingTree Loans recognizes interest income separately from other changes in fair value.

        Under LendingTree Loans' risk management policy, LendingTree Loans economically hedges the changes in fair value of IRLCs and loans held for sale caused by changes in interest rates by using TBA MBS and entering into best efforts forward delivery commitments. These hedging instruments are

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENTS (Continued)

recorded at fair value with changes in fair value recorded in current earnings as a component of revenue from the origination and sale of loans. There were no significant changes to the methods and assumptions for valuing hedging instruments in 2010. TBA MBS used to hedge both IRLCs and loans are valued using quantitative risk models based primarily on inputs related to characteristics of the MBS stratified by product, coupon, and settlement date. These derivatives are classified as Level 2. Best efforts forward delivery commitments are valued using a proprietary database program using investor pricing tables considering the current base loan price. An anticipated loan funding probability is applied to value best efforts commitments hedging IRLCs, which results in the classification of these contracts as Level 3. The current base loan price and the anticipated loan funding probability are the most significant assumptions affecting the value of the best efforts commitments. The best efforts forward delivery commitments hedging loans held for sale are classified as Level 2, so such contracts are transferred from Level 3 to Level 2 at the time the underlying loan is originated. For the purposes of the tables below, we refer to TBA MBS and best efforts forward delivery commitments collectively as "Forward Delivery Contracts".

        The following presents Tree.com's assets and liabilities that are measured at fair value on a recurring basis at December 31, 2010 and 2009 (in thousands):

	As of December 31, 2010
	Recurring Fair Value Measurements Using
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Loans held for sale	$—	$115,024	$884	$115,908
Interest rate lock commitments ("IRLCs")	—	—	5,986	5,986
Forward delivery contracts	—	1,001	3	1,004

Total	—	$116,025	$6,873	$122,898

	As of December 31, 2009
	Recurring Fair Value Measurements Using
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Loans held for sale	$—	$91,459	$777	$92,236
Interest rate lock commitments ("IRLCs")	—	—	3,680	3,680
Forward delivery contracts	—	2,737	487	3,224

Total	$—	$94,196	$4,944	$99,140

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENTS (Continued)

        The following presents the changes in Tree.com's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2010 and 2009 (in thousands):

	Year Ended December 31, 2010
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Balance at January 1, 2010	$3,680	$487	$777
Transfers into Level 3	—	—	991
Transfers out of Level 3	—	(119)	—
Total net gains (losses) included in earnings (realized and unrealized)	107,656	(365)	(98)
Purchases, sales, and settlements
Purchases	—	—	—
Sales	—	—	(774)
Settlements	(17,301)	—	(12)
Transfers of IRLCs to closed loans	(88,049)	—	—

Balance at December 31, 2010	$5,986	$3	$884

	Year Ended December 31, 2009
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Balance at January 1, 2009	$5,904	$(20)	$814
Transfers into Level 3	—	—	1,040
Transfers out of Level 3	—	(320)	—
Total net gains (losses) included in earnings (realized and unrealized)	91,712	827	(344)
Purchases, sales, and settlements
Purchases	—	—	—
Sales	—	—	(358)
Settlements	(38,523)	—	(375)
Transfers of IRLCs to closed loans	(55,413)	—	—

Balance at December 31, 2009	$3,680	$487	$777

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENTS (Continued)

        The following presents the gains included in earnings for the years ended December 31, 2010 and 2009 relating to Tree.com's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

	Year Ended December 31, 2010
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Total net gains (losses) included in earnings, which are included in revenue from LendingTree Loans	$107,656	$(365)	$(98)

Change in unrealized gains (losses) relating to assets and liabilities still held at December 31, 2010, which are included in revenue from LendingTree Loans	$5,986	$3	$(102)

	Year Ended December 31, 2009
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Total net gains (losses) included in earnings, which are included in revenue from LendingTree Loans	$91,712	$827	$(344)

Change in unrealized gains (losses) relating to assets and liabilities still held at December 31, 2009, which are included in revenue from LendingTree Loans	$3,680	$487	$(317)

        The following table summarizes the Company's derivative instruments not designated as hedging instruments as of December 31, 2010 and 2009 (in thousands):

	As of December 31, 2010		As of December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest Rate Lock Commitments	Prepaid and other current assets	$5,991	Prepaid and other current assets	$3,919
Forward Delivery Contracts	Prepaid and other current assets	2,633	Prepaid and other current assets	3,341
Interest Rate Lock Commitments	Accrued expenses and other current liabilities	(5)	Accrued expenses and other current liabilities	(239)
Forward Delivery Contracts	Accrued expenses and other current liabilities	(1,629)	Accrued expenses and other current liabilities	(117)

Total Derivatives		$6,990		$6,904

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENTS (Continued)

        The gain recognized in the consolidated statements of operations for derivatives for the years ended December 31, 2010 and 2009 was as follows (in thousands):

	Location of Gain Recognized in Income on Derivative	Year Ended December 31, 2010	Year Ended December 31, 2009
Interest Rate Lock Commitments	LendingTree Loans revenue	$107,656	$91,712
Forward Delivery Contracts	LendingTree Loans revenue	(1,970)	5,070

Total		$105,686	$96,782

        Tree.com has elected to account for loans held for sale originated on or after January 1, 2008 at fair value. Electing the fair value option allows a better offset of the changes in fair values of the loans and the forward delivery contracts used to economically hedge them without the burden of complying with the requirements for hedge accounting.

        Tree.com did not elect the fair value option on loans held for sale originated prior to January 1, 2008 and on loans that were repurchased from investors on or subsequent to that date. As of December 31, 2010 and 2009, 23 and 29 such loans, respectively, all of which were impaired, were included in loans held for sale and were carried at the lower of cost or market ("LOCOM") value assessed on an individual loan basis. The market value (or fair value) of these impaired loans at December 31, 2010 and 2009, measured on a non-recurring basis using significant unobservable inputs (Level 3), was $0.8 million and $1.4 million, respectively. This fair value measurement is management's best estimate of the market value of such loans and considers the lien position and loan status.

        The following presents the difference between the aggregate principal balance of loans held for sale for which the fair value option has been elected and for loans measured at LOCOM as of December 31, 2010 and 2009 (in thousands):

	As of December 31, 2010
	Loans Held for Sale—Measured at Fair Value	Loans Held for Sale—Measured at LOCOM	Total Loans Held For Sale
Aggregate unpaid principal balance	$113,116	$2,290	$115,406
Difference between fair value and aggregate unpaid principal balance	2,792	—	2,792
Lower of cost or market valuation allowance	—	(1,508)	(1,508)
Deferred loan fees, net of costs	—	(9)	(9)

Loans held for sale	$115,908	$773	$116,681

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENTS (Continued)

	As of December 31, 2009
	Loans Held for Sale—Measured at Fair Value	Loans Held for Sale—Measured at LOCOM	Total Loans Held For Sale
Aggregate unpaid principal balance	$91,824	$3,217	$95,041
Difference between fair value and aggregate unpaid principal balance	412	—	412
Lower of cost or market valuation allowance	—	(1,848)	(1,848)
Deferred loan fees, net of costs	—	(9)	(9)

Loans held for sale	$92,236	$1,360	$93,596

        During the years ended December 31, 2010 and 2009, the change in fair value of loans held for sale for which the fair value option has been elected was a gain of $4.8 million and a loss of $0.3 million, respectively, and are included as a component of LendingTree Loans revenue in the accompanying consolidated statements of operations.

Non-financial assets measured at fair value on a nonrecurring basis

        The Company's non-financial assets, such as goodwill, intangible assets and property and equipment are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized. Such impairment charges incorporate fair value measurements based on Level 3 inputs. See Note 4 for discussion of goodwill and intangible asset impairment charges.

        Real estate properties acquired in satisfaction of loans totaled $0.1 million and $0.9 million, net of estimated selling expenses, at December 31, 2010 and 2009, respectively. The estimated fair values are determined using current real estate market conditions and estimated selling expenses, which are unobservable inputs (Level 3).

        The following disclosures represent financial instruments in which the ending balances at December 31, 2010 and 2009 are not carried at fair value in their entirety on the Company's consolidated balance sheets. The additional disclosure below of the estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts. The Company's financial instruments also include letters of credit and surety bonds, for which the Company had $5.0 million in restricted cash at December 31, 2010 and 2009 as collateral for the surety bonds. These commitments remain in place to facilitate the commercial operations of certain Tree.com subsidiaries.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENTS (Continued)

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$68,819	$68,819	$86,093	$86,093
Restricted cash and cash equivalents	10,549	10,549	11,590	11,590
Accounts receivable, net	4,264	4,264	6,791	6,791
Loans held for sale, net	116,681	116,681	93,596	93,596
Warehouse lines of credit	(100,623)	(100,623)	(78,481)	(78,481)
Accounts payable	(7,042)	(7,042)	(5,470)	(5,470)
Accrued expenses	(38,739)	(38,739)	(53,446)	(53,446)
Surety bonds and letters of credit	N/A	(13,497)	N/A	(10,222)

        The carrying amounts of cash and cash equivalents and restricted cash and cash equivalents reflected in the accompanying consolidated balance sheets approximate fair value as they are maintained with various high-quality financial institutions or in short-term duration high-quality debt securities. Accounts receivable, net, are short-term in nature and are generally settled shortly after the sale, and therefore the carrying amount approximates fair value. The fair value of loans held for sale, net, was estimated using current secondary market prices for underlying loans with similar coupons, maturity and credit quality. The carrying amounts for the remaining warehouse lines of credit and all other financial instruments approximate their fair value.

NOTE 12—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS

Origination and Sale of Loans

        LendingTree Loans' revenues are primarily derived from the origination and sale of loans. Mortgage loans are funded through warehouse lines of credit and are recorded at fair value. Changes in the fair value of mortgage loans are recorded through revenue prior to the sale of the loans to investors, which typically occurs within thirty days. The gain or loss on the sale of loans is recognized on the date the loans are sold and is based on the difference between the sale proceeds received and the fair value of the loans. The Company sells its loans on a servicing released basis in which the Company gives up the right to service the loans.

        A summary of the initial unpaid principal balance of loans sold by type of loan for the years ended December 31, 2010 and 2009 is presented below ($ amounts in millions):

	Years Ended December 31,
	2010		2009
	Amount	%	Amount	%
Conforming	$2,130	77%	$2,375	83%
FHA and Alt-A	499	18%	430	15%
Jumbo	141	5%	41	2%
Home equity	—	—	—	—

Total	$2,770	100%	$2,846	100%

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

Loans Held for Sale

        LendingTree Loans originates all of its residential real estate loans with the intent to sell them in the secondary market. Loans held for sale consist primarily of residential first mortgage loans that are secured by residential real estate throughout the United States.

        The following table represents the loans held for sale by type of loan as of December 31, 2010 and 2009 ($ amounts in thousands):

	As of December 31, 2010		As of December 31, 2009
	Amount	%	Amount	%
Conforming	$86,451	74%	$72,670	77%
FHA and Alt-A	20,431	18%	16,596	18%
Jumbo	9,129	8%	3,486	4%
Subprime	580	—%	720	1%
Home equity	90	—%	124	—%

Total	$116,681	100%	$93,596	100%

        The following presents the difference between the aggregate principal balance of loans on nonaccrual status for which the fair value option has been elected and for loans measured at lower of cost or market as of December 31, 2010 and 2009 (in thousands):

	As of December 31, 2010
	Loans on Nonaccrual— Measured at Fair Value	Loans on Nonaccrual— Measured at LOCOM	Total Loans on Nonaccrual
Aggregate unpaid principal balance	$1,380	$2,290	$3,670
Difference between fair value and aggregate unpaid principal balance	(496)	—	(496)
Lower of cost or market valuation allowance	—	(1,508)	(1,508)
Deferred loan fees, net of costs	—	(9)	(9)

Loans on nonaccrual	$884	$773	$1,657

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

	As of December 31, 2009
	Loans on Nonaccrual— Measured at Fair Value	Loans on Nonaccrual— Measured at LOCOM	Total Loans on Nonaccrual
Aggregate unpaid principal balance	$1,303	$3,217	$4,520
Difference between fair value and aggregate unpaid principal balance	(526)	—	(526)
Lower of cost or market valuation allowance	—	(1,848)	(1,848)
Deferred loan fees, net of costs	—	(9)	(9)

Loans on nonaccrual	$777	$1,360	$2,137

        Included within the loans on nonaccrual status are repurchased loans with a net book value of $0.2 million and $0.7 million at December 31, 2010 and 2009, respectively. During the year ended December 31, 2010, LendingTree repurchased one loan with a balance of $0.3 million. During the year ended December 31, 2009 LendingTree Loans repurchased one loan with an unpaid principal balance of $0.1 million.

        Real estate properties acquired in satisfaction of loans totaled $0.1 million and $0.9 million, net of estimated selling expenses, at December 31, 2010 and 2009, respectively, and are included in prepaid and other current assets in the accompanying consolidated balance sheets.

Loan Loss Obligations

        LendingTree Loans sells loans it originates to investors on a servicing released basis and the risk of loss or default by the borrower is generally transferred to the investor. However, LendingTree Loans is required by these investors to make certain representations relating to credit information, loan documentation and collateral. These representations and warranties may extend through the contractual life of the mortgage loan. Subsequent to the sale, if underwriting deficiencies, borrower fraud or documentation defects are discovered in individual mortgage loans, LendingTree Loans may be obligated to repurchase the respective mortgage loan or indemnify the investors for any losses from borrower defaults if such deficiency or defect cannot be cured within the specified period following discovery.

        In the case of early loan payoffs and early defaults on certain loans, LendingTree Loans may be required to repay all or a portion of the premium initially paid by the investor. The estimated obligation associated with early loan payoffs and early defaults is calculated based on historical loss experience by type of loan.

        The obligation for losses related to the representations and warranties and other provisions discussed above is initially recorded at its estimated fair value, which includes a projection of expected future losses as well as a market based premium. Because LendingTree Loans does not service the loans it sells, it does not maintain nor have access to the current balances and loan performance data with respect to the individual loans previously sold to investors. Accordingly, the Company is unable to determine, with precision, its maximum exposure under its representations and warranties. However,

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

LendingTree Loans utilizes the original loan balance (before it was sold to an investor), historical and projected loss frequency and loss severity ratios by loan segment as well as analyses of losses in process to estimate its exposure to losses on loans previously sold. The Company maintains a liability related to this exposure based, in part, on historical and projected loss frequency and loss severity using its loan loss history (adjusted for recent trends in loan loss experience), the original principal amount of the loans previously sold, the year the loans were sold, and loan type. Accordingly, subsequent adjustments to the obligation, if any, are not made based on changes in the fair value of the obligation, which might include an estimated change in losses that may be expected in the future, but are made once further losses are estimated to be both probable and estimable. As such, given current general industry trends in mortgage loans as well as housing prices, market expectations around losses related to the Company's obligations could vary significantly from the obligation recorded as of the balance sheet date or the range estimated below. In estimating its exposure to loan losses, LendingTree Loans segments its loan sales into four segments based on the extent of the documentation provided by the borrower to substantiate income and/or assets (full or limited documentation) and the lien position of the mortgage in the underling property (first or second position). Each of these segments has a different loss experience with full documentation, first lien position loans generally having the lowest loss ratios and limited documentation, second lien position loans generally having the highest loss ratios.

        The following table represents the loans sold for the period shown and the aggregate loan losses as of December 31, 2010 and 2009:

	As of December 31, 2010
Period of Loan Sales	Number of loans sold	Original principal balance	Number of loans with losses	Original principal balance of loans with losses	Amount of aggregate losses
		(in billions)		(in millions)	(in millions)
2010	12,400	$2.8	1	$0.4	$0.1
2009	12,800	2.8	3	0.8	0.1
2008	11,000	2.2	20	4.1	0.9
2007	36,300	6.1	149	20.2	7.0
2006	55,000	7.9	202	23.4	12.7
2005 and prior years	86,700	13.0	87	11.7	4.7

Total	214,200	$34.8	462	$60.6	$25.5

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

	As of December 31, 2009
Period of Loan Sales	Number of loans sold	Original principal balance	Number of loans with losses	Original principal balance of loans with losses	Amount of aggregate losses
		(in billions)		(in millions)	(in millions)
2009	12,800	$2.8	—	$—	$—
2008	11,000	2.2	12	2.4	0.3
2007	36,300	6.1	120	14.7	4.4
2006	55,000	7.9	162	18.1	9.4
2005 and prior years	86,700	13.0	80	10.5	4.0

Total	201,800	$32.0	374	$45.7	$18.1

        The pipeline of 65 loan repurchase requests and indemnifications as of December 31, 2010 was considered in determining the appropriate reserve amount. The status of these 65 loans varied from an initial review stage, which may result in a rescission of the request, to in process, where the probability of incurring a loss is high, to indemnification, whereby the Company has agreed to reimburse the purchaser of that loan if and when losses are incurred. The indemnification may have a specific term, thereby limiting the Company's exposure. The original principal amount of these loans is approximately $11.7 million, comprised of approximately 75% full documentation first liens, 4% full documentation second liens, 14% low documentation first liens, and 7% low documentation second liens.

        In the fourth quarter of 2009, LendingTree Loans entered into settlement negotiations with two buyers of previously purchased limited documentation loans. The settlement with one buyer was completed in December 2009 and included a payment of $1.9 million related to all second lien loans sold to this buyer, including both full and limited documentation. This amount was not determined on an individual loan basis and is, therefore, not included in the loss amounts disclosed above based on the year such loans were sold. The settlement was included as a charge off to the reserve in 2009. Negotiations with the second buyer were completed in January 2010. This settlement of $4.5 million, which was paid in four equal quarterly installments in 2010, relates to all future losses on limited documentation second lien loans sold to this buyer. LendingTree Loans accrued an additional loss amount of $0.3 million in conjunction with this settlement since it did not sell a certain volume of loans to this buyer in 2010. This amount is included in the total settlement amount and the estimated settlement payments remaining to be paid. This settlement amount is included as a charge off to the reserve in 2010 and is not included in the table above.

        Based on historical experience, it is anticipated that the Company will continue to receive repurchase requests and incur losses on loans sold in prior years. However, the two settlements discussed above will eliminate future repurchase requests from those buyers for the loan types included in those settlements. As of December 31, 2010 LendingTree Loans estimated the range of remaining possible losses due to representations and warranty issues based on the methodology described above, excluding the $0.3 million settlement remaining to be paid in 2011, as $12 million to $21 million. The Company believes that it has adequately reserved for these losses.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

        The activity related to loss reserves on previously sold loans for the years ended December 31, 2010 and 2009, is as follows (in thousands):

	Years Ended December 31,
	2010	2009
Balance, beginning of year	$16,985	$10,451
Provisions	12,390	16,420
Charge offs to reserves(a)	(12,391)	(9,886)

Balance, end of year	$16,984	$16,985

(a)
The year ended December 31, 2010 includes a charge off for the amount of the $4.5 million loan loss settlement plus the $0.3 million additional accrual discussed above. The remaining settlement payment due of $0.3 million is tracked as a liability separate from the loan loss reserve (see table below).

        Based on an analysis of the Company's historical loan loss experience, it has been determined that a portion of the loan losses expected to be made by investors will be made more than twelve months following the initial sale of the underlying loan. Accordingly, the Company has estimated the portion of its Loans Sold Reserve that it anticipates it will be liable for after twelve months and has classified that portion of the reserve as a long-term liability. The liability for losses on previously sold loans is presented in the accompanying consolidated balance sheet as of December 31, 2010 and 2009 as follows (in thousands):

	As of December 31, 2010	As of December 31, 2009
Current portion related to settlement above, included in accrued expenses and other current liabilities	$300	$4,500
Other current portion, included in accrued expenses and other current liabilities	5,459	6,115
Long term portion, included in other long-term liabilities	11,525	6,370

Total	$17,284	$16,985

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—INCOME TAXES

        The components of the income tax provision (benefit) are as follows (in thousands):

	Years Ended December 31,
	2010	2009
Current income tax provision:
Federal	$6	$(269)
State	328	$283

Current income tax provision	334	14

Deferred income tax benefit:
Federal	(1,099)	(323)
State	(171)	(59)

Deferred income tax benefit	(1,270)	(382)

Income tax benefit	$(936)	$(368)

        The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2010 and 2009 are presented below (in thousands). The valuation allowance is related to items for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2010	2009
Deferred tax assets:
Provision for accrued expenses	$10,487	$15,107
Net operating loss carryforwards	21,636	14,787
Goodwill	14,879	15,069
Intangible and other assets	4,843	—
Other	3,170	2,841

Total deferred tax assets	55,015	47,804
Less valuation allowance	(52,285)	(46,858)

Net deferred tax assets	2,730	946

Deferred tax liabilities:
Intangible and other assets	(15,182)	(13,109)
Other	(3,868)	(5,428)

Total deferred tax liabilities	(19,050)	(18,537)

Net deferred tax liability	$(16,320)	$(17,591)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—INCOME TAXES (Continued)

        Deferred income taxes are presented in the accompanying consolidated balance sheets as follows (in thousands):

	December 31,
	2010	2009
Deferred tax assets	$—	$—
Deferred tax liabilities	(16,320)	(17,591)

Net deferred taxes	$(16,320)	$(17,591)

        At December 31, 2010 and December 31, 2009, Tree.com had consolidated federal net operating losses ("NOLs") of $27.4 million and $12.7 million, respectively. In addition, Tree.com had separate state NOLs of $245 million that will expire at various times between 2011 and 2030.

        During 2010, the valuation allowance increased by $5.3 million, primarily due to increased net operating losses resulting in deferred tax assets requiring a valuation allowance. At December 31, 2010, Tree.com had a valuation allowance of $52.3 million related to the portion of tax operating loss carryforwards and other deferred tax assets for which it is more likely than not that the tax benefit will not be realized.

        A reconciliation of total income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes and minority interest is shown as follows (in thousands):

	Years Ended December 31,
	2010	2009
Income tax benefit at the federal statutory rate of 35%	$(4,746)	$(5,859)
State income taxes, net of effect of federal tax benefit	(761)	125
Non-deductible non-cash compensation expense	245	210
Impairment of non-deductible goodwill and intangible assets	461	—
Change in valuation allowance	3,541	5,346
Other, net	324	(190)

Income tax benefit	$(936)	$(368)

        A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest, is as follows (in thousands):

	Years Ended December 31,
	2010	2009
Balance, beginning of the period	$991	$2,211
Additions based on tax positions related to the current year	—	150
Deductions based on tax positions related to the current year	(599)	—
Reductions for tax positions of prior years	—	(1,032)
Lapse of statute of limitations	(326)	(338)

Balance, end of the period	$66	$991

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—INCOME TAXES (Continued)

        As of December 31, 2010 and 2009, the unrecognized tax benefits, including interest, were $0.1 million and $1.0 million, respectively. The 2009 unrecognized beginning tax benefit included approximately $1.0 million for tax positions included in IAC's consolidated tax return filings. In 2010, unrecognized tax benefits decreased due to lapse of statute of limitations. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate is approximately $0.05 million.

        Tree.com recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense for the years ended December 31, 2010 and 2009 is $0.01 million and $0.07 million, respectively for interest on unrecognized tax benefits. At December 31, 2010 and 2009, Tree.com has accrued $0.01 million and $0.07 million for the payment of interest, respectively. There are no material accruals for penalties.

        Tree.com believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $0.1 million within twelve months of the current reporting. This amount may be recognized in the next twelve months due to the expiration of the statute of limitations which could impact the effective tax rate.

        Tree.com is subject to audits by federal, state and local authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known.

        The Internal Revenue Service is currently examining IAC consolidated tax returns for the years ended December 31, 2001 through 2006. The statute of limitations for these years has been extended to December 31, 2011, and is expected to be extended further. Various state, local and foreign jurisdictions are currently under examination, the most significant of which are California, New York, and New York City for various tax years beginning with December 31, 2003.

        The North Carolina Department of Revenue ("NCDOR") is currently examining the Company's North Carolina corporate income and franchise tax returns for the years ended December 31, 2006 through 2008, and issued preliminary audit reports to the Company in January 2011. The Company has until March 17, 2011 to respond to the NCDOR regarding the preliminary audit reports. The Company has evaluated this matter as a potential loss contingency, and has determined that it is reasonably possible that a loss could be incurred. The range of a possible loss is estimated to be $-0- to $4.0 million. No reserve has been established for this matter as the Company has determined that the likelihood of a loss is not probable.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—SUPPLEMENTAL CASH FLOW INFORMATION

        Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2010	2009
Transfer from loans held for sale to prepaid and other current assets	$195	$393
Equipment acquired through capital lease	89	—
Cash paid during the period for:
Interest(a)	$2,520	$1,264
Income tax payments	638	309
Income tax refunds	26	6

(a)
Includes interest expense related to borrowings under warehouse lines of credit. This expense is netted with interest income earned on loans held for sale, both of which are included in revenue in the accompanying consolidated statements of operations.

NOTE 15—COMMITMENTS

        The Company leases office space, equipment and services used in connection with its operations under various operating leases, many of which contain escalation clauses.

        Future minimum payments under operating lease agreements are as follows (in thousands):

Years Ending December 31,	Amount
2011	$2,658
2012	2,743
2013	3,063
2014	3,112
2015	951

Total	$12,527

        The Company also subleases certain office space to third parties. The total amount of minimum rentals to be received in the future under non-cancelable subleases is $0.4 million as of December 31, 2010.

        Expenses charged to operations under these agreements were $2.5 million and $3.1 million for the years ended December 31, 2010 and 2009, respectively, and are included in general and administrative expense in the consolidated statements of operations.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—COMMITMENTS (Continued)

        The Company also has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events, such as under letters of credit extended or under guarantees of debt, as follows (in thousands):

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 year	1 - 3 years	3 - 5 years	More Than 5 years
Surety bonds	$13,497	$13,497	$—	$—	$—
Purchase obligations	296	296	—	—	—

Total commercial commitments	$13,793	$13,793	$—	$—	$—

        The total commercial commitments above primarily consist of surety bonds relating to guarantees with mortgage brokers. The purchase obligations primarily relate to marketing event contracts in 2011.

        In conducting its operations, Home Loan Center, Inc., through its wholly-owned subsidiary, HLC Escrow and HLC Settlement Services, Inc., routinely holds customers' assets in escrow pending completion of real estate financing transactions. These amounts are maintained in segregated bank accounts and are offset with the related liabilities resulting in no amounts reported in the accompanying consolidated balance sheets. The balances held for LendingTree Loans' customers totaled $2.4 million and $1.3 million at December 31, 2010 and 2009, respectively.

NOTE 16—CONTINGENCIES

        During 2010 and 2009, provisions for litigation settlements of $2.1 million and $13.2 million, respectively, were recorded in litigation settlements and contingencies in the accompanying consolidated statements of operations. The balance of the related liability was $0.5 million and $12.8 million at December 31, 2010 and 2009, respectively. The litigation matters were either settled, or a firm offer for settlement was extended by the Company, thereby establishing an accrual amount that is both probable and reasonably estimable. The $12.8 million liability at December 31, 2009 was paid in 2010.

        In the ordinary course of business, Tree.com is a party to various lawsuits. Tree.com establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against Tree.com, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Tree.com, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. It is possible that an unfavorable outcome of one or more of these lawsuits could have a material impact on the liquidity, results of operations, or financial condition of Tree.com. Tree.com also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 12 for a discussion related to income and franchise tax contingencies.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—RELATED PARTY TRANSACTIONS

        In connection with the spin-off, the Chairman and CEO was granted 5,000 shares of Series A Redeemable Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of LendingTree Holdings Corp., a Delaware corporation and wholly-owned subsidiary of the Company . The Preferred Stock has a liquidation preference of $1,000 per share and cumulative cash dividends accrue on the Preferred Stock at the rate of 12% of the liquidation preference per share per year and unpaid dividends compound at a rate per annum equal to the dividend rate.

        On August 30, 2010, the Company entered into and consummated a Share Exchange Agreement (the "Share Exchange Agreement") with the Chairman and CEO. Pursuant to the Share Exchange Agreement, he exchanged 2,902.33 currently outstanding shares of Preferred Stock owned by him, together with $1.1 million in accrued and unpaid dividends in respect of such shares, for a total of 534,900 newly-issued shares of Tree.com common stock. The value of the Common Stock issued pursuant to the Share Exchange Agreement was approximately $4.0 million and was determined based on the closing price on the NASDAQ Global Market on the trading day preceding the closing of the exchange.

        During the years ended December 31, 2010 and 2009, $1.7 million and $1.7 million, respectively, was recognized as cash compensation expense, and $0.5 million and $0.6 million, respectively, was recognized as interest expense related to accreting the preferred stock to its redemption value. The related liability is required to be settled in cash in 2013 for $3.1 million.

        In February 2009, the Chairman and CEO purchased 935,000 newly issued shares of unregistered restricted common stock from the Company at $3.91 per share, based on the February 6, 2009 closing share price.

        For purposes of governing certain of the ongoing relationships between Tree.com and IAC at and after the spin-off, and to provide for an orderly transition, Tree.com and IAC entered into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements.

NOTE 18—BENEFIT PLANS

        Effective January 1, 2009, Tree.com established a retirement savings plan in the United States that pending approval, will be qualified under Section 401(k) of the Internal Revenue Code. The net assets available for benefits of the employees of Tree.com were transferred from the IAC plan described below to the newly created Tree.com plan. Employees are eligible to enroll in the plan upon date of hire. Participating employees may contribute up to 50% of their pretax earnings, but not more than statutory limits (generally $16,500 for 2010). Tree.com's match is fifty cents for each dollar a participant contributes to the plan, with a maximum contribution of 3% of a participant's eligible earnings. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the plan. Tree.com stock is not included in the available investment options or the plan assets. Funds contributed to the Tree.com plan vest according to the participant's years of service, with less than three years of service vesting at 0%, and three years or more of service vesting at 100%. Matching contributions were approximately $0.9 million and $1.0 million for the years ending December 31, 2010 and 2009, respectively.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—RESTRUCTURING CHARGES

        The restructuring charges in 2010 primarily relate to continuing lease obligations on facilities previously used for call center operations, for which management had a plan to exit at December 31, 2009, but the cease-use date did not occur until January 2010. The restructuring charges in 2009 primarily relate to Tree.com's segment reorganizations and aligning the cost structure with future revenue opportunities. Costs that relate to ongoing operations are not part of restructuring charges. Restructuring charges by segment and type are as follows (in thousands):

	For The Year Ended December 31, 2010
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
LendingTree Loans	$—	$(5)	$(2)	$—	$(7)
Exchanges	203	2,484	93	—	2,780

Total	$203	$2,479	$91	$—	$2,773

	For The Year Ended December 31, 2009
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
LendingTree Loans	$239	$(1,272)	$(56)	$—	$(1,089)
Exchanges	1,598	(49)	547	—	2,096

Total	$1,837	$(1,321)	$491	$—	$1,007

        Restructuring charges and spending against liabilities are as follows (in thousands):

	For The Year Ended December 31, 2010
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
Balance, beginning of period	$1,442	$641	$—	$—	$2,083
Restructuring charges	203	2,479	91	—	2,773
Payments	(1,625)	(1,023)	2	—	(2,646)
Write-offs	—	242	(93)	—	149

Balance, end of period	$20	$2,339	$—	$—	$2,359

	For The Year Ended December 31, 2009
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
Balance, beginning of period	$381	$3,703	$—	$—	$4,084
Restructuring charges	1,837	(1,320)	490	—	1,007
Payments	(776)	(1,742)	56	—	(2,462)
Write-offs	—	—	(546)	—	(546)

Balance, end of period	$1,442	$641	$—	$—	$2,083

        At December 31, 2010, restructuring liabilities of $1.2 million are included in accrued expenses and other current liabilities and $1.2 million are included in other long-term liabilities in the accompanying

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—RESTRUCTURING CHARGES (Continued)

consolidated balance sheet. At December 31, 2009, restructuring liabilities of $1.6 million are included in accrued expenses and other current liabilities and $0.5 million are included in other long-term liabilities in the accompanying consolidated balance sheet. Tree.com does not expect to incur significant additional costs related to the prior restructurings noted above.

NOTE 20—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31,	Quarter Ended June 30,(a)	Quarter Ended September 30,	Quarter Ended December 31,(b)
	(In thousands, except per share amounts)
Year Ended December 31, 2010
Revenue	$44,724	$41,766	$50,411	$49,190
Gross margin	32,976	31,219	37,874	34,419
Operating income/(loss)	(4,165)	268	2,668	(11,865)
Net income/(loss) from continuing operations	(4,867)	(163)	2,565	(10,158)
Loss from discontinued operations, net of tax	(1,279)	(636)	(746)	(2,301)
Net income/(loss) available to common shareholders	(6,146)	(799)	1,819	(12,459)
Income/(loss) per share from continuing operations:
Basic earnings/(loss) per share	$(0.44)	$(0.01)	$0.23	$(0.92)
Diluted earnings/(loss) per share	$(0.44)	$(0.01)	$0.23	$(0.92)
Income/(loss) per share available to common shareholders:
Basic earnings/(loss) per share	$(0.56)	$(0.07)	$0.16	$(1.12)
Diluted earnings/(loss) per share	$(0.56)	$(0.07)	$0.16	$(1.12)
Year Ended December 31, 2009
Revenue	$52,786	$54,302	$43,769	$41,723
Gross margin	38,321	37,626	29,993	29,358
Operating income/(loss)	7,365	2,555	(6,187)	(20,184)
Net income/(loss) from continuing operations	7,344	2,046	(6,146)	(19,856)
Loss from discontinued operations, net of tax	(4,184)	(1,304)	(1,254)	(1,120)
Net income/(loss) available to common shareholders	3,160	742	(7,400)	(20,976)
Income/(loss) per share from continuing operations:
Basic earnings/(loss) per share	$0.76	$0.19	$(0.57)	$(1.82)
Diluted earnings/(loss) per share	$0.75	$0.19	$(0.57)	$(1.82)
Income/(loss) per share available to common shareholders:
Basic earnings/(loss) per share	$0.33	$0.07	$(0.68)	$(1.92)
Diluted earnings/(loss) per share	$0.32	$0.07	$(0.68)	$(1.92)

(a)
The second quarter of 2009 includes an impairment charge of $3.9 million related to the write-down of definite-lived intangible assets.

(b)
The fourth quarter of 2010 includes an impairment charge of $9.5 million related to the write-down of definite-lived intangible assets. The fourth quarter of 2009 includes a litigation settlement, a contingencies charge of $12.8 million, and a $2.2 million charge related to the impairment of trademarks.

Schedule II

TREE.COM, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings		Charges to Other Accounts	Deductions		Balance at End of Period
	(In thousands)
2010
Allowance for doubtful accounts	$518	$10		$—	$(315	)(b)	$213
Deferred tax valuation allowance	46,858	5,270	(a)	157	—		52,285
Reserve for losses on previously sold loans	16,985	12,390		—	(12,391)		16,984
2009
Allowance for doubtful accounts	$367	$422		$—	$(271	)(b)	$518
Deferred tax valuation allowance	62,062	(15,204	)(a)	—	—		46,858
Reserve for losses on previously sold loans	10,451	16,420		—	(9,886)		16,985

(a)
Amount is primarily related to Tree.com net operating losses and other deferred tax assets including accrued expenses and goodwill which impacted the income tax provision.

(b)
Write-off of uncollectible accounts receivable.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands, except per share amounts)
Revenue
LendingTree Loans	$19,250	$25,738
Exchanges	14,124	18,986

Total revenue	33,374	44,724
Cost of revenue
LendingTree Loans	10,764	10,274
Exchanges	1,348	1,474

Total cost of revenue (exclusive of depreciation shown separately below)	12,112	11,748

Gross margin	21,262	32,976
Operating expenses
Selling and marketing expense	23,333	19,559
General and administrative expense	13,103	11,398
Product development	1,535	1,241
Litigation settlements and contingencies	4,502	16
Restructuring expense	389	2,610
Amortization of intangibles	307	943
Depreciation	1,576	1,374
Asset impairments	5,007	—

Total operating expenses	49,752	37,141

Operating loss	(28,490)	(4,165)
Other income (expense)
Interest income	—	7
Interest expense	(80)	(166)

Total other expense, net	(80)	(159)

Loss before income taxes	(28,570)	(4,324)
Income tax provision	(265)	(543)

Net loss from continuing operations	(28,835)	(4,867)
Loss from discontinued operations, net of tax	(10,660)	(1,279)

Net loss available to common shareholders	$(39,495)	$(6,146)

Weighted average common shares outstanding	10,882	10,960

Weighted average diluted shares outstanding	10,882	10,960

Net loss per share from continuing operations
Basic	$(2.65)	$(0.44)

Diluted	$(2.65)	$(0.44)

Net loss per share available to common shareholders
Basic	$(3.63)	$(0.56)

Diluted	$(3.63)	$(0.56)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(unaudited)
	(In thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$53,520	$68,819
Restricted cash and cash equivalents	9,933	10,549
Accounts receivable, net of allowance of $160 and $213, respectively	6,893	4,264
Loans held for sale ($72,697 and $115,908 measured at fair value, respectively)	73,296	116,681
Prepaid and other current assets	11,313	11,750
Current assets of discontinued operations	232	219

Total current assets	155,187	212,282
Property and equipment, net	12,594	11,580
Goodwill	10,741	3,632
Intangible assets, net	41,013	45,419
Other non-current assets	650	521
Non-current assets of discontinued operations	171	9,368

Total assets	$220,356	$282,802

LIABILITIES:
Warehouse lines of credit	$66,472	$100,623
Accounts payable, trade	14,451	7,042
Deferred revenue	257	1,540
Deferred income taxes	2,358	2,358
Accrued expenses and other current liabilities	38,871	38,739
Current liabilities of discontinued operations	2,381	1,031

Total current liabilities	124,790	151,333
Income taxes payable	99	96
Other long-term liabilities	17,322	15,302
Deferred income taxes	14,211	13,962
Non-current liabilities of discontinued operations	282	288

Total liabilities	156,704	180,981
Commitments and contingencies (Note 13)
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 12,111,999 and 11,893,468 shares, respectively, and outstanding 10,988,738 and 10,770,207 shares, respectively	121	118
Additional paid-in capital	910,160	908,837
Accumulated deficit	(838,097)	(798,602)
Treasury stock 1,123,261 shares	(8,532)	(8,532)

Total shareholders' equity	63,652	101,821

Total liabilities and shareholders' equity	$220,356	$282,802

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(Unaudited)

		Common Stock				Treasury Stock
	Total	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Number of Shares	Amount
	(In thousands)
Balance as of December 31, 2010	$101,821	11,893	$118	$908,837	$(798,602)	1,123	$(8,532)
Comprehensive loss:
Net loss for the three months ended March 31, 2011	(39,495)	—	—	—	(39,495)	—	—

Comprehensive loss	(39,495)	—	—	—	—	—	—
Non-cash compensation	1,301	—	—	1,301	—	—	—
Issuance of common stock upon exercise of stock options and vesting of restricted stock units, net of withholding taxes	25	219	3	22	—	—	—

Balance as of March 31, 2011	$63,652	12,112	$121	$910,160	$(838,097)	1,123	$(8,532)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net loss	$(39,495)	$(6,146)
Less loss from discontinued operations, net of tax	10,660	1,279

Loss from continuing operations	(28,835)	(4,867)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities attributable to continuing operations:
Loss on disposal of fixed assets	—	4
Amortization of intangibles	307	943
Depreciation	1,576	1,374
Intangible impairment	4,100	—
Property and equipment impairment	907	—
Non-cash compensation expense	1,301	1,094
Non-cash restructuring expense	—	93
Deferred income taxes	249	530
Gain on origination and sale of loans	(17,309)	(23,400)
Loss on impaired loans not sold	84	—
(Gain) loss on sale of real estate acquired in satisfaction of loans	(19)	368
Bad debt expense	(15)	75
Changes in current assets and liabilities:
Accounts receivable	(2,565)	(386)
Origination of loans	(497,233)	(608,365)
Proceeds from sales of loans	562,952	626,226
Principal payments received on loans	274	180
Payments to investors for loan repurchases and early payoff obligations	(164)	(2,236)
Prepaid and other current assets	(1,533)	(175)
Accounts payable and other current liabilities	5,920	(8,274)
Income taxes payable	(3)	59
Deferred revenue	(1,293)	(36)
Other, net	944	2,679

Net cash provided by (used in) operating activities attributable to continuing operations	29,645	(14,114)

Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(7,804)	—
Capital expenditures	(3,498)	(1,428)
Other, net	616	259

Net cash used in investing activities attributable to continuing operations	(10,686)	(1,169)

Cash flows from financing activities attributable to continuing operations:
Borrowing under warehouse lines of credit	138,500	551,088
Repayments of warehouse lines of credit	(172,651)	(546,070)
Issuance of common stock, net of withholding taxes	25	(539)
Purchase of treasury stock	—	(667)
Increase in restricted cash	—	(600)

Net cash provided by (used in) financing activities attributable to continuing operations	(34,126)	3,212

Total cash used in continuing operations	(15,167)	(12,071)

Net cash used in operating activities attributable to discontinued operations	(132)	(790)
Net cash used in investing activities attributable to discontinued operations	—	(181)

Total cash used in discontinued operations	(132)	(971)

Net decrease in cash and cash equivalents	(15,299)	(13,042)
Cash and cash equivalents at beginning of period	68,819	86,093

Cash and cash equivalents at end of period	$53,520	$73,051

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

Company Overview

        Tree.com, Inc. ("Tree.com" or the "Company") is the parent of LendingTree, LLC, which owns several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers' lives. Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.comSM, HealthTree.comSM, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.comSM. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

        These businesses and brands are operated under the segments known as LendingTree Loans and the Exchanges.

  LendingTree Loans

        The LendingTree Loans segment originates, processes, approves and funds various residential real estate loans through Home Loan Center, Inc. dba LendingTree Loans ("HLC"). The HLC and LendingTree Loans brand names are collectively referred to in these consolidated financial statements as "LendingTree Loans."

  Exchanges

        The Exchanges segment consists of online lead generation networks and call centers that connect consumers and service providers principally in the lending, real estate, higher education, home services, insurance and automobile marketplaces.

Discontinued Operations

        On March 10, 2011, management of the Company made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment (see Note 8). The Company exited all markets by March 31, 2011. Accordingly, RealEstate.com, REALTORS® is presented as discontinued operations in the accompanying consolidated balance sheet and consolidated statements of operations and cash flows for all periods presented. The notes accompanying these consolidated financial statements reflect our continuing operations and, unless otherwise noted, exclude information related to the discontinued operations.

        Tree.com maintains operations solely in the United States.

Business Combinations

        On March 15, 2011, Tree.com, through its wholly-owned subsidiary, HLC, completed its acquisition of certain assets of First Residential Mortgage Network, Inc. dba SurePoint Lending ("SurePoint") and certain shareholders of SurePoint. The Asset Purchase Agreement (the "Agreement") was previously announced on November 16, 2010. SurePoint, a LendingTree network lender for eleven years, was a full service residential mortgage provider licensed in 45 states and employing over 500 people, including more than 300 licensed loan officers. The Agreement provides for the purchase by HLC of certain specified assets and liabilities of SurePoint related to its business of originating, refinancing, processing, underwriting, funding and closing residential mortgage loans; providing title and escrow services; and

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION (Continued)

providing other mortgage related services, as further described in the Agreement. The acquired assets also include all of the equity interests of Real Estate Title Services, LLC. Under the terms of the Agreement, HLC paid $8.0 million in cash upon the closing of the transaction, subject to certain adjustments as described in the Agreement. The Company used available cash to fund the acquisition.

        This asset purchase is being accounted for under the acquisition method of accounting. Accordingly, the purchase price is allocated to the acquired assets and liabilities based on their estimated fair values at the acquisition date. The allocation of the purchase price, including goodwill, if any, is not yet complete and will be finalized upon completion of the analysis of the fair values of the acquired assets and liabilities. The pro forma effect of this purchase was not material to our results of operations.

Basis of Presentation

        The accompanying unaudited interim consolidated financial statements as of March 31, 2011 and 2010 and for the three months then ended have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the rules and regulations of the U.S. Securities and Exchange Commission ("SEC"). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of the Company's management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position for the periods presented. The results for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for the year ending December 31, 2011, or any other period. These financial statements and notes should be read in conjunction with the audited financial statements and notes thereto included in Appendix E to the proxy statement to which this Appendix G is attached for the year ended December 31, 2010.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

        Tree.com's management is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles ("GAAP"). These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: valuation allowance for impaired loans held for sale; loan loss obligations; the fair value of loans held for sale and related derivatives; the recoverability of long-lived assets, goodwill and intangible assets; the determination of income taxes payable and deferred income taxes, including related valuation allowances; restructuring reserves; contingent consideration related to business combinations; various other allowances, reserves and accruals; and assumptions related to the determination of stock-based compensation.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents include cash and short-term, highly liquid money market investments.

Restricted Cash

        Restricted cash and cash equivalents consists of the following (in thousands):

	March 31, 2011	December 31, 2010
Cash in escrow for surety bonds	$5,031	$5,030
Cash in escrow for corporate purchasing card program	800	800
Minimum required balances for warehouse lines of credit	1,925	1,925
Mortgage lending escrow funds	1,770	2,394
Other	407	400

Total restricted cash and cash equivalents	$9,933	$10,549

Recent Accounting Pronouncements

        On January 21, 2010, the FASB amended and Tree.com adopted the accounting standard for fair value measurements and disclosures, which added new requirements for disclosures about transfers into and out of Level 1 and 2 and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. The amendment also clarifies existing fair value disclosures about the level of disaggregation and the inputs and valuation techniques used to measure fair value. This amendment is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. See Note 10 for further information.

NOTE 3—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	March 31, 2011	December 31, 2010
Goodwill	$10,741	$3,632

Intangible assets with indefinite lives	$39,142	$43,242
Intangible assets with definite lives, net	1,871	2,177

Total intangible assets, net	$41,013	$45,419

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—GOODWILL AND INTANGIBLE ASSETS (Continued)

        At March 31, 2011, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$75,453	$(75,300)	$153	5.8
Technology	30,491	(29,949)	542	3.0
Customer lists	7,388	(6,707)	681	3.9
Other	9,009	(8,514)	495	4.4

Total	$122,341	$(120,470)	$1,871

        At December 31, 2010, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$75,453	$(75,288)	$165	5.8
Technology	30,491	(29,838)	653	3.0
Customer lists	7,388	(6,692)	696	3.9
Other	9,009	(8,346)	663	4.1

Total	$122,341	$(120,164)	$2,177

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on March 31, 2011 balances, such amortization for the next five years is estimated to be as follows (in thousands):

Amount
Nine months ending December 31, 2011	$777
Year ending December 31, 2012	410
Year ending December 31, 2013	144
Year ending December 31, 2014	84
Year ending December 31, 2015	60
Thereafter	396

Total	$1,871

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—GOODWILL AND INTANGIBLE ASSETS (Continued)

        The following table presents the balance of goodwill by segment (in thousands):

	LendingTree Loans	Exchanges	Total
Balance as of December 31, 2010
Goodwill	$46,526	$486,720	$533,246
Accumulated impairment losses	(46,526)	(483,088)	(529,614)

	—	3,632	3,632

Goodwill resulting from business combinations	7,109	—	7,109
Balance as of March 31, 2011
Goodwill	53,635	486,720	540,355
Accumulated impairment losses	(46,526)	(483,088)	(529,614)

	$7,109	$3,632	$10,741

        Goodwill acquired in 2011 relates to the acquisition of SurePoint that is discussed in Note 1.

        In connection with closing all of the field offices of RealEstate.com, REALTORS® as described in Note 1, the Company incurred impairment charges totaling $5.0 million in the first quarter of 2011. Trademark impairment totaled $4.1 million and property and equipment impairment totaled $0.9 million. As described in Note 7, in connection with exiting this business, the Company changed its reporting segments. See Note 7 for information regarding the allocation of segment results.

NOTE 4—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	March 31, 2011	December 31, 2010
Computer equipment and capitalized software	$35,258	$36,101
Leasehold improvements	2,352	2,915
Furniture and other equipment	2,994	2,311
Projects in progress	4,085	2,896

	44,689	44,223
Less: accumulated depreciation and amortization	(32,095)	(32,643)

Total property and equipment, net	$12,594	$11,580

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consist of the following (in thousands):

	March 31, 2011	December 31, 2010
Accrued loan loss liability related to loans previously sold	$6,928	$5,459
Loan loss settlement liability related to loans previously sold	300	300
Litigation accruals	4,795	520
Accrued advertising expense	5,823	8,979
Accrued compensation and benefits	5,606	7,247
Accrued professional fees	1,067	1,340
Accrued restructuring costs	1,109	1,199
Derivative liabilities	892	1,634
Customer deposits and escrows	3,870	3,166
Deferred rent	396	482
Other	8,085	8,413

Total accrued expenses and other current liabilities	$38,871	$38,739

        The other category above reflects an earnout payable related to an acquisition, franchise taxes, self-insured health claims and other miscellaneous accrued expenses.

        An additional $13.1 million and $11.5 million of accrued loan loss liability related to loans previously sold is classified in other long term liabilities at March 31, 2011 and December 31, 2010, respectively.

        An additional $1.1 million and $1.2 million of accrued restructuring liability is classified in other long term liabilities at March 31, 2011 and December 31, 2010, respectively.

NOTE 6—WAREHOUSE LINES OF CREDIT

        Borrowings on warehouse lines of credit were $66.5 million and $100.6 million at March 31, 2011 and December 31, 2010, respectively.

        As of March 31, 2011, LendingTree Loans had two committed lines of credit totaling $150.0 million of borrowing capacity. LendingTree Loans also has a $25.0 million uncommitted line with one of these lenders. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid using proceeds from the sales of loans by LendingTree Loans.

        The $50.0 million first line is scheduled to expire on June 29, 2011. This line can be cancelled at the option of the lender without default upon sixty days notice. This first line includes an additional uncommitted credit facility of $25.0 million. This first line is also guaranteed by Tree.com, Inc., LendingTree, LLC and LendingTree Holdings Corp. The interest rate under the first line is the 30-day London InterBank Offered Rate ("LIBOR") or 2.00% (whichever is greater) plus 2.25%. The interest rate under the $25.0 million uncommitted line is the 30-day LIBOR plus 1.50%. LendingTree Loans is also required to sell at least 25% of the loans it originates to the lender under this line or pay a "pair-off fee" of 0.25% on the difference between the required and actual volume of loans sold.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—WAREHOUSE LINES OF CREDIT (Continued)

        The $100.0 million second line is scheduled to expire on October 28, 2011. This line is also guaranteed by Tree.com, Inc., LendingTree, LLC and LendingTree Holdings Corp. The interest rate under this line is the 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.25% to 2.5% for loans being sold to the lender and 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.25% for loans not being sold to the lender.

        Under the terms of these warehouse lines, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include, but are not limited to, maintaining (i) minimum tangible net worth of $25.0 million, (ii) minimum liquidity, (iii) a minimum current ratio, (iv) a maximum ratio of total liabilities to net worth, (v) a maximum leverage ratio, (vi) pre-tax net income requirements and (vii) a maximum warehouse capacity ratio. During the quarter ended March 31, 2011, LendingTree Loans was in compliance with the covenants under these lines.

        The LendingTree Loans business is highly dependent on the availability of these warehouse lines. Although we believe that our existing lines of credit are adequate for our current operations, reductions in our available credit, or the inability to renew or replace these lines, would have a material adverse effect on our business, financial condition and results of operations. Management has determined that it could continue to operate the LendingTree Loans business at a reduced capacity if one, but not both, of the warehouse lines were lost. We intend to renew both of these lines upon expiration.

NOTE 7—SEGMENT INFORMATION

        The overall concept that Tree.com employs in determining its reportable segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the Tree.com businesses, how the businesses are organized as to segment management, and the focus of the Tree.com businesses with regards to the types of products or services offered or the target market.

        In connection with exiting the RealEstate.com, REALTORS® business that is discussed in Notes 1, 3 and 8, the Company re-evaluated its reporting segments based on the continuing operations of the Company. In prior periods, the segments "LendingTree Loans", "Exchanges", "Real Estate" and "Unallocated-Corporate" were presented, which have been changed to "LendingTree Loans" and "Exchanges". The "Exchanges" segment now includes the continuing operations of the previous "Real Estate" segment and the previous "Unallocated—Corporate" segment. Segment results for prior periods have been restated to conform to the new presentation.

        During the third quarter of 2010, the Company changed its accounting policy for inter-segment revenue and inter-segment marketing expense between the LendingTree Loans and Exchanges segments. This change only impacts the individual segment results, and does not impact the consolidated financial results of Tree.com.

        Marketing expense for the Exchanges is primarily related to the building and maintaining of the Company's core brands, using both online and offline spending, and generates leads not only for the Exchanges but for other segments as well. Previously, marketing expense for LendingTree Loans was primarily comprised of inter-segment purchases of leads from the Exchanges, leveraging the LendingTree and GetSmart brands. The Exchanges received inter-segment revenue for the sale of these

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—SEGMENT INFORMATION (Continued)

leads, and that revenue and the related marketing expense at LendingTree Loans would then be eliminated in consolidation of the total Company results.

        The Company now uses a cost sharing approach for these marketing expenses, whereby LendingTree Loans and the Exchanges now share the marketing expense on a pro rata basis, based on the quantity of leads received by each segment. There is no longer inter-segment revenue or inter-segment marketing expense between these two segments related to these leads. Management believes that this cost sharing approach is preferable because it more closely aligns the overall goals of the Company with the goals of segment management, and may ultimately drive the Company to better performance. Segment reporting results for prior periods have been restated to conform to the new presentation.

        Tree.com's primary performance metrics are EBITDA and Adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions, and (7) one-time items, which are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items. These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact to Tree.com's statement of operations of certain expenses, as described above. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—SEGMENT INFORMATION (Continued)

        Summarized information by segment and reconciliation to EBITDA and Adjusted EBITDA is as follows (in thousands):

	For the Three Months Ended March 31, 2011
	LendingTree Loans	Exchanges	Total
Revenue	$19,250	$14,124	$33,374
Cost of revenue (exclusive of depreciation shown separately below)	10,764	1,348	12,112

Gross margin	8,486	12,776	21,262
Operating expenses:
Selling and marketing expense	7,703	15,630	23,333
General and administrative expense	7,145	5,958	13,103
Product development	246	1,289	1,535
Litigation settlements and contingencies	2	4,500	4,502
Restructuring expense	295	94	389
Amortization of intangibles	—	307	307
Depreciation	397	1,179	1,576
Asset impairments	—	5,007	5,007

Total operating expenses	15,788	33,964	49,752

Operating loss	(7,302)	(21,188)	(28,490)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	—	307	307
Depreciation	397	1,179	1,576

EBITDA from continuing operations	(6,905)	(19,702)	(26,607)
Restructuring expense	295	94	389
Non-cash compensation	153	1,148	1,301
Litigation settlements and contingencies	2	4,500	4,502
Asset impairments	—	5,007	5,007

Adjusted EBITDA from continuing operations	$(6,455)	$(8,953)	$(15,408)

Reconciliation to net loss in total:
Operating loss per above			$(28,490)
Other expense, net			(80)

Loss before income taxes			(28,570)
Income tax provision			(265)

Net loss from continuing operations			(28,835)
Loss from discontinued operations, net of tax			(10,660)

Net loss			$(39,495)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—SEGMENT INFORMATION (Continued)

	For the Three Months Ended March 31, 2010
	LendingTree Loans	Exchanges	Total
Revenue	$25,738	$18,986	$44,724
Cost of revenue (exclusive of depreciation shown separately below)	10,274	1,474	11,748

Gross margin	15,464	17,512	32,976
Operating expenses:
Selling and marketing expense	4,895	14,664	19,559
General and administrative expense	4,816	6,582	11,398
Product development	131	1,110	1,241
Litigation settlements and contingencies	16	—	16
Restructuring expense	7	2,603	2,610
Amortization of intangibles	—	943	943
Depreciation	490	884	1,374

Total operating expenses	10,355	26,786	37,141

Operating income (loss)	5,109	(9,274)	(4,165)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	—	943	943
Depreciation	490	884	1,374

EBITDA from continuing operations	5,599	(7,447)	(1,848)
Restructuring expense	7	2,603	2,610
Non-cash compensation	131	963	1,094
Loss on disposal of assets	—	4	4
Litigation settlements and contingencies	16	—	16

Adjusted EBITDA from continuing operations	$5,753	$(3,877)	$1,876

Reconciliation to net loss in total:
Operating loss per above			$(4,165)
Other expense, net			(159)

Loss before income taxes			(4,324)
Income tax provision			(543)

Net loss from continuing operations			(4,867)
Loss from discontinued operations, net of tax			(1,279)

Net loss			$(6,146)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—SEGMENT INFORMATION (Continued)

        Significant components of revenue for the three months ended March 31, 2011 and 2010 are as follows (in thousands):

	Three Months Ended March 31,
	2011	2010
LendingTree Loans:
Origination and sale of loans	$17,309	$23,400
Other	1,941	2,338

Total LendingTree Loans	19,250	25,738

Exchanges:
Match fees	12,627	14,248
Closed loan fees	1,006	3,758
Other	491	980

Total Exchanges	14,124	18,986

Total revenue	$33,374	$44,724

        Total assets by segment at March 31, 2011 and December 31, 2010 are as follows (in thousands):

	March 31, 2011	December 31, 2010
LendingTree Loans	$138,457	$194,244
Exchanges	81,496	78,971
Discontinued Operations	403	9,587

Total	$220,356	$282,802

NOTE 8—DISCONTINUED OPERATIONS

        On March 10, 2011, management of the Company made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment (see Note 7). The Company exited all markets by March 31, 2011. Accordingly, RealEstate.com, REALTORS® is presented as discontinued operations in the accompanying consolidated balance sheet and consolidated statements of operations and cash flows for all periods presented.

        The revenue and net loss for the aforementioned discontinued operations for the applicable periods were as follows (in thousands):

	Three Months Ended March 31,
	2011	2010
Revenue	$1,792	$3,287

Loss before income taxes	$(10,660)	$(1,177)
Income tax provision	—	(102)

Net loss	$(10,660)	$(1,279)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—DISCONTINUED OPERATIONS (Continued)

        Net loss for the three months ended March 31, 2011 includes goodwill disposal charges totaling $8.0 million and restructuring charges totaling $1.9 million. The amount of goodwill allocated to discontinued operations and subsequently disposed of was based on the relative fair values prior to disposition of the business disposed of and the business retained.

        The assets and liabilities of RealEstate.com, REALTORS® reported as discontinued operations as of March 31, 2011 and December 31, 2010 were as follows (in thousands):

	March 31, 2011	December 31, 2010
Current assets	$232	$219

Property and equipment	—	1,215
Goodwill	—	7,967
Other non-current assets	171	186

Non-current assets	171	9,368

Current liabilities	2,381	1,031
Non-current liabilities	282	288

Net assets (liabilities)	$(2,260)	$8,268

NOTE 9—EARNINGS PER SHARE AND STOCK-BASED COMPENSATION

        The following table sets forth the computation of Basic and Diluted earnings per share:

	Three Months Ended March 31,
	2011		2010
	Basic	Diluted	Basic	Diluted
	(In thousands, except per share data)
Numerator:
Loss from continuing operations	$(28,835)	$(28,835)	$(4,867)	$(4,867)
Loss from discontinued operations, net of tax	(10,660)	(10,660)	(1,279)	(1,279)

Net loss available to common shareholders	$(39,495)	$(39,495)	$(6,146)	$(6,146)

Denominator:
Weighted average common shares	10,882	10,882	10,960	10,960

Loss per Share:
Loss from continuing operations	$(2.65)	$(2.65)	$(0.44)	$(0.44)
Loss from discontinued operations, net of tax	(0.98)	(0.98)	(0.12)	(0.12)

Net loss per common share	$(3.63)	$(3.63)	$(0.56)	$(0.56)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—EARNINGS PER SHARE AND STOCK-BASED COMPENSATION (Continued)

        Non-cash compensation expense related to equity awards is included in the following line items in the accompanying consolidated statements of operations for the three months ended March 31, 2011 and 2010 (in thousands):

	Three Months Ended March 31,
	2011	2010
Cost of revenue	$3	$15
Selling and marketing expense	160	68
General and administrative expense	1,042	957
Product development	96	54

Non-cash compensation expense	$1,301	$1,094

        The forms of stock-based awards granted to Tree.com employees are principally restricted stock units ("RSUs"), restricted stock and stock options. RSUs are awards in the form of units, denominated in a hypothetical equivalent number of shares of Tree.com common stock and with the value of each award equal to the fair value of Tree.com common stock at the date of grant. RSUs may be settled in cash, stock or both, as determined by the Compensation Committee at the time of grant. Each stock-based award is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. Certain restricted stock awards also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. Tree.com recognizes expense for all stock-based awards for which vesting is considered probable. For stock-based awards, the accounting charge is measured at the grant date as the fair value of Tree.com common stock and expensed ratably as non-cash compensation over the vesting term. For performance-based awards, the expense is measured at the grant date as the fair value of Tree.com common stock and expensed as non-cash compensation over the vesting period if the performance targets are considered probable of being achieved.

        The amount of stock-based compensation expense recognized in the consolidated statement of operations is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if the actual forfeiture rate differs from the estimated rate.

        A summary of changes in outstanding stock options for the three months ended March 31, 2011 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(In years)	(In thousands)
Outstanding at January 1, 2011	952,669	$9.58
Granted	—	—
Exercised	(5,101)	4.19
Forfeited	(875)	7.46
Expired	(4,173)	7.97

Outstanding at March 31, 2011	942,520	$9.62	6.0	$21

Options exercisable at March 31, 2011	315,756	$12.01	4.6	$21

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—EARNINGS PER SHARE AND STOCK-BASED COMPENSATION (Continued)

        The following table summarizes the information about stock options outstanding and exercisable as of March 31, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding at March 31, 2011	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Exercisable at March 31, 2011	Weighted Average Exercise Price
$.01 to $4.99	7,012	2.24	$2.89	7,012	$2.89
$5.00 to $7.45	11,290	1.77	6.65	11,290	6.65
$7.46 to $9.99	742,780	6.74	8.29	116,016	7.56
$10.00 to $14.99	53,369	2.07	12.24	53,369	12.24
$15.00 to $19.99	81,406	4.15	15.03	81,406	15.03
$20.00 to $24.99	46,663	4.19	20.19	46,663	20.19

	942,520	6.03	$9.62	315,756	$12.01

        Additionally, on April 8, 2011 the Chairman and CEO was granted 153,868 stock options that vest in three equal installments beginning on April 8, 2012. The weighted average exercise price and the weighted average fair value related to these stock options were $5.89 and $2.60, respectively.

        Nonvested RSUs and restricted stock outstanding as of March 31, 2011 and changes during the three months ended March 31, 2011 were as follows:

	RSUs		Restricted Stock
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2011	634,771	$7.53	412,500	$6.80
Granted	297,916	7.47	—	—
Vested	(190,871)	7.17	(137,500)	6.80
Forfeited	(2,672)	7.26	—	—

Nonvested at March 31, 2011	739,144	$7.63	275,000	$6.80

NOTE 10—FAIR VALUE MEASUREMENTS

        Tree.com categorizes its assets and liabilities measured at fair value into a fair value hierarchy that prioritizes the assumptions used in pricing the asset or liability into the following three levels:

  •
  Level 1:    Observable inputs such as quoted prices for identical assets and liabilities in active markets obtained from independent sources.

  •
  Level 2:    Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

  •
  Level 3:    Unobservable inputs for which there is little or no market data and require Tree.com to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the asset or liability.

        LendingTree Loans enters into commitments with consumers to originate loans at a specified interest rate (interest rate lock commitments—"IRLCs"). Tree.com reports IRLCs as derivative instruments at fair value with changes in fair value being recorded in current earnings as a component of revenue from the origination and sale of loans. IRLCs for loans to be sold to investors using a mandatory or assignment of trade ("AOT") method are hedged using "to be announced mortgage-backed securities" ("TBA MBS") and are valued using quantitative risk models. The IRLCs derive their base value from an underlying loan type with similar characteristics using the TBA MBS market which is actively quoted and easily validated through external sources. The most significant data inputs used in this valuation include, but are not limited to, loan type, underlying loan amount, note rate, loan program, and expected sale date of the loan. IRLCs for loans sold to investors on a best efforts basis are hedged using best efforts forward delivery commitments and are valued on an individual loan basis using a proprietary database program. These valuations are based on investor pricing tables stratified by product, note rate and term. The valuation is adjusted at the loan level to consider the servicing release premium and loan pricing adjustments specific to each loan. The Company applies an anticipated loan funding probability based on its own experience to value IRLCs, which results in the classification of these derivatives as Level 3. The value of the underlying loan and the anticipated loan funding probability are the most significant assumptions affecting the valuation of IRLCs. There were no significant changes to the methods and assumptions for valuing IRLCs in the period ended March 31, 2011. At March 31, 2011 and December 31, 2010, there were $301.7 million and $216.6 million, respectively, of IRLCs notional value outstanding.

        Loans held for sale measured at fair value and sold to investors using a mandatory or AOT method are also hedged using TBA MBS and valued using quantitative risk models. The valuation is based on the loan amount, note rate, loan program, and expected sale date of the loan. Loans held for sale measured at fair value and sold to investors on a best efforts basis are hedged using best efforts forward delivery commitments and are valued using a proprietary database program. The best efforts valuations are based on daily investor pricing tables stratified by product, note rate and term. These valuations are adjusted at the loan level to consider the servicing release premium and loan pricing adjustments specific to each loan. Loans held for sale, excluding impaired loans, are classified as Level 2. Loans held for sale measured at fair value that become impaired are transferred from Level 2 to Level 3, as the estimate of fair value is based on the Company's experience considering lien position and current status of the loan. There were no significant changes to the method and assumptions used to estimate the fair value of impaired loans in the period ended March 31, 2011. LendingTree Loans recognizes interest income separately from other changes in fair value.

        Under LendingTree Loans' risk management policy, LendingTree Loans economically hedges the changes in fair value of IRLCs and loans held for sale caused by changes in interest rates by using TBA MBS and entering into best efforts forward delivery commitments. These hedging instruments are recorded at fair value with changes in fair value recorded in current earnings as a component of revenue from the origination and sale of loans. There were no significant changes to the methods and assumptions for valuing hedging instruments in the period ended March 31, 2011. TBA MBS used to hedge both IRLCs and loans are valued using quantitative risk models based primarily on inputs related to characteristics of the MBS stratified by product, coupon, and settlement date. These

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

derivatives are classified as Level 2. Best efforts forward delivery commitments are valued using a proprietary database program using investor pricing tables considering the current base loan price. An anticipated loan funding probability is applied to value best efforts commitments hedging IRLCs, which results in the classification of these contracts as Level 3. The current base loan price and the anticipated loan funding probability are the most significant assumptions affecting the value of the best efforts commitments. The best efforts forward delivery commitments hedging loans held for sale are classified as Level 2, so such contracts are transferred from Level 3 to Level 2 at the time the underlying loan is originated. For the purposes of the tables below, we refer to TBA MBS and best efforts forward delivery commitments collectively as "Forward Delivery Contracts".

        The following presents Tree.com's assets and liabilities that are measured at fair value on a recurring basis at March 31, 2011 and December 31, 2010 (in thousands):

	As of March 31, 2011
	Recurring Fair Value Measurements Using
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Loans held for sale	$—	$71,735	$962	$72,697
Interest rate lock commitments ("IRLCs")	—	—	5,628	5,628
Forward delivery contracts	—	(181)	112	(69)

Total	$—	$71,554	$6,702	$78,256

	As of December 31, 2010
	Recurring Fair Value Measurements Using
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Loans held for sale	$—	$115,024	$884	$115,908
Interest rate lock commitments ("IRLCs")	—	—	5,986	5,986
Forward delivery contracts	—	1,001	3	1,004

Total	$—	$116,025	$6,873	$122,898

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

        The following presents the changes in Tree.com's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended March 31, 2011 and 2010 (in thousands):

	Three Months Ended March 31, 2011
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Balance at January 1, 2011	$5,986	$3	$884
Transfers into Level 3	—	—	335
Transfers out of Level 3	—	(28)	—
Total net gains (losses) included in earnings (realized and unrealized)	15,940	195	(32)
Purchases, sales, and settlements
Purchases(a)	970	(58)	—
Sales	—	—	(220)
Settlements	(3,441)	—	(5)
Transfers of IRLCs to closed loans	(13,827)	—	—

Balance at March 31, 2011	$5,628	$112	$962

(a)
Purchased in conjunction with the acquisition of certain assets of SurePoint.

	Three Months Ended March 31, 2010
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Balance at January 1, 2010	$3,680	$487	$777
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	25	—
Total net gains (losses) included in earnings (realized and unrealized)	21,333	(359)	1
Purchases, sales, and settlements
Purchases	—	—	—
Sales	—	—	—
Settlements	(4,714)	—	(2)
Transfers of IRLCs to closed loans	(14,791)	—	—

Balance at March 31, 2010	$5,508	$153	$776

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

        The following presents the gains (losses) included in earnings for the three months ended March 31, 2011 and 2010 relating to Tree.com's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

	Three Months Ended March 31, 2011
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Total net gains (losses) included in earnings, which are included in revenue from LendingTree Loans	$15,940	$195	$(32)

Change in unrealized gains (losses) relating to assets and liabilities still held at March 31, 2011, which are included in revenue from LendingTree Loans	$4,832	$129	$(99)

	Three Months Ended March 31, 2010
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Total net gains included in earnings, which are included in revenue from LendingTree Loans	$21,333	$(359)	$1

Change in unrealized gains (losses) relating to assets and liabilities still held at March 31, 2010 which are included in revenue from LendingTree Loans	$5,508	$153	$1

        The following table summarizes the Company's derivative instruments not designated as hedging instruments as of March 31, 2011 and December 31, 2010 (in thousands):

	March 31, 2011		December 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest Rate Lock Commitments	Prepaid and other current assets	$5,707	Prepaid and other current assets	$5,991
Forward Delivery Contracts	Prepaid and other current assets	744	Prepaid and other current assets	2,633
Interest Rate Lock Commitments	Accrued expenses and other current liabilities	(79)	Accrued expenses and other current liabilities	(5)
Forward Delivery Contracts	Accrued expenses and other current liabilities	(813)	Accrued expenses and other current liabilities	(1,629)

Total Derivatives		$5,559		$6,990

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

        The gain/(loss) recognized in the consolidated statements of operations for derivatives for the periods ended March 31, 2011 and 2010 was as follows (in thousands):

		Three Months Ended
	Location of Gain/(Loss) Recognized in Income on Derivative	March 31, 2011	March 31, 2010
Interest Rate Lock Commitments	LendingTree Loans revenue	$15,940	$21,333
Forward Delivery Contracts	LendingTree Loans revenue	(904)	(2,073)

Total		$15,036	$19,260

        Tree.com has elected to account for loans held for sale originated on or after January 1, 2008 at fair value. Electing the fair value option allows a better offset of the changes in fair values of the loans and the forward delivery contracts used to economically hedge them without the burden of complying with the requirements for hedge accounting.

        Tree.com did not elect the fair value option on loans held for sale originated prior to January 1, 2008 and on loans that were repurchased from investors on or subsequent to that date. As of March 31, 2011 and December 31, 2010, 20 and 23 such loans, respectively, all of which were impaired, were included in loans held for sale and were carried at the lower of cost or market ("LOCOM") value assessed on an individual loan basis. The market value (or fair value) of these impaired loans at March 31, 2011 and December 31, 2010, measured on a non-recurring basis using significant unobservable inputs (Level 3), was $0.6 million and $0.8 million, respectively. This fair value measurement is management's best estimate of the market value of such loans and considers the lien position and loan status.

        The following presents the difference between the aggregate principal balance of loans held for sale for which the fair value option has been elected and for loans measured at LOCOM as of March 31, 2011 and December 31, 2010 (in thousands):

	As of March 31, 2011
	Loans Held for Sale— Measured at Fair Value	Loans Held for Sale— Measured at LOCOM	Total Loans Held For Sale
Aggregate unpaid principal balance	$71,159	$1,895	$73,054
Difference between fair value and aggregate unpaid principal balance	1,538	—	1,538
Lower of cost or market valuation allowance	—	(1,288)	(1,288)
Deferred loan fees, net of costs	—	(8)	(8)

Loans held for sale	$72,697	$599	$73,296

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

	As of December 31, 2010
	Loans Held for Sale— Measured at Fair Value	Loans Held for Sale— Measured at LOCOM	Total Loans Held For Sale
Aggregate unpaid principal balance	$113,116	$2,290	$115,406
Difference between fair value and aggregate unpaid principal balance	2,792	—	2,792
Lower of cost or market valuation allowance	—	(1,508)	(1,508)
Deferred loan fees, net of costs	—	(9)	(9)

Loans held for sale	$115,908	$773	$116,681

        During the three months ended March 31, 2011 and 2010, the change in fair value of loans held for sale for which the fair value option was elected was a loss of $1.6 million and a gain of $2.0 million, respectively, and is included as a component of LendingTree Loans revenue in the accompanying consolidated statements of operations.

Non-financial assets measured at fair value on a nonrecurring basis

        The Company's non-financial assets, such as goodwill, intangible assets and property and equipment are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized. Such impairment charges incorporate fair value measurements based on Level 3 inputs. See Notes 3 and 8 for discussion of goodwill and intangible asset impairment charges.

NOTE 11—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS

Origination and Sale of Loans

        LendingTree Loans' revenues are primarily derived from the origination and sale of loans. Mortgage loans are funded through warehouse lines of credit and are recorded at fair value. Changes in the fair value of mortgage loans are recorded through revenue prior to the sale of the loans to investors, which typically occurs within thirty days. The gain or loss on the sale of loans is recognized on the date the loans are sold and is based on the difference between the sale proceeds received and the fair value of the loans. The Company sells its loans on a servicing released basis in which the Company gives up the right to service the loans.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

        A summary of the initial unpaid principal balance of loans sold by type of loan for the three months ended March 31, 2011 and 2010 is presented below ($ amounts in millions):

	Three Months Ended March 31,
	2011		2010
	Amount	%	Amount	%
Conforming	$397	74%	$460	77%
FHA	116	21%	110	18%
Jumbo	26	5%	32	5%

Total	$539	100%	$602	100%

Loans Held for Sale

        LendingTree Loans originates all of its residential real estate loans with the intent to sell them in the secondary market. Loans held for sale consist primarily of residential first mortgage loans that are secured by residential real estate throughout the United States.

        The following table represents the loans held for sale by type of loan as of March 31, 2011 and December 31, 2010 ($ amounts in thousands):

	March 31, 2011		December 31, 2010
	Amount	%	Amount	%
Conforming	$54,229	74%	$86,451	74%
FHA and Alt-A	15,898	22%	20,431	18%
Jumbo	2,672	4%	9,129	8%
Subprime	407	—%	580	—%
Home equity	90	—%	90	—%

Total	$73,296	100%	$116,681	100%

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

        The following presents the difference between the aggregate principal balance of loans on nonaccrual status for which the fair value option has been elected and for loans measured at lower of cost or market valuation as of March 31, 2011 and December 31, 2010 (in thousands):

	As of March 31, 2011
	Loans on Nonaccrual— Measured at Fair Value	Loans on Nonaccrual— Measured at LOCOM	Total Loans on Nonaccrual
Aggregate unpaid principal balance	$1,492	$1,895	$3,387
Difference between fair value and aggregate unpaid principal balance	(530)	—	(530)
Lower of cost or market valuation allowance	—	(1,288)	(1,288)
Deferred loan fees, net of costs	—	(8)	(8)

Loans on nonaccrual	$962	$599	$1,561

	As of December 31, 2010
	Loans on Nonaccrual— Measured at Fair Value	Loans on Nonaccrual— Measured at LOCOM	Total Loans on Nonaccrual
Aggregate unpaid principal balance	$1,380	$2,290	$3,670
Difference between fair value and aggregate unpaid principal balance	(496)	—	(496)
Lower of cost or market valuation allowance	—	(1,508)	(1,508)
Deferred loan fees, net of costs	—	(9)	(9)

Loans on nonaccrual	$884	$773	$1,657

        Included within the loans on nonaccrual status are repurchased loans with a net book value of $0.2 million at March 31, 2011 and December 31, 2010. During the three months ended March 31, 2011 and March 31, 2010, LendingTree Loans did not repurchase any loans.

        Real estate properties acquired in satisfaction of loans totaled $0.2 million and $0.1 million, net of estimated selling expenses, at March 31, 2011 and December 31, 2010, respectively, and are included in prepaid and other current assets in the accompanying consolidated balance sheets. The estimated fair values are determined using current real estate market conditions and estimated selling expenses, which are unobservable inputs (Level 3).

Loan Loss Obligations

        LendingTree Loans sells loans it originates to investors on a servicing released basis so the risk of loss or default by the borrower is generally transferred to the investor. However, LendingTree Loans is required by these investors to make certain representations relating to credit information, loan documentation and collateral. These representations and warranties may extend through the contractual

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

life of the mortgage loan. Subsequent to the sale, if underwriting deficiencies, borrower fraud or documentation defects are discovered in individual mortgage loans, LendingTree Loans may be obligated to repurchase the respective mortgage loan or indemnify the investors for any losses from borrower defaults if such deficiency or defect cannot be cured within the specified period following discovery.

        In the case of early loan payoffs and early defaults on certain loans, LendingTree Loans may be required to repay all or a portion of the premium initially paid by the investor. The estimated obligation associated with early loan payoffs and early defaults is calculated based on historical loss experience by type of loan.

        The obligation for losses related to the representations and warranties and other provisions discussed above is initially recorded at its estimated fair value, which includes a projection of expected future losses as well as a market based premium. Because LendingTree Loans does not service the loans it sells, it does not maintain nor have access to the current balances and loan performance data with respect to the individual loans previously sold to investors. Accordingly, the Company is unable to determine, with precision, its maximum exposure under its representations and warranties. However, LendingTree Loans utilizes the original loan balance (before it was sold to an investor), historical and projected loss frequency and loss severity ratios by loan type as well as analyses of losses in process to estimate its exposure to losses on loans previously sold. The Company maintains a liability related to this exposure based, in part, on historical and projected loss frequency and loss severity using its loan loss history (adjusted for recent trends in loan loss experience), the original principal amount of the loans previously sold, the year the loans were sold, and loan type. Accordingly, subsequent adjustments to the obligation, if any, are not made based on changes in the fair value of the obligation, which might include an estimated change in losses that may be expected in the future, but are made once further losses are estimated to be both probable and estimable. As such, given current general industry trends in mortgage loans as well as housing prices, market expectations around losses related to the Company's obligations could vary significantly from the obligation recorded as of the balance sheet date or the range estimated below. In estimating its exposure to loan losses, LendingTree Loans segments its loan sales into four segments based on the extent of the documentation provided by the borrower to substantiate income and/or assets (full or limited documentation) and the lien position of the mortgage in the underlying property (first or second position). Each of these segments has a different loss experience with full documentation, first lien position loans generally having the lowest loss ratios and limited documentation, second lien position loans generally having the highest loss ratios.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

        The following table represents the loans sold for the period shown and the aggregate loan losses through March 31, 2011:

	As of March 31, 2011
Period of Loan Sales	Number of loans sold	Original principal balance	Number of loans with losses	Original principal balance of loans with losses	Amount of aggregate losses
		(in billions)		(in millions)	(in millions)
Three months ended March 31, 2011	2,500	$0.5	0	$0	$0
2010	12,400	2.8	2	0.6	0.1
2009	12,800	2.8	3	0.8	0.1
2008	11,000	2.2	21	4.3	1.1
2007	36,300	6.1	149	20.2	7.0
2006	55,000	7.9	202	23.4	12.7
2005 and prior years	86,700	13.0	87	11.7	4.7

Total	216,700	$35.3	464	$61.0	$25.7

        The pipeline of 97 loan repurchase requests and indemnifications as of March 31, 2011 was considered in determining the appropriate reserve amount. The status of these 97 loans varied from an initial review stage, which may result in a rescission of the request, to in process, where the probability of incurring a loss is high, to indemnification, whereby the Company has agreed to reimburse the purchaser of that loan if and when losses are incurred. The indemnification may have a specific term, thereby limiting the Company's exposure. The original principal amount of these loans is approximately $18.2 million, comprised of approximately 76% full documentation first liens, 3% full documentation second liens, 15% limited documentation first liens, and 6% limited documentation second liens.

        In the fourth quarter of 2009, LendingTree Loans entered into settlement negotiations with two buyers of previously purchased limited documentation loans. The settlement with one buyer was completed in December 2009 and included a payment of $1.9 million related to all second lien loans sold to this buyer, including both full and limited documentation. This amount was not determined on an individual loan basis and is, therefore, not included in the loss amounts disclosed above based on the year such loans were sold. The settlement was included as a charge off to the reserve in 2009. Negotiations with the second buyer were completed in January 2010. This settlement of $4.5 million, which was paid in four equal quarterly installments in 2010, relates to all future losses on limited documentation second lien loans sold to this buyer. LendingTree Loans must also pay an additional amount of up to $0.3 million in conjunction with this settlement since it did not sell a certain volume of loans to this buyer in 2010. This amount is included in the total settlement amount and the estimated settlement payments remaining to be paid. This settlement amount is included as a charge off to the reserve in 2010 and is not included in the table above.

        Based on historical experience, it is anticipated that the Company will continue to receive repurchase requests and incur losses on loans sold in prior years. However, the two settlements discussed above will eliminate future repurchase requests from those buyers for the loan types included in those settlements. As of March 31, 2011, LendingTree Loans estimated the range of remaining

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

possible losses due to representations and warranty issues based on the methodology described above, excluding the $0.3 million settlement remaining to be paid in 2011, as $16 million to $26 million. The Company believes that it has adequately reserved for these losses.

        The activity related to loss reserves on previously sold loans for the three months ended March 31, 2011 and 2010, is as follows (in thousands):

	Three Months Ended March 31,
	2011	2010
Balance, beginning of period	$16,984	$16,985
Provisions	3,250	1,464
Charge offs to reserves(a)	(196)	(5,617)

Balance, end of period	$20,038	$12,832

(a)
The three months ended March 31, 2010 includes a charge off for the amount of the $4.5 million loan loss settlement plus a portion of the $0.3 million additional accrual discussed above. The remaining settlement payment due of $0.3 million is tracked as a liability separate from the loan loss reserve (see table below).

        Based on an analysis of the Company's historical loan loss experience, it has been determined that a portion of the loan losses expected to be made by investors will be made more than twelve months following the initial sale of the underlying loan. Accordingly, the Company has estimated the portion of its loans sold reserve that it anticipates it will be liable for after twelve months and has classified that portion of the reserve as a long-term liability. The liability for losses on previously sold loans is presented in the accompanying consolidated balance sheet as of March 31, 2011 and December 31, 2010 as follows (in thousands):

	As of March 31, 2011	As of December 31, 2010
Current portion related to settlement above, included in accrued expenses and other current liabilities	$300	$300
Other current portion, included in accrued expenses and other current liabilities	6,928	5,459
Long term portion, included in other long-term liabilities	13,110	11,525

Total	$20,338	$17,284

NOTE 12—INCOME TAXES

        For the three months ended March 31, 2011 and 2010, Tree.com recorded a tax provision of $0.3 million and $0.5 million, respectively, which represents effective tax rates of (0.9)% and (12.6)%, respectively. In the first quarter of 2011, the tax rate is lower than the federal statutory rate of 35%

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—INCOME TAXES (Continued)

mainly due to the change in the valuation allowance on deferred tax assets. In the first quarter of 2010, the tax rate was lower than the federal statutory rate of 35% due to the change in the valuation allowance on deferred tax assets and an increase to the FIN 48 reserve.

        Tree.com's unrecognized tax benefits increased by an immaterial amount in the first quarter of 2011. The increase was due to penalty and interest on uncertain tax positions in prior years. Tree.com believes that it is reasonably possible that its remaining unrecognized tax benefits could decrease by approximately $0.06 million within twelve months of the current reporting date due to the expiration of state statute of limitations. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

        For the three months ended March 31, 2011, Tree.com determined that its activity yielded an unusual effective tax rate; therefore, Tree.com utilized the actual year to date effective tax rate for purposes of determining year to date tax expense. This approach is consistent with the three months ended March 31, 2010.

NOTE 13—CONTINGENCIES

        During the three months ended March 31, 2011 and 2010, provisions for litigation settlements and contingencies of $4.5 million and $-0- million, respectively, were recorded in litigation settlements and contingencies in the accompanying consolidated statements of operations. The balance of the related liability was $4.8 million and $0.5 million at March 31, 2011 and December 31, 2010, respectively.

        In the ordinary course of business, Tree.com is a party to various lawsuits. Tree.com establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against Tree.com, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Tree.com, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. It is possible that an unfavorable outcome of one or more of these lawsuits could have a material impact on the liquidity, results of operations, or financial condition of Tree.com. Tree.com also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—RESTRUCTURING CHARGES

        The restructuring charges in 2010 primarily relate to continuing lease obligations on facilities previously used for call center operations, for which management had a plan to exit at December 31, 2009, but the cease-use date did not occur until January 2010. Costs that relate to ongoing operations are not part of restructuring charges. Restructuring charges by segment and type are as follows (in thousands):

	For The Three Months Ended March 31, 2011
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Total
LendingTree Loans	$295	$—	$—	$295
Exchanges	94	—	—	94

Total	$389	$—	$—	$389

	For The Three Months Ended March 31, 2010
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Total
LendingTree Loans	$—	$9	$(2)	$7
Exchanges	47	2,463	93	2,603

Total	$47	$2,472	$91	$2,610

        Restructuring charges and spending against liabilities are as follows (in thousands):

	For The Three Months Ended March 31, 2011
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
Balance, beginning of period	$19	$2,339	$—	$—	$2,358
Restructuring charges	389	—	—	—	389
Payments	(136)	(411)	—	—	(547)
Write-offs	—	—	—	—	—

Balance, end of period	$272	$1,928	$—	$—	$2,200

        At March 31, 2011, restructuring liabilities of $1.1 million are included in accrued expenses and other current liabilities and $1.1 million are included in other long-term liabilities in the accompanying consolidated balance sheet. At December 31, 2010, restructuring liabilities of $1.2 million are included in accrued expenses and other current liabilities and $1.2 million are included in other long-term liabilities in the accompanying consolidated balance sheet. Tree.com does not expect to incur significant additional costs related to the prior restructurings noted above.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—SUBSEQUENT EVENTS

        On May 12, 2011, we entered into an Asset Purchase Agreement with Discover Bank, a wholly-owned subsidiary of Discover Financial Services. The Asset Purchase Agreement provides for the sale of substantially all of the operating assets of our LendingTree Loans segment to Discover Bank.

        Under the terms of the Asset Purchase Agreement, Discover Bank has agreed to pay approximately $55.9 million in cash for the assets, subject to certain adjustments as described in the Asset Purchase Agreement. $35.9 million is due upon the closing of the transaction and $10 million is due on each of the first and second anniversaries of the closing, subject to certain conditions as described in the Asset Purchase Agreement, including maintenance of the LendingTree Exchange and certain financial and operational metrics associated with the LendingTree Exchange business.

        Discover Bank generally will not assume liabilities of the LendingTree Loans business that arose before the closing date. A portion of the initial purchase price payment will be held in escrow pending the discharge of certain liabilities that will remain with us.

        The transaction is subject to various closing conditions, including the receipt of regulatory approvals and loan repurchase proposals for Discover Bank and the approval of our stockholders. Our board of directors has unanimously recommended that our stockholders approve the transaction. Douglas Lebda, our Chairman and Chief Executive Officer, who beneficially owns approximately 20% of our outstanding shares, a subsidiary of Liberty Media Corporation which owns approximately 25% of our outstanding shares, and various funds managed by Second Curve, LLC, which own less than 5% of our outstanding shares, have entered into voting and support agreements with Discover Bank which obligate them to vote in favor of the transaction. The transaction is expected to close by the end of 2011.

        The Asset Purchase Agreement contains customary representations, warranties, covenants and indemnification obligations of the parties.

        The Asset Purchase Agreement also includes covenants of us and Discover Bank. Subject to certain exceptions stated in the Asset Purchase Agreement, we have agreed to operate the LendingTree Loans business in the ordinary course and to maintain certain operational and financial metrics until the closing of the transaction. Our covenants include requirements to maintain personnel in our LendingTree Loans business, to maintain certain quality thresholds for our loan pipeline, to maintain warehouse line capacity and compliance with our warehouse lending agreement, and subject to certain exceptions, not to introduce new loan products without Discover Bank's consent. If the requirements of these covenants are not met, Discover Bank has the option to terminate the Asset Purchase Agreement. Subject to certain exceptions, we have also agreed not to solicit or initiate discussion with third parties regarding other proposals to acquire the assets of the LendingTree Loans business or substantial equity interests in our company, and to certain restrictions on our ability to respond to or accept any such proposals.

        The Asset Purchase Agreement also includes customary termination provisions, including that each of our company and Discover Bank may terminate the Asset Purchase Agreement if the other party has materially breached any representation, warranty or covenant contained in the Asset Purchase Agreement and failed to cure such breach, if our stockholders do not approve the transaction or if the closing has not occurred within 150 days from the signing (subject to certain extensions for up to 150 additional days). Discover Bank may terminate the Asset Purchase Agreement if our board of directors determines, after considering any modified proposals from Discover Bank, to change its

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—SUBSEQUENT EVENTS (Continued)

recommendation to our stockholders because a failure to do so would constitute a breach of its fiduciary duties, or if we materially breach our non-solicitation obligations or our obligation to hold a meeting of our stockholders to approve the transaction. If the Asset Purchase Agreement is terminated under certain circumstances, including due to a change of recommendation by our board of directors, we will be required to pay Discover Bank a termination fee of $2.2 million. If Discover Bank does not complete the acquisition as a result of its inability to obtain proposals for loan purchase arrangements that are customary for a bank that is similarly situated to Discover Bank, Discover Bank will be required to pay us a termination fee of $5 million.

        We have also agreed to perform certain services to Discover Bank in connection with its mortgage origination business for a two-year term commencing on the date of entry into the Asset Purchase Agreement. Discover Bank has also agreed to be a participating lender in the LendingTree Network following the closing of the acquisition.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following is a statement of the expenses previously incurred and to be incurred by the Registrant in connection with the distribution of the securities registered under this registration statement. Such fees and expenses represent both those incurred in connection with the original Registration Statement on Form S-1 declared effective by the SEC on August 8, 2008, Post-Effective Amendment No. 1 declared effective by the SEC on September 9, 2008, Post-Effective Amendment No. 2 declared effective by the SEC on May 18, 2009, Pos-Effective Amendment No. 3 declared effective by the SEC on May 14, 2010 and this Post-Effective Amendment No. 4.

Item	Amount*
SEC Registration Fee	$9.61
Printing Fees and Expenses	100,000
NASDAQ Listing Fee	100,000
Legal Fees and Expenses	270,000
Accounting Fees and Expenses	40,000
Miscellaneous	—

Total	$510,009.61

*
All fees are estimates except SEC registration fee and NASDAQ listing fee.

Item 14.    Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a "derivative action"), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our Amended and Restated Certificate of Incorporation provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

  •
  any breach of the director's duty of loyalty to the Company or its stockholders;

  •
  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

  •
  any transaction from which the director derived an improper personal benefit.

        Our Amended and Restated By-laws provide that, to the fullest extent authorized by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of the Company, or by reason of the fact such person, or a person of whom he or she is the legal representative is or was serving, at the Company's request, as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company. To the extent authorized by the DGCL, the Company will indemnify such persons against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in connection with such service. Any amendment of these provisions will not reduce the indemnification obligations of the Company relating to actions taken before such amendment.

        We maintain a directors' and officers' liability insurance policy insuring our directors and officers against certain liabilities and expenses incurred by them in their capacities as such and insuring us, under certain circumstances, in the event that indemnification payments are made by us to such directors and officers.

Item 15.    Recent Sales of Unregistered Securities

        On February 8, 2009 we entered into a stock purchase agreement with Douglas R. Lebda, our Chairman and Chief Executive Officer, pursuant to which we agreed to sell 935,000 shares of common stock to Mr. Lebda at a purchase price of $3.91 per share for an aggregate purchase price of $3,655,850. The purchase price represents the closing market price of the common stock on the day prior to the execution of the stock purchase agreement. The purchase and sale of the 935,000 shares of common stock was effected in two equal installments on February 10, 2009 and April 9, 2009. The shares were initially subject to certain vesting provisions that entitled the Company to repurchase Mr. Lebda's unvested shares in certain circumstances. However, the Company relinquished these rights on February 25, 2010. The issuance of the common stock to Mr. Lebda was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 16.    Exhibits and Financial Statement Schedules

        The exhibits listed in the accompanying Index to Exhibits are filed or incorporated by reference as a part of this Registration Statement.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A under the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (6)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on August 3, 2011.

TREE.COM, INC.
By:	/s/ DOUGLAS LEBDA Douglas Lebda Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated, in each case on August 3, 2011:

Signature	Title

/s/ DOUGLAS LEBDA Douglas Lebda	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
/s/ CHRISTOPHER R. HAYEK Christopher R. Hayek	Senior Vice President and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)
Peter Horan	Director
* W. Mac Lackey	Director
* Joseph Levin	Director
* Patrick McCrory	Director

Signature	Title

* Lance Melber	Director
* Steve Ozonian	Director

*By	/s/ CHRISTOPHER R. HAYEK Christopher R. Hayek	Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit Number	Description	Location
2.1	Form of Separation and Distribution Agreement by and among HSN, Inc., Interval Leisure Group, Inc., Ticketmaster, Tree.com, Inc. and IAC/InterActiveCorp.	Exhibit 2.1 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
2.2
	Asset Purchase Agreement dated November 15, 2010 by and among Home Loan Center, Inc., First Residential Mortgage Network, Inc. dba SurePoint Lending, and the shareholders of First Residential Mortgage Network named therein.**	Exhibit 2.1 to Registrant's Current Report on Form 8-K filed November 16, 2010.
2.3	First Amendment to Asset Purchase Agreement dated March 14, 2011 by and among HLC, SurePoint and the Shareholders.	Exhibit 2.1 to Registrant's Current Report on Form 8-K filed March 21, 2011.
2.4	Second Amendment to Asset Purchase Agreement dated March 15, 2011 by and among HLC, SurePoint and the Shareholders.**	Exhibit 2.2 to Registrant's Current Report on Form 8-K filed March 21, 2011.
2.5	Asset Purchase Agreement dated May 12, 2011 by and among Tree.com, Inc., Home Loan Center, Inc., LendingTree, LLC, HLC Escrow, Inc. and Discover Bank.**	Exhibit 2.1 to Registrant's Current Report on Form 8-K filed May 16, 2011.
2.6
	Form of Assignment and Assumption Agreement in connection with the Asset Purchase Agreement dated May 12, 2011 by and among Tree.com, Inc., Home Loan Center, Inc., LendingTree, LLC, HLC Escrow, Inc. and Discover Bank.	Exhibit 2.2 to Registrant's Current Report on Form 8-K filed May 16, 2011.
2.7	Form of Bill of Sale in connection with the Asset Purchase Agreement dated May 12, 2011 by and among Tree.com, Inc., Home Loan Center, Inc., LendingTree, LLC, HLC Escrow, Inc. and Discover Bank.	Exhibit 2.3 to Registrant's Current Report on Form 8-K filed May 16, 2011.
3.1	Amended and Restated Certificate of Incorporation of Tree.com, Inc.	Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
3.2	Amended and Restated By-laws of Tree.com, Inc.	Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
5.1	Opinion of General Counsel of IAC/ InterActiveCorp regarding legality of securities being issued.	Exhibit 5.1 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.

Exhibit Number	Description	Location
5.2	Opinion of K&L Gates LLP regarding legality of securities being issued.	Exhibit 5.2 to Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed May 6, 2009.
10.1	Tax Sharing Agreement, dated as of August 20, 2008, by and among IAC/InterActiveCorp, HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.2	Employee Matters Agreement, dated as of August 20, 2008, by and among IAC/InterActiveCorp, HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc.	Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.3	Transition Services Agreement, dated as of August 20, 2008, by and among IAC/InterActiveCorp, HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc.	Exhibit 10.4 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.4	Registration Rights Agreement, dated as of August 20, 2008, among Tree.com, Inc., Liberty Media Corporation and Liberty USA Holdings, LLC.	Exhibit 10.5 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.5	Spinco Assignment and Assumption Agreement, dated as of August 20, 2008, among IAC/InterActiveCorp, Tree.com, Inc., Liberty Media Corporation and Liberty USA Holdings, LLC.	Exhibit 10.6 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.6	Employment Agreement between Robert L. Harris and LendingTree, LLC, dated as of June 30, 2008.*	Exhibit 10.5 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.7
	Amended and Restated Restricted Share Grant and Shareholders' Agreement, dated as of July 7, 2003, by and among Forest Merger Corp., LendingTree, Inc., InterActiveCorp and the Grantees named therein, as amended (filed as Exhibit 99.4 to Amendment No. 1 to IAC/InterActiveCorp's Registration Statement on Form S-4 (SEC File No. 333-105876) filed on July 10, 2003 and incorporated herein by reference).*	Exhibit 10.8 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.8	Correspondent Loan Purchase Agreement, dated as of April 26, 2004, between CitiMortgage, Inc. and Home Loan Center, Inc.	Exhibit 10.9 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.9	Loan Purchase Agreement, dated as of April 16, 2002, between Countrywide Home Loans, Inc. and Home Loan Center, Inc.	Exhibit 10.10 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.

Exhibit Number	Description	Location
10.10	Second amended and restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan.*	Exhibit 10.2 to the Registrant's current report on Form 8-K filed May 1, 2009.
10.11
	Warehousing Credit Agreement, dated as of November 26, 2007, by and among Home Loan Center, Inc. d/b/a LendingTree Loans, National City Bank and National City Bank in its capacity as Agent for the Banks (as defined therein).	Exhibit 10.12 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.12
	Second Amendment to Warehousing Credit Agreement, made and entered into as of the 12th day of December, 2008, and to be effective as of the 30th day of December, 2008, by and among Home Loan Center, Inc. d/b/a LendingTree Loans, National City Bank and National City Bank in its capacity as Agent for the Banks (as defined therein).	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed December 17, 2008.
10.13	Master Repurchase Agreement, dated as of January 25, 2008, by and among Countrywide Bank, FSB and Home Loan Center, Inc. (the "Master Repurchase Agreement").	Exhibit 10.13 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.14	Notice, dated June 25, 2008, issued by Countrywide Warehouse Lending, regarding certain amendments to the Master Repurchase Agreement.	Exhibit 10.14 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.15	Amendment to Master Repurchase Agreement No. 1 made and entered into as of February 23, 2009 by and between the Warehouse Lending Division of Countrywide Bank, FSB and Home Loan Center, Inc.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed February 27, 2009.
10.16	Deferred Compensation Plan for Non-Employee Directors.*	Exhibit 10.15 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.17	Employment Agreement between Matt Packey and LendingTree, LLC, dated as of August 3, 2008.*	Exhibit 10.16 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.18	Employment Agreement between Douglas R. Lebda and IAC/InterActiveCorp, dated as of January 7, 2008.*	Exhibit 10.6 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.19	Amendment No. 1 to Employment Agreement between Douglas R. Lebda and IAC/InterActiveCorp, dated as of August 15, 2008.*	Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed August 20, 2008.

Exhibit Number	Description	Location
10.20	Restricted Share Grant and Stockholder's Agreement, dated as of August 15, 2008, by and among IAC/InterActiveCorp, LendingTree Holdings Corp. and Douglas R. Lebda, together with Exhibit A thereto, Amended and Restated Certificate of Incorporation of LendingTree Holdings Corp.*	Exhibits 99.2 and 99.3 to the Registrant's Current Report on Form 8-K filed August 20, 2008.
10.21	Stock Purchase Agreement, dated February 8, 2009, between Tree.com, Inc. and Douglas R. Lebda*	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed February 11, 2009.
10.22	Amendment No. 2 to the Employment Agreement between Douglas R. Lebda and Tree.com, Inc.*	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed March 27, 2009.
10.23	Amendment No. 1 to the Employment Agreement between Robert Harris and Tree.com, Inc.*	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed March 27, 2009.
10.24	Amendment No. 1 to the Employment Agreement between Matthew Packey and Tree.com, Inc.*	Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed March 27, 2009.
10.25	Form of Notice of Restricted Stock Unit Award*	Exhibit 10.4 to the Registrant's Current Report on Form 8-K filed March 27, 2009.
10.26	Form of Restricted Stock Award*	Exhibit 10.5 to the Registrant's Current Report on Form 8-K filed March 27, 2009.
10.27	Form of Notice of Stock Option Award*	Exhibit 10.6 to the Registrant's Current Report on Form 8-K filed March 27, 2009.
10.28	Option Cancellation Agreement, made and entered into as of the 28th day of April, 2009, by and between Tree.com, Inc. and Douglas R. Lebda*	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed May 1, 2009.
10.29	Early Purchase Program Addendum to Loan Purchase Agreement, made and entered into as of May 1, 2009 by and between Bank of America, N.A. and Home Loan Center, Inc.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed May 6, 2009.
10.30	Master Repurchase Agreement, made and entered into as of May 1, 2009, by and between Bank of America , N.A. and Home Loan Center, Inc.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed May 6, 2009.
10.31	Transactions Terms Letter for Master Repurchase Agreement, made and entered into as of May 1, 2009, by and between Bank of America, N.A. and Home Loan Center, Inc.	Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed May 6, 2009.

Exhibit Number	Description	Location
10.32	Master Repurchase Agreement dated as of October 30, 2009, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed October 30, 2009.
10.33	Side Letter dated October 30, 2009 regarding the Master Repurchase Agreement between JPMorgan Chase Bank, and Home Loan Center, Inc.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed October 30, 2009.
10.34
	Third Amendment to Warehousing Credit Agreement, made and entered into as of the 18th day of December, 2009, and to be effective as of the 29th day of December, 2009, by and among Home Loan Center, Inc. d/b/a LendingTree Loans PNC Bank, National Association, successor to National City Bank, its capacity as Agent for the Banks (as defined therein)	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed December 23, 2009.
10.35
	Fourth Amendment to Warehousing Credit Agreement, made and entered into as of February 15, 2010 by and among Home Loan Center, Inc. d/b/a LendingTree Loans, PNC Bank, National Association (successor to National City Bank) and PNC Bank, National Association (successor to National City Bank), in its capacity as Agent for the Banks (as defined therein).	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed February 19, 2010.
10.36	Amendment No. 1 to Stock Purchase Agreement between Tree.com, Inc. and Douglas R. Lebda, dated May 10, 2010*	Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010.
10.37	Amendment No. 3 to the Employment Agreement between Douglas R. Lebda and Tree.com, Inc., dated May 10, 2010*	Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010.
10.38	Form of Amendment to Restricted Stock Awards for Douglas R. Lebda*	Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010.
10.39	Employment Agreement by and between David Norris and LendingTree, LLC, dated June 30, 2008*	Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010.
10.40	Amendment to Employment Agreement between David Norris and Tree.com, Inc., dated December 3, 2009*	Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010.
10.41	Amendment No. 2 to Employment Agreement between David Norris and Tree.com, Inc., dated May 10, 2010*	Exhibit 10.7 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010.

Exhibit Number	Description	Location
10.42	Severance Agreement between Greg Hanson, RealEstate.com and Tree.com, dated April 22, 2009*	Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010.
10.43	Change in Control Letter from Tree.com, Inc. to Greg Hanson, dated March 26, 2010*	Exhibit 10.9 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010.
10.44	Confidential Severance Agreement and Release by and between Robert L. Harris and Tree.com, Inc., dated March 2, 2010*	Exhibit 10.10 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010.
10.45	Form of Restricted Stock Award Agreement*	Exhibit 10.11 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010.
10.46	Form of Notice of Restricted Stock Unit Award*	Exhibit 10.12 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010.
10.47	Form of Notice of Stock Option Award*	Exhibit 10.13 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010.
10.48	Amendment No. 1 to Transactions Term Letter, made and entered into as of April 28, 2010 by and between Home Loan Center, Inc. d/b/a LendingTree Loans and Bank of America	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed April 30, 2010.
10.49	Amendment No. 1 to the Stock Option Award Agreement between Douglas R. Lebda and Tree.com, Inc., dated May 10, 2010*	Exhibit 10.15 to the Registrant's Quarterly Report on Form 10-Q filed May 12, 2010.
10.50	Amendment No. 1 to Transactions Term Letter, made and entered into as of April 28, 2010 by and between Home Loan Center, Inc. d/b/a LendingTree Loans and Bank of America	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed April 30, 2010.
10.51	Severance Agreement between Tree.com, Inc. and Matthew Packey, dated May 10, 2010*	Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q filed August 3, 2010.
10.52	Letter Agreement between Tree.com, Inc. and Christopher Hayek, dated June 28, 2010*	Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q filed August 3, 2010.
10.53	Amendment No. 1 to Early Purchase Program Addendum to Loan Purchase Agreement, dated July 15, 2010, by and among Bank of America, N.A. and Home Loan Center, Inc.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed July 21, 2010.
10.54	Mandatory Forward Loan Volume Commitment, dated July 15, 2010, by and among Bank of America, N.A. and Home Loan Center, Inc.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed July 21, 2010.

Exhibit Number	Description	Location
10.55	Transaction Terms Letter for Master Repurchase Agreement, dated July 15, 2010, by and among Bank of America, N.A. and Home Loan Center, Inc.	Exhibit 10.4 to the Registrant's Current Report on Form 8-K filed July 21, 2010.
10.56	Amendment No. 3 to Master Repurchase Agreement, dated July 22, 2010, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed July 28, 2010.
10.57	Amendment No. 4 to Master Repurchase Agreement, dated as of October 29, 2010 by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed October 25, 2010.
10.58	Second Amendment to Side Letter dated as of October 29, 2010 with respect to the Home Loan Center, Inc. warehouse facility with JPMorgan Chase Bank, N.A.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed October 25, 2010.
10.59	Share Exchange Agreement dated August 30, 2010, between Tree.com, Inc. and Douglas R. Lebda*	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed September 1, 2010.
10.60	Amendment No. 1 to the Restricted Share Grant and Stockholder's Agreement, dated August 30, 2010 between Tree.com, Inc., LendingTree Holdings Corp. and Douglas R. Lebda*	Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q filed November 12, 2010.
10.61	Amendment No. 3 to the Master Repurchase Agreement, dated July 22, 2010, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed July 28, 2010.
10.62	Employment Agreement between Tree.com, Inc. and Steven Ozonian, dated October 31, 2010*	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed November 1, 2010.
10.63	Amended and Restated Employment Agreement by and between Tree.com, Inc. and Douglas R. Lebda, dated October 26, 2010*	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed November 1, 2010.
10.64	Letter Agreement dated as of January 24, 2011 by and between RealEstate.com, Inc. and Steven Ozonian*	Exhibit 10.66 to Registrant's Annual Report on Form 10-K filed February 28, 2011.
10.65	Award Letter between Greg Hanson and Tree.com BU Holding Company, Inc. dated January 28, 2011*	Exhibit 10.1 to Registrant's Current Report on Form 8-K filed February 3, 2011.
10.66	Standard Terms and Conditions to Restricted Stock Award Letters of Tree.com BU Holding Company, Inc.*	Exhibit 10.2 to Registrant's Current Report on Form 8-K filed February 3, 2011.

Exhibit Number	Description	Location
10.67	Amendment No. 5 to Master Repurchase Agreement, dated March 31, 2011, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.1 to Registrant's Current Report on Form 8-K filed April 6, 2011.
10.68	Third Amendment to Side Letter, dated March 31, 2011, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.2 to Registrant's Current Report on Form 8-K filed April 6, 2011.
10.69	Confidential Severance Agreement and Release, dated March 31, 2011, by and between Tree.com, Inc. and Steven Ozonian	Exhibit 10.3 to Registrant's Current Report on Form 8-K filed April 6, 2011.
10.70	Form of Voting and Support Agreement of Douglas R. Lebda	Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed May 16, 2011.
10.71	Form of Voting and Support Agreement of Liberty Media Corporation	Exhibit 99.2 to the Registrant's Current Report on Form 8-K filed May 16, 2011.
10.72	Form of Voting and Support Agreement of Second Curve, LLC	Exhibit 99.3 to the Registrant's Current Report on Form 8-K filed May 16, 2011.
10.73	Escrow Agreements Terms in connection with the Asset Purchase Agreement dated May 12, 2011 by and among Tree.com, Inc., Home Loan Center, Inc., LendingTree, LLC, HLC Escrow, Inc. and Discover Bank†	Exhibit 2.4 to the Registrant's Current Report on Form 8-K filed May 16, 2011.
10.74	Amendment No. 6 to Master Repurchase Agreement, dated as of June 29, 2011, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed July 6, 2011.
10.75	Fourth Amendment to Side Letter, dated as of June 29, 2011, with respect to the Home Loan Center, Inc. warehouse facility with JPMorgan Chase Bank, N.A.	Form 10.2 to the Registrant's Current Report on Form 8-K filed July 6, 2011.
10.76
	Amendment No. 1 to Transaction Terms Letter dated as of June 29, 2011, which supplements that certain Master Repurchase Agreement dated as of May 1, 2009 by and between Home Loan Center, Inc. and Bank of America, N.A.	Form 10.3 to the Registrant's Current Report on Form 8-K filed July 6, 2011.
10.77
	Amendment No. 2 to Transactions Terms Letter dated as of July 12, 2011, which supplements that certain Master Repurchase Agreement dated as of May 1, 2009 by and between Home Loan Center, Inc. and Bank of America, N.A.	Form 10.1 to the Registrant's Current Report on Form 8-K filed July 15, 2011.

Exhibit Number	Description	Location
10.78	Amendment No. 2 to Early Purchase Program Addendum to Loan Purchase Agreement dated as of July 12, 2011, which supplements that certain Loan Purchase Agreement by and between Bank of America, N.A. and Home Loan Center, Inc. dated April 16, 2002.	Form 10.2 to the Registrant's Current Report on Form 8-K filed July 15, 2011.
21.1	Subsidiaries of Tree.com, Inc.	Exhibit 21.1 to the Registrant's Annual Report on Form 10-K filed February 28, 2011.
23.1	Consent of Deloitte & Touche LLP	Filed herewith.
23.2	Consent of General Counsel of IAC/InterActiveCorp	Included in Exhibit 5.1 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
23.3	Consent of K&L Gates LLP	Included in Exhibit 5.2 to Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed May 6, 2009.

*
Reflects management contracts and management and director compensatory plans.

**
The schedules (and similar attachments) in this exhibit have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules (and similar attachments) is contained in the agreement. The Company agrees to furnish a supplemental copy of any omitted schedule (or similar attachment) to the Securities and Exchange Commission upon request.

†
Confidential treatment has been requested for portions of this exhibit.